UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.        )

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NXP Semiconductors N.V.

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NOTICE OF AND AGENDA FOR 2021

ANNUAL GENERAL MEETING OF SHAREHOLDERS

April 5, 2021

Dear Shareholders:

I invite you to attend the 2021 Annual General Meeting of Shareholders (the “Annual General Meeting” or “AGM”) of NXP Semiconductors N.V. (“we,” “us,” “our” or the “Company”), which will be held on Wednesday, May 26, 2021 at 2:00 p.m. Central European Time. As part of our precautions regarding the coronavirus or COVID-19, the meeting will be held as a virtual meeting with the ability for shareholders to attend virtually via live audio webcast accessible at investors.nxp.com. We will publish any updates to our meeting protocols to investors.nxp.com and issue a press release.

At the Annual General Meeting, we will discuss, and the Company’s shareholders will vote on, the following items of business:

Item 1	Adoption of the 2020 statutory annual accounts

Item 2	Discharge the members of the Company’s Board of Directors (the “Board”) for their responsibilities in the financial year ended December 31, 2020

Item 3	Re-appointment of the ten current directors and appointment of two new directors named in this proxy statement

Item 4	Authorization of the Board to issue ordinary shares of the Company (“ordinary shares”) and grant rights to acquire ordinary shares

Item 5	Authorization of the Board to restrict or exclude pre-emption rights accruing in connection with an issue of shares or grant of rights

Item 6	Authorization of the Board to repurchase ordinary shares

Item 7	Authorization of the Board to cancel ordinary shares held or to be acquired by the Company

Item 8	Approval of the amended remuneration of the non-executive members of the Board

Item 9	Non-binding, advisory vote to approve Named Executive Officer compensation

In addition to the above voting items we will have a discussion of the implementation of the remuneration policy for our Board, and a discussion of the dividend and reservation policy. We will also consider any other business that properly comes before the Annual General Meeting. None of the proposals require the approval of any other proposal to become effective. We intend that this notice of the Annual General Meeting and the accompanying proxy materials will first be made available on our website on or about April 6, 2021 and will begin mailing to our shareholders on or about April 9, 2021.

At the Annual General Meeting we will also present the consolidated financial statements and independent auditors’ report for the fiscal year ended December 31, 2020. If any other matters properly come before the Annual General Meeting the persons named in the proxy card will vote in their discretion the shares represented by all properly executed proxies. In accordance with Dutch corporate law and our Articles of Association, the record date for determining those shareholders entitled to notice of, and to vote at, the Annual General Meeting has been set at April 28, 2021.

NOTICE OF AND AGENDA FOR 2021

ANNUAL GENERAL MEETING OF SHAREHOLDERS (continued)

YOUR VOTE IS VERY IMPORTANT. Please read this proxy statement and the accompanying proxy materials. Whether or not you plan to attend the Annual General Meeting, please submit your proxy card or voting instructions as soon as possible.

By order of the Board of Directors of NXP Semiconductors N.V.,

Jennifer B. Wuamett

Secretary

Eindhoven, The Netherlands

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 26, 2021

This proxy statement and the accompanying proxy card are first being made available on or about April 5, 2021. This proxy statement and our 2020 Annual Report on Form 10-K and the 2020 Statutory Annual Report are available on our website at investors.nxp.com by clicking “Corporate Governance”, then “Annual Meeting”.

We Strongly Encourage You to Sign Up For Electronic Delivery of Proxy Materials

Shareholders may request proxy materials be delivered to them electronically by enrolling at https://enroll.icsdelivery.com/nxpi. Not only will this result in faster delivery of the documents but also allows our shareholders to join us in our efforts to support a sustainable future and mitigate our impact on the environment.

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TABLE OF CONTENTS (continued)

ii

TABLE OF CONTENTS (continued)

FUTURE SHAREHOLDER PROPOSALS AND NOMINATIONS FOR THE 2022 ANNUAL GENERAL MEETING	76

OTHER MATTERS	76

APPENDIX A: Reconciliation of Non-GAAP Measures	A-1

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GENERAL INFORMATION

The Board of Directors (the “Board”) of NXP Semiconductors N.V. (“we”, “our”, “us”, “NXP” or the “Company”) is providing these proxy materials to you in connection with the Board’s solicitation of proxies to be voted on at NXP’s Annual General Meeting of Shareholders (the “Annual General Meeting” or the “AGM”) on Wednesday, May 26, 2021. We are requesting your vote on the proposals described in this proxy statement.

NXP will pay the entire cost of soliciting proxies. Our directors, officers and employees, without additional compensation, may solicit proxies or votes in person, by telephone or by electronic communication. We may also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to beneficial owners of NXP’s common shares, €0.20 par value (the “common shares” or “ordinary shares”). In addition, we have retained Mackenzie Partners, Inc. to assist in the solicitation of proxies for a fee of $18,500 plus reasonable expenses.

All shareholders as of the close of business on April 28, 2021 (the “Record Date”) are authorized to attend the Annual General Meeting and all of NXP’s outstanding common shares owned as of the Record Date may be voted. As of March 22, 2021, there were 275,746,827 common shares issued and outstanding and there were no other voting securities outstanding.

In view of the coronavirus (COVID-19) pandemic and in accordance with the Dutch Temporary Act COVID-19 Justice and Safety, we will hold the AGM virtually only. Shareholders who wish to vote at the AGM will need to vote their shares prior to the AGM. We refer you to the section “Voting Procedures” for more details on how to exercise your shareholder voting rights.

To allow shareholders to follow the proceedings of the AGM, we will provide a live audio webcast accessible at investors.nxp.com. Questions related to the agenda of the AGM can be submitted via email at nxp.agm@nxp.com before May 23, 2021, 10:00 p.m. CET (4:00 p.m. EST). We aim to answer all the submitted questions prior to or during the meeting.

These proxy materials include this proxy statement and NXP’s 2020 Annual Report on Form 10-K for the year ended December 31, 2020, as filed with the U.S. Securities and Exchange Commission (“SEC”).

The Board recommends that you vote your shares as follows:

•	“For” the adoption of the 2020 statutory annual accounts as described in Item 1;

•	“For” the discharge of members of the Board for their responsibilities in the financial year 2020 as described in Item 2;

•	“For” the re-appointment of the current ten directors and appointment of two new directors listed in Item 3 to the Board;

•	“For” the authorization of the Board to issue ordinary shares of the Company and grant rights to acquire ordinary shares as described in Item 4;

•	“For” the authorization of the Board to restrict or exclude pre-emption rights accruing in connection with an issue of shares or grant of rights as described in Item 5;

•	“For” the authorization of the Board to repurchase ordinary shares as described in Item 6;

•	“For” the authorization of the Board to cancel ordinary shares held or to be acquired by the Company as described in Item 7;

•	“For” the approval of the amended remuneration of the non-executive members of the Board as described in Item 8; and

•	“For” the approval, on a non-binding, advisory basis, of the compensation of our Named Executive Officers as described in Item 9.

VOTING PROCEDURES

Beneficial Owners

If your shares are held in a stock brokerage account or by a bank, trustee or other nominee, which we refer to as your “broker,” you are considered to be the beneficial owner of these shares, and these proxy materials are being forwarded to you by your broker. As the beneficial owner, you have the right to direct your broker how to vote on your behalf, and you are also invited to virtually attend the Annual General Meeting. Your broker will send you a voting instruction form to direct the broker how to vote your shares. The majority of our shareholders are beneficial owners (i.e., hold their shares through a broker rather than directly in their own name). Please refer to the voting instruction form provided by your broker for specific voting procedures.

Shareholders of Record

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Co., you are considered to be the shareholder of record with respect to those shares and these proxy materials are being sent to you by us. As the shareholder of record, you have the right to vote your proxy directly to NXP by submitting a written proxy or voting instruction at the Annual General Meeting. If you request printed copies of the proxy materials by mail, you will receive a proxy card. Please refer to the summary voting instructions and those included on your proxy card.

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Internet—You may vote by proxy on the Internet until 4:00 p.m. Eastern Time (10:00 p.m. Central European Time) on May 25, 2021. The website for Internet voting is http://www.proxyvote.com. Easy-to-follow prompts allow you to vote your shares and confirm that your instructions have been properly recorded. If you vote on the Internet, you can request electronic delivery of future proxy materials.

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Telephone—You may vote by proxy until 4:00 p.m. Eastern Time (10:00 p.m. Central European Time) on May 25, 2021 by using the toll-free number listed on your proxy card. Easy-to-follow prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

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Mail—Mark, sign and date your proxy card and mail it to the address listed on the card or NXP at High Tech Campus 60, 5656 AG, Eindhoven, The Netherlands. In order for your vote to be counted, we must receive your proxy card no later than two days before the Annual General Meeting.

Revocability of Proxy

If you are a beneficial owner of shares, please refer to the instructions provided by your broker regarding how to change your vote.

If you are a shareholder of record, you may revoke a proxy given to a representative of NXP in any of the following ways:

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by sending a written notice of revocation to NXP at High Tech Campus 60, 5656 AG Eindhoven, The Netherlands; Attention: Secretary, which notice must be received before shares of such shareholder are voted at the Annual General Meeting; or

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by properly submitting a later-dated, new proxy, which must be received before shares of such shareholder are voted at the Annual General Meeting (in which case only the later-dated proxy is counted and the earlier proxy is revoked).

General Matters

Pursuant to Dutch law, (i) common shares which are represented by “broker non-votes” (i.e. common shares held by brokers which are represented at the Annual General Meeting but which the broker is not empowered to vote on a particular proposal) and (ii) common shares represented at the Annual General Meeting, but which abstain from voting on any matter, are not included in the determination of the common shares voting on such matter, and are only counted for quorum purposes.

If you do not submit specific voting instructions to your broker, your broker will not have the ability to vote your shares in connection with proposals which are considered “non-discretionary” items for which brokerage firms require your voting instructions to vote your shares.

Each share will be entitled to one vote. According to the Company’s Articles of Association, all votes will be tabulated by the chairman of the Annual General Meeting, who will count the votes, determine the existence of a quorum and validity of proxies and ballots, and certify the results of the voting.

VOTING PROCEDURES (continued)

The adoption of resolutions at the Annual General Meeting shall require that at least the majority of the issued and outstanding shares of the Company’s issued share capital is present or represented, excluding shares for which no vote can be cast pursuant to article 29, paragraph 2 of the Company’s Articles of Association. Unless otherwise provided for in this proxy, resolutions can be adopted with a simple majority of votes cast.

Other than the proposals described in this proxy statement and matters incident to the conduct of the Annual General Meeting, we do not expect any matters to be presented for a vote at the Annual General Meeting. However, if you grant a proxy and additional matters are properly presented for a vote at the Annual General Meeting, the persons named as proxy holders, Jennifer B. Wuamett or Jean A.W. Schreurs, will have the discretion to vote your shares on these additional matters. If for any unforeseen reason one or more of our nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board.

We expect to announce preliminary voting results at the Annual General Meeting. Final voting results will be published in a Current Report on Form 8-K filed with the SEC within four business days of the Annual General Meeting. If the final voting results are not available within four business days after the Annual General Meeting, we will provide the preliminary results in the Current Report on Form 8-K and the final results in an amendment to the Current Report on Form 8-K within four business days after the final voting results are known to us.

CORPORATE GOVERNANCE

We are the parent company of the NXP group. We are a holding company and our only material asset is our direct ownership of 100% of the share capital of NXP B.V., a Dutch private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid).

We were incorporated in the Netherlands as a Dutch private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) under the name KASLION Acquisition B.V. on August 2, 2006. On May 21, 2010, we converted into a Dutch public company with limited liability (naamloze vennootschap) and changed our name to NXP Semiconductors N.V. In August 2010, we listed our common shares on the Nasdaq Global Select Market (“Nasdaq”).

We are subject to various corporate governance requirements and best practice codes, the most relevant being those in the Netherlands and the United States. The current Dutch Corporate Governance Code (the “DCGC”), dated December 8, 2016, replaced the former 2008 code and applies to all Dutch companies listed on a government-recognized stock exchange, whether in the Netherlands or elsewhere. The code is based on a “comply or explain” principle. Accordingly, companies are required to disclose in their annual reports filed in the Netherlands whether or not they comply with the various rules of the Dutch corporate governance code and if they do not comply with those provisions, to give the reasons therefore. The code contains principles and best practice provisions for managing boards, supervisory boards (which also apply to the non-executive members of one-tier boards), shareholders and general meetings of shareholders, financial reporting, auditors, disclosure, compliance and enforcement standards.

Our long-term strategy is to maximize value for our shareholders and other stakeholders and create strong cash flow generation by driving relative market share leadership with profitable growth at 1.5 times the semiconductor market and exceeding customer expectations. We are committed to innovating for a better tomorrow for our customers, employees, communities, and society as a whole. Our purpose and goal is to provide Secure Connections for a Smarter World, a mission inspired by our customer-focused passion to win. In order to do so, we place five key elements high on our culture agenda: (i) raising the bar, (ii) engaging curiosity, (iii) taking initiative, (iv) working together and (v) developing deep core competence. These values uniquely define who we are, and what we aspire to, as an organization. They are the guiding principles that we believe will help us and our employees succeed. They inform the decisions we make and the actions we take—individually and collectively—every day in order to drive market success. The Board strives for a culture focused on long-term value creation and believes that these values enable us to reach that goal.

We conduct our operations in accordance with internationally accepted principles of good governance and best practice, while ensuring compliance with the corporate governance requirements applicable in the countries in which we operate:

•	We have a transparent corporate structure, with approval rights of our general meeting of shareholders for any significant change in the identity or nature of our Company or business;

•	Each share of our common stock confers the right to cast one vote at the general meeting of shareholders;

CORPORATE GOVERNANCE (continued)

•	Our directors are appointed for one year terms;

•	We do not have a poison pill in place;

•	We only have outstanding common stock, and no priority, preference or other shares with special voting rights are issued, and cannot be issued without majority shareholder approval;

•	Any issuance of common or preference shares, for any reason, is subject to the approval of the general meeting of shareholders; and

•	We allow special meetings of our shareholders to be called upon the written request of shareholders holding at least 10% of our outstanding voting stock.

The Board, as well as the management team and the NXP Ethics Committee, promote openness and engagement through a SpeakUp grievance mechanism. Furthermore, we maintain a Code of Conduct in order to promote a culture of good governance, excellence and consistency that applies to all of our directors, officers and employees and complies with the requirements of the Sarbanes-Oxley Act of 2002, and the rules thereunder, as well as applicable Nasdaq listing standards. A copy of the Code of Conduct is available on our Investor Relations website at http://investors.nxp.com under the “Corporate Governance” section. We will post any amendments to, or waivers from, our Code of Conduct (to the extent applicable to any director or any of our executive officers) to this website.

The Code of Conduct outlines our general commitment to be a responsible social partner and the way in which we attempt to interact with our stakeholders, including shareholders, suppliers, customers, employees and the market. The Code of Conduct expresses our commitment to an economically, socially and ethically sustainable way of working. It covers our policy on a diverse array of subjects, including corporate gifts, privacy, child labor, International Labor Organization conventions, trade compliance, working hours, sexual harassment, free-market competition, bribery and the integrity of financial reporting.

The Code of Conduct is built around the campaign “Know Right, Do Right” and consists of a framework of a variety of controls, a strict non-retaliation policy, a training program for employees, the SpeakUp telephone line where people can report potential issues in a confidential manner, a confidential investigation process, risk assessments, background checks and audits. Any reports related to the Code of Conduct are brought to the attention of our Ethics Committee to ensure that all reports are properly investigated and addressed. Each quarter the Ethics Committee communicates to the Audit Committee all reports and investigations.

HUMAN CAPITAL MANAGEMENT

Our People: The Heart of NXP

At NXP, our diverse and talented employees drive the innovation that sets our company apart and fuels our success in the market. Our foundation is built on our customer-focused passion to win, core values and commitment to innovation, personal accountability, trust, transparency and collaboration.

Across the globe, we have policies and programs to find and retain the best talent possible. We focus on building thought leadership, providing talent development opportunities, rewarding individual and collective performance, ensuring health, safety and human rights and investing in future talent. We diligently monitor our talent pool, assess turnover trends closely and gather and analyze employee feedback. In addition, we are committed to having a diverse workforce, as evidenced by our recent creation of the global Diversity, Equality and Inclusion (DE&I) Leader position.

We are excited about our journey to foster a progressive and inclusive culture for our talented employees across the world.

Employee Demographics

The nature of our workforce includes direct labor (DL) and indirect labor (IDL). DL are those employees who are directly involved in the production of goods, while IDL consists of individual contributors, managers, and executives in other functions such as R&D or general, sales and administrative (GS&A). We have 27,730 employees with an additional approximately 1,400 in our joint ventures and more than 4,200 contingent labor, working across three regions and 30+ countries. Our IDL employees, approximately 40% of the population, have similar representation by region while our DL population is primarily in our factories in APAC.

Our talent acquisition strategy is to focus on building critical competence through a combination of university recruiting, internal promotion and experienced external hires. Our focus has been to balance new college graduate hires with experienced placements to ensure a longer-term building of talent.

HUMAN CAPITAL MANAGEMENT (continued)

NXP Employee Turnover

We monitor voluntary turnover closely as a key indicator of employee engagement. This turnover is also compared to industry norms to ensure we are effectively retaining our employees throughout the world. Though turnover rates vary by region, we are trending in 2020 below the benchmark using third party survey sources and below past years.

Corporate Values and Employee Engagement

NXP’s values are the foundation of what makes us an extraordinary company. The following five values are built on a foundation of Total Quality:

Engaging, developing and valuing employees is how we create long-term value for our stakeholders. Our values guide our decision-making process and speak to:

•	How we operate

•	Our inherent beliefs

•	How we engage and respect each employee’s contribution

•	How we push the boundaries of creativity and innovation.

We use these values specifically in our performance evaluation process to hold ourselves accountable and to ensure that our actions align to these words.

HUMAN CAPITAL MANAGEMENT (continued)

Engaging Employees through the Annual Employee Survey

To assess and improve the engagement of our employees, NXP conducts a global employee survey annually called the Winning Culture Survey. We invite NXP employees to share their views on a variety of factors, including engagement, strategy, culture, leadership, innovation, collaboration, execution, accountability, work environment and support. During the fall of 2020 we surveyed all employees and the participation rate was 90%, whereas 83% participated in 2019 among only the IDL population.

Thought Leadership

Together, with our talented employees, we accelerate breakthroughs that advance the world.

We maintained our significant investment in Research and Development (R&D), especially focused on preserving critical R&D talent to continue delivering projects and setup future growth. We are committed to building thought leaders, which is evidenced by nearly 8,900 employees (representing 32% of our workforce) who are specifically dedicated to R&D. Through broad exposure to job-based development activities, we have been able to advance 11% of these employees in 2020 through internal promotions. In addition, we hired 1,328 new R&D employees, named 22 technical directors and five new fellows, one of which was our first female fellow. Our R&D activities resulted in NXP being awarded more than 1,400 individual patents during 2020.

Diversity, Equality and Inclusion

At NXP, we embrace an inclusive culture, comprised of talented individuals from diverse backgrounds. Our global workforce values diversity, equality and inclusion by respecting unique experiences, backgrounds, cultures and ideas regardless of race, gender, sexual orientation, nationality and social or economic background. We invite every employee to bring their whole self to work, without exception. This is what makes us who we are at NXP.

Commitment

In 2020, after being named President and CEO, Kurt Sievers reemphasized our commitment to diversity by stating, “At NXP, we aim to create an inclusive work environment and we will not tolerate racism, discrimination or harassment of any kind. We have programs in place focused on diversity, equality and inclusion.” To further demonstrate our commitment, NXP is contributing more resources to increase its focus on driving cultural intelligence globally, which is being spearheaded by NXP’s Head of Diversity, Equality and Inclusion.

The center of our diversity, equality and inclusion strategy is to give employees a voice and to engage them to help drive our focus in this important space. NXP Employee Resource Groups (ERGs) are enablers to our culture and inclusive work environment, as we work to ensure diversity of thought throughout our company and bring unique perspective and skills to help those in our communities.

Today, we have six primary ERGs, with representation in Asia, Europe and the United States. Membership and participation in ERGs is open to all employees and global engagement is encouraged.

•	Asian Cultural Team

•	Black Achievement Leadership Team

•	Emerging Professionals / Young Community

•	Equal LGBTQ

•	Hispanic Education Awareness Team

•	Women’s Leadership Team

Our ERGs have defined mission/vision statements, goals, and executive oversight and sponsorship. In addition to planning events and organizing efforts within the countries and regions in which they operate, NXP ERGs identify ways to partner across geographic locations and teams.

To support our strategy and ensure that we are making progress in Diversity, Equality and Inclusion, we monitor workforce representation statistics specifically gender representation globally and ethnicity/nationality in the United States.

HUMAN CAPITAL MANAGEMENT (continued)

Gender Representation

At NXP, women represent more than 36% of our global workforce and we continue to make and aim for noticeable improvements in hiring women across all global sites.

While female representation at NXP may be above semiconductor industry norms, we are committed to developing and promoting more women into technical and leadership positions and increase the number of women within our organization. To that end, we monitor gender statistics globally, across all roles, and look for continuous improvements.

2020 Global Gender Representation by Role (HC)

Gender	Executive	People Manager	Individual Contributor (IDL)	Individual Contributor (DL)	Total
Female	13%	16%	24%	58%	36%
Male	87%	84%	76%	42%	64%

While we present gender representation headcount (HC) data by male and female, we acknowledge this is not fully encompassing of all gender identities.

We also seek to increase our female representation in leadership roles. Over the last eight years, employees have engaged in a variety of training opportunities, including the Texas Conference for Women, the Watermark Conference for Women, the Arizona Women’s Conference and the Global Semiconductor Alliance’s Women’s Leadership Initiative, to help develop skills needed for advancement.

We continue to focus on improving our overall female representation. For example, university hiring has improved over the last three years with 31% of hires in 2020 being female up from 29% in the previous two years.

Race and Ethnicity

NXP’s global footprint supports our DE&I strategy of embracing diverse backgrounds, as global teams often work beyond country boundaries. In the United States, we monitor race and ethnicity representation to ensure we are attracting and developing diverse team members, effectively acknowledging the unique nature of the United States workforce dynamics.

As of December 31, 2020, NXP’s US population included the following breakdown.

NXP US Employees by Race/Ethnicity (HC)

Race/Ethnicity (US Only)	Percentage
White (Not Hispanic or Latino)	52%
Asian (Not Hispanic or Latino)	21%
Hispanic or Latino	14%
Black or African American (Not Hispanic or Latino)	4%
Two or More Races (Not Hispanic or Latino)	1%
American Indian or Alaska Native (Not Hispanic or Latino)	0.4%
Native Hawaiian or Other Pacific Islander (Not Hispanic or Latino)	0.1%
Unknown	8%

Compensation and Benefits

In determining appropriate compensation, NXP relies on third party data to establish fair, equitable and competitive compensation and benefits programs. We provide total rewards packages which include base pay, as well as opportunities to earn bonuses and stock awards. In addition, to meet the specific needs of our employees and their families, we offer benefits programs that vary by country/region and include an Employee Stock Purchase Plan, retirement programs, healthcare and insurance benefits, allowances, paid time off, family leaves, flexible work schedules, and other employee assistance programs.

NXP’s compensation programs are designed to attract the best talent and drive the best performance across all areas of our diverse workforce. We do not believe rewarding high performance is enough—equally important is our investment in our employees’ future. NXP’s compensation practices empower leaders to recognize both individual and team accomplishments through a variety of programs. Rewards decisions are linked to the performance evaluation process, which includes an assessment of both specific achievements and the values demonstrated to deliver those achievements.

HUMAN CAPITAL MANAGEMENT (continued)

We consistently and diligently refine our benefits programs to ensure that what we offer to NXP employees and their families are competitive with our technology peers. Our benefits provide our employees with options that fit their lifestyle and elevate their quality of life. These benefits are developed to ensure local requirements and competitive norms are followed in each country.

NXP is committed to managing all reward-based compensation programs, including merit increases, annual incentive program payouts and long-term incentive awards, to deliver our strong pay-for-performance philosophy.

We have developed a proactive process to evaluate each program in real-time and provide leaders feedback to ensure fair compensation in each role. We continue to use analytical tools to assess potential areas that need further review prior to completing a reward process in order to promote pay equity. This gives NXP real-time opportunities to make appropriate adjustments. We use this process globally to evaluate these pay-related decisions based on a variety of factors, including gender and, in the US, ethnicity.

While NXP believes it has strong policies and procedures in place to promote pay equity, diligence in review of its practices—performed twice per year alongside the rewards processes—remains key to our success to accomplish this goal.

Talent Development

NXP is committed to ongoing learning, and we understand that development happens when multiple learning approaches come together. By utilizing the 70/20/10 model, learning can achieve new levels through experience, others and education.

We believe some of the best career learnings are gained through:

•	On-the-job work experience, representing 70% of learning

•	Working with other talented individuals and teams, representing 20% of learning

•	Learning through education, representing 10% of learning

Using a combination of these tools and a blend of internally designed and externally sourced courses and learning resources, we bring learning to our employees real-time in support of key business processes, requirements and initiatives. We also provide a complete library of on-demand skills development and micro learning resources to all our employees. And we support continuing educational endeavors by providing tuition assistance programs.

Future Talent

NXP’s strong commitment to its internship programs is a key contributor to growing the new generation of talent in our industry and company.

Interns

Our internship programs focus on the students’ technical advancement and skills development that is needed as they prepare to enter the professional workforce in the future. In 2020, despite the challenges of COVID-19, we adapted to a virtual internship program, allowing us to continue building the talent pipeline despite the global challenges we faced. NXP granted more than 690 internships to university students in 2020.

New College Graduates

Our internship programs build a highly capable and energetic new college graduate pipeline. In 2020, we welcomed approximately 470 new college graduates —which represents 35% of our overall IDL hiring activity—and 31% of those hires were female.

Through our partnerships with universities across the world, we fund advanced research programs and demonstrate our commitment to investing in the future of not only technologies, but students’ knowledge and skills. Quite often, these partnerships translate into new and exciting solutions for our customers and markets.

HUMAN CAPITAL MANAGEMENT (continued)

Our 2020 university funding was diverse and allowed us to support advanced research programs and sponsorships, including the following:

•	More than 50 university research programs in 13 countries, totaling $4M USD

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More than 70 projects with the Semiconductor Research Consortium (SRC), totaling $1.2M USD. Through these projects, we have been able to collaborate directly with university professors and students on advanced silicon design, production and manufacturing processes. In addition, these programs provide students with a path for technology transfer and expertise for the industry

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EcoCar, a U.S. Department of Energy program that allows us to work with 12 universities across the U.S. to develop more economic, environmentally friendly and connected vehicles. We funded $100,000 USD and hosted the annual winter workshop at NXP facilities in Austin, Texas, where we provided training and hands-on technology classes for students.

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NXP Hover Games Challenge, which focuses on using our technology to find creative ways to fight fires and uncover solutions for COVID-19 during these uncertain times. We funded $150,000 USD for the NXP Hover Games Challenge

•	The NXP Cup Challenge in Europe, our very own event that allowed 10,000 students to compete, using our technology to overcome obstacles and speed trails to win the challenge

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Stanford University’s SystemX Alliance, a research collaboration of business and university teams focused on advanced topics from silicon design, the Internet of Everything and technological advancements in medicine

Employee Health and Safety

We remain committed to achieving zero injuries through NXP’s Safety First program. All of our manufacturing sites are certified to the ISO 45001 health and safety management system. Our injury rate reached a historic low in 2020 at 0.08, a rate that is well below the semiconductor industry average published by the European Semiconductor Industry Association (ESIA) and the Semiconductor Industry Association (SIA), which ranges from 0.5 to 0.9.

Our well-established Safety First program encourages employees to raise concerns through our open-door policy, grievance boxes and hotline. We also encourage employees to join one of NXP’s safety committees. We promote Safety First through safety training globally, as well as training for each specific job function. In addition, our management team is dedicated to frequently conducting safety walks to monitor and control a safe working environment. The NXP Environmental Health and Safety teams are tasked with identifying potential issues or concerns in the workplace and developing measures to address them. Our safety program focuses on preventing injury, as well as potential exposure to hazards such as chemical, fire, radiation, mechanical, handling and ergonomic risks.

Safety risk assessments are carried out globally to ensure workplace risks that may pose danger to an employee are identified and protective measures are taken to minimize these risks. Qualified safety experts supervise the protective measures and create safe and ergonomically friendly workplaces, including areas of production or other technical areas and office workplaces.

With the unprecedented global COVID-19 pandemic that we faced in 2020, the health and safety of our employees became even more important than ever before. In response to local requirements and in an effort to keep employees safe, we successfully transitioned a large majority of our non-essential workers to work from home at the peak of the pandemic. The essential employees, who remained working on-site, were provided additional personal protective equipment and the utmost attention was given to implementing site entry and office protocols and procedures to keep employees safe. For example, we increased our cleaning frequency of all areas, implemented social distancing requirements, and required daily questionnaires and temperature screenings. NXP leveraged the CDC and the WHO guidance on the potential of COVID-19 survival on materials (i.e. cardboard, metal, plastics, etc.) and defined procedures to safeguard received goods. In addition, on-site nurses and doctors were available and trained to keep our employees safe and healthy.

HUMAN CAPITAL MANAGEMENT (continued)

Human Rights

As part of our commitment to respect and protect human rights, we seek to uphold the highest standards in our labor practices and have made this a key corporate initiative through our own operations and across our supply chain. NXP adheres to applicable local labor laws, which are consistent with both the United Nations Global Compact and the International Labor Organization (“ILO”) core labor principles and conform to the NXP Auditable Standards (standards which are stricter than the Responsible Business Alliance Code of Conduct). Our human rights commitment includes clear statements regarding labor and human rights in which we do not tolerate harassment in the workplace, involuntary labor, child labor, payment of fees, withholding of personal documentation and excessive working hours. We conduct annual risk assessments in our manufacturing sites to identify and mitigate labor and human rights risks that could arise. In addition, we participate in third party internal audits to ensure policies and practices are aligned with local legislation and the NXP auditable standards. We also look to foster open communication and provide employees access to the NXP Global Speak Up hotline.

For the past eight years, NXP has taken an aggressive approach to address labor and human rights in both our factories and our supply chain. Our dedicated Social Responsibility Team enlists a third-party audit firm to evaluate our factories to not only meet but exceed our stringent NXP standards.

The pandemic placed strict travel restrictions and some of NXP’s foreign migrant workers, who have completed their employment contracts and have chosen to return home, were unable to return to their home countries due to border closures and flight cancellations. In response, NXP provided temporary housing, food and other essential items until the travel ban was lifted. Although their contract with NXP was fulfilled, it was our commitment to protect the health, safety and wellbeing of all current and former employees. NXP also worked with a local Civil Society Organization to provide support to affected workers of our contractors.

Human Rights and our Supply Chain

To ensure integrity throughout our supply chain, we require key, high-risk suppliers, as well as selected indirect suppliers, to undergo the NXP supplier audit process. The pandemic severely impacted how NXP conducts its supply chain human rights due diligence, through physical, onsite assessments and worker interviews. As a temporary alternative solution and a means for NXP to sustain its supply chain due diligence, we introduced remote audits by using video conference solutions to engage with our suppliers and their workers. We continue to gather human rights information through surveys of our high priority suppliers to gain understanding on how the pandemic has impacted their business and operations, and how suppliers are protecting the rights, health and safety, and the wellbeing of workers. We completed 4 supplier audits through the calendar year 2020, two onsite audits and 2 remote audits.

Over the course of eight years of auditing our supply chain, and with more than 4,500 findings, the reoccurring nonconformance over the five categories of our standards identifies a trend for both Labor and Human Rights and Health and Safety. With this, we focus and adjust our supplier engagement and capacity building plan for continuous improvement in our supply chain. While the reoccurring two categories of nonconformance has remained consistent throughout the years, the number of priority violations continue to decrease even as our standards evolve with additional requirements.

HUMAN CAPITAL MANAGEMENT (continued)

In 2018, we set a goal to close out 80% of our supplier nonconformances within a 90-day timeframe. At the beginning of the supplier audit process, our closure rate was approximately 40%. Through continuous collaboration with our suppliers, our closure rate has continued to increase year over year, yielding a rate of 97% in 2020 compared to 71% in 2018. Because 2020 limited our auditing ability, the team focused on collaborating with our suppliers to close out their corrective action plans, resulting in a higher closure rate.

SUSTAINABILITY

At NXP, we believe that a commitment to sustainability is a critical part of our business oversight and strive to be proactive towards developing products that support a sustainable future, drive transparency and accountability in our operations and supply chain, mitigate our impact on the environment, and provide a workplace that is safe and secure for our employees. We report our progress annually in our sustainability report, which includes more details about our commitment to sustainable practices and supporting our global community. Our corporate sustainability report is available on our website (https://www.nxp.com/company/about-nxp/sustainability:CORP_SOCIAL_RESP).” The corporate sustainability report is not part of this proxy statement.

Product Solutions—Contributing to Sustainability In the same way that we commit ourselves to delivering products that can improve life, we commit ourselves to minimizing our impact on the environment. As we work toward the future, we’re focused on the megatrends of energy efficiency, connected devices, security, safety, and health. Below are some examples of how our products are minimizing the impact on the environment.

Smart Mobility

Electric vehicles are ramping up in volume, but their limited range is still cited as a main purchasing obstacle. Our smart solutions enable the efficient use and regeneration of energy through battery control, resulting in extended efficiency and range, and in the case of hybrid vehicles, lowering emissions too.

Our chip architectures enable Advanced Driver Assistance Systems, commonly referred to as ADAS systems, offer a range of features, from simple cruise control to fully autonomous driving. Driver-assistance features can reduce fuel consumption, since on-board systems do a better job of smoothing out the ride and saving fuel. On-board systems automatically respect speed limits, while vehicle-to-vehicle and vehicle-to-infrastructure communication systems help reduce traffic congestion.

Smart Buildings

The demand for electricity in buildings has grown rapidly in the last 25 years, accounting for nearly 60% of total growth in global electricity consumption. Significant amounts of energy can be saved using smart control systems for air conditioning, heating, lighting, and other interior functions. Improving the operational efficiency of buildings by using real-time data can lower total energy consumption, because the equipment’s usage can adapt to human presence, activity, and preference settings. Artificial intelligence can make these systems self-learning and more autonomous, minimizing energy consumption further. NXP develops systems and components that enable smart buildings and homes.

5G Networks—Reducing Power Consumption

Base-stations for wireless communication transmit huge amounts of data over long distances. The power amplifiers and antennas that enable transmission and reception typically consume many kilowatts (kW) of electric power per station, radiating energy in an omnidirectional way (360°). The new 5G standard is expected to increase energy consumption further, since many more base stations are required to run a 5G network. NXP has developed a driver device in the high-frequency range of 5G (mmWave) that saves energy by focusing the beams between the base station and the mobile device so wireless transmissions use less power.

Edge Processing—Reducing the Need for Energy-Hungry Cloud Services

Our edge processing portfolio for automotive, industrial, and IoT offers excellent power efficiency and battery life. Our smallest microcontrollers consume as little as one microwatt (µW) in certain standby conditions. This high degree of power efficiency provides years of battery life. New R&D projects are aimed at achieving benchmark power consumption rates in our microcontrollers.

Power Conversion

Electronic devices used by many consumers worldwide use power adapters to convert the high-voltage power that comes from the energy grid to a lower voltage level. Our solutions help our customers comply with existing and future regulations to reduce emissions and increase energy efficiency.

Green Innovation Bond—In April 2020, we became one of the first semiconductor companies to launch a Green Innovation Bond offering designed to support climate-related and environmental initiatives by funding R&D investments and projects related to our manufacturing and non-manufacturing activities. We believe that proceeds of the Green Innovation Bond offering will contribute to the sustainability of our business while also improving the sustainability of the smarter world we are helping to create. The bond offering raised $1 billion of proceeds for eligible green projects.

SUSTAINABILITY (continued)

Product Stewardship—At every point in a solution’s lifecycle, we aim to minimize the environmental and social impact of each product and package, while also maximizing the economic benefits of its use. Our goal is to provide environmentally preferred products that not only meet both regulatory requirements and specific restrictions on hazardous substances and minerals but to also proactively restrict and phase out additional hazardous substances that are not in legal scope.

Eliminating Hazardous Substances from our Products

We aim to eliminate hazardous substances from our products, and we go beyond what is required by local, regional and global laws in doing so. Included in our scope are directives such as Restriction on Hazardous Substances in Electrical and Electronic Equipment (RoHS), Registration, Evaluation and Authorization of Chemical substances (REACH), Waste from Electrical and Electronic Equipment (WEEE), and End of Life Vehicle (ELV). Changes in legislation, updates to the list of exemptions, and the arrival of new chemical substances make compliance a moving target. We report the most current information on our website. We maintain a catalog of restricted substances and product compliance data that is made available to our customers upon request. We regularly participate in industry-wide reviews and discussions to assist in leading the development of industry standards.

Responsible Mineral Sourcing

Our policy is to ethically source minerals from responsible suppliers to attempt to ensure our supply chain does not contribute to human rights abuses. Our products may contain 3TG (tin, tantalum, tungsten, and gold), which are necessary to the functionality or production of our products. We have implemented due diligence measures to conform to the Organization for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas. We have established strong management systems for 3TG supply chain due diligence, identified and assessed 3TG risks in our supply chain, designed and implemented strategies to respond to identified risks, and we report on 3TG supply chain due diligence activities annually. All smelters identified were compliant with a third-party audit program (conformant). Since 2017, 100% of the smelters within our supply chain have been certified conflict free. In 2020, we extended the scope of our due diligence procedures to include cobalt and publicly report using the industry standard Cobalt Reporting Template (CRT).

Protecting our Environment—As part of our commitment to preventing pollution and conserving natural resources, we make the environment a key pillar in both our Sustainability Policy and strategy. We drive continuous improvement of our processes to protect the environment by designing, implementing and maintaining a management system and programs to reduce social, economic and environmental consequences if not properly dealt with. We continue to set sustainability goals, track our progress, and audit our management systems to reduce energy consumption, carbon emissions, waste and water usage throughout our global footprint. These efforts are fully supported by senior management. We report our metrics based on the calendar year 2020.

All of our manufacturing facilities are certified to ISO 14001 Environmental Management System.

We set short, medium and long term goals to reduce the amount of carbon emissions, energy and water consumption. Our progress towards our 2020 goals from a 2010 baseline is highlighted below. We will continue our progress on these important initiatives by disclosing future goals and our performance to these goals, including goals to further reduce our carbon footprint.

We report our metrics based on calendar year 2020.

Emissions—Carbon emissions are measured using three scopes: Scope 1 emissions are all direct emissions; Scope 2 emissions are indirect emissions from electricity purchased and consumed by NXP, and Scope 3 are all other indirect emissions. In 2020, our carbon emissions under Greenhouse Gas Protocol for Scope 1, 2 and 3 totaled about 1,054,000 tons CO2, which is an absolute reduction of 33% since 2010.

Energy—We have been increasing renewable energy sources within the mix of our electricity consumption and in 2020, 27% of our overall electricity use was from renewable energy sources. In 2020, the Nijmegen wafer fab consumed electricity that was from 100% renewable energy sources. This is NXP’s first manufacturing facility to run on 100% renewable energy.

Our total grid electricity consumption in 2020 was about 1,400-Gigawatt hour (“GWh”). In 2020, our absolute energy reduction was 7% which is significant because our products have become increasingly more complex over the past ten years and involve many more manufacturing steps which require additional electricity.

Water—We have been reducing water consumption through more efficient processes and increase water recycling. Since 2010, we have increased our water recycle rate by 19% for an overall total of 47% recycled water. In 2020, our water withdrawal was about 10,600,000 m3 and is an absolute water reduction of 8% from 2010.

ITEM 1: ADOPTION OF THE 2020 STATUTORY ANNUAL ACCOUNTS

The Company has prepared two sets of financial statements, one based on accounting principles generally accepted in the United States of America (“US GAAP”) and filed with the SEC in the 2020 Annual Report on Form 10-K, and one based on Dutch law and International Financial Reporting Standards as adopted by the European Union (the “Statutory Annual Accounts”).

For internal and external reporting purposes, the Company prepares financial statements based on US GAAP. However, as a public limited liability company incorporated under the laws of the Netherlands, the Company is required by Dutch law to prepare the 2020 Statutory Annual Accounts and submit them to the Annual General Meeting for adoption. The report of Ernst & Young Accountants LLP (“E&Y”) for the fiscal year ended December 31, 2020, and the 2020 Statutory Annual Accounts is included in the 2020 statutory annual report (the “Statutory Annual Report”), and is published on the Company’s website (http://investors.nxp.com) and is also available at the principal offices of the Company.

THE BOARD RECOMMENDS A VOTE “FOR” THE ADOPTION OF THE 2020 STATUTORY ANNUAL ACCOUNTS.

ITEM 2: DISCHARGE OF THE BOARD OF DIRECTORS FOR THEIR RESPONSIBILITIES IN THE 2020 FINANCIAL YEAR

It is proposed to discharge the members of the Board, in accordance with Dutch law, for the performance of their respective duties in the financial year 2020. The proposed discharge only covers the matters that are disclosed in the Statutory Annual Report or otherwise publicly disclosed at the time the resolution to discharge is adopted.

THE BOARD RECOMMENDS A VOTE “FOR” THE PROPOSAL TO DISCHARGE THE BOARD FOR THEIR RESPONSIBILITIES IN THE FINANCIAL YEAR ENDED DECEMBER 31, 2020.

ITEM 3: (RE-)APPOINTMENT OF DIRECTORS

The Company has a one-tier board structure, consisting of one or more executive directors and independent non-executive directors. The Board currently consists of ten directors, one executive director and nine non-executive directors. The number of executive and non-executive directors is determined by the Board. If each nominated director discussed below is appointed at the AGM, the Board will consist of twelve directors.

Under our Articles of Association and Dutch corporate law, the directors are collectively responsible for the management, general and financial affairs and policy and strategy of our Company. Our executive director (who serves as our President and Chief Executive Officer) is responsible for the day-to-day management of the Company and for the preparation and execution of Board resolutions, to the extent these tasks are not delegated to a committee of the Board. Our Chief Executive Officer or all directors acting jointly may represent the Company with third parties.

Consistent with our Articles of Association and established Dutch law, the executive director and non-executive directors are appointed by the shareholders at a general meeting of shareholders upon a binding nomination by the Board. The Board has nominated all current ten directors and two new directors listed below for re-appointment or appointment to be elected to serve until their term expires at the end of the 2022 Annual General Meeting of the Shareholders, or until their appointment is terminated in accordance with the Articles of Association. The binding nominations by the Board are made in accordance with Section 14.4 of the Articles of Association. The shareholders at an annual general meeting may at all times overrule the binding nature of such a nomination by a resolution adopted by at least a two thirds majority of the votes cast, provided such majority represents more than half of our issued share capital. If the nomination is not overruled, the nominated member of the Board shall be appointed. If the nomination is overruled, the Board may then make a new nomination. If a nomination has not been made or has not been made in due time, this shall be stated in the notice and the general meeting of shareholders shall be free to appoint a member of the Board at its discretion. The latter resolution of the general meeting of shareholders must also be adopted by at least two thirds majority of the votes cast, provided such majority represents more than half of our issued share capital.

Our directors are appointed for one year and will be, if nominated by the Board, re-electable each year at a general meeting of shareholders. Our directors may be suspended or dismissed at any time by the shareholders at an annual general meeting of shareholders. A resolution to suspend or dismiss a director must be adopted by at least a two thirds majority of the votes cast, provided such majority represents more than half of our issued share capital unless the proposal to suspend or dismiss a director is made by the Board, in which case resolutions shall be adopted by a simple majority of votes cast. An executive director can also be suspended by the Board.

If appointed, each director’s term begins at the annual general meeting at which he or she is appointed and, unless such director resigns or is dismissed at an earlier date, his or her term of office lapses immediately after the next annual general meeting held after his or her appointment.

The Board and the Nominating and Governance Committee have carefully considered the experience, structure, culture, diversity, operation, interactions, collaboration and performance of the current Board; the talents, expertise and contributions of individual directors; the growth and creation of shareholder and other stakeholder value under the Board’s leadership; the continued evolution of the Company; the Board’s critical role in continuing to develop and lead the strategic direction of the Company; the continued change and consolidation in the semiconductor industry; anticipated future challenges and opportunities facing the Company; and the Board’s ongoing commitment to ensuring the long-term sustainability of the Company to the benefit of shareholders and other stakeholders.

The Board and the Nominating and Governance Committee also believe that, at the current time, fostering continuity on the Board by nominating all of our current directors for re-appointment, as well as by nominating two new directors, is instrumental to the ongoing execution of our mission and strategy as well as the delivery of sustainable long-term value to shareholders while also serving the interests of our other stakeholders and preparing for anticipated future retirements by current directors. Based on these considerations, among others, NXP’s Board recommends a vote “FOR” the appointment of each director. The persons named as proxies intend to vote the proxies for the election of these nominees to the Board.

Each of the proposed appointments is considered a separate voting item under Dutch law. Information concerning each of the twelve nominated directors is set forth below. All nominees consented to act as directors if appointed at the AGM. This Item 3 comprises the “explanatory notes” to the agenda of the Annual General Meeting as referred to in Section 25.5 of the Articles of Association.

In accordance with the recommendation of the Nominating and Governance Committee, the Board has unanimously adopted resolutions to nominate the persons set forth below for director. Our nominees for director, their ages, principal occupations or positions, experience and the year first elected as a director, are described below. As part of our board refreshment process, a third party search firm provided a pool of candidates to the Nominating and Governance Committee for consideration. From this pool of candidates the Nominating and

ITEM 3: (RE-)APPOINTMENT OF DIRECTORS (continued)

Governance Committee determined, according to the process described below, that the two new nominees for director had the appropriate qualifications and experience and would positively contribute to the mix of talent, experience and perspective on the Board. None of the nominees are related by blood, marriage or adoption to each other or to any other director or to any executive officer of NXP or its subsidiaries. Except for Mr. Kurt Sievers, who is currently executive director, President and Chief Executive Officer, no nominee for director has been an employee of the Company within the past five years.

Nominees for Director

Kurt Sievers

Executive Director, President & CEO of NXP

Kurt Sievers (1969, German) is executive director, president and chief executive officer since May 2020, after a successful track record as the president of NXP, overseeing all the company’s business lines, since 2018. Mr. Sievers joined NXP in 1995, and rapidly moved through a series of Marketing & Sales, Product Definition & Development, Strategy and General Management leadership positions across a broad number of market segments. He has been a member of the executive management team since 2009, where he has been instrumental in the definition and implementation of the NXP High-Performance Mixed Signal strategy. In 2015, Mr. Sievers was influential in the merger of NXP and Freescale Semiconductor.

Mr. Sievers serves on the Board of the German National Electrical and Electronics Industry Association (ZVEI) and the Global Semicondutor Alliance (GSA) and chairs the Advisory Board of the international trade-fair Electronica. He also serves as a board member of AENEAS, the cluster for application and technology research in Europe on nano-electronics. Mr. Sievers serves as a member of the Asia-Pacific-Committee of German Business (APA) and as a member of the Board at the German Asia-Pacific Business Association (OAV), acting as the spokesperson for the Republic of Korea.

Mr. Sievers earned a master’s degree in physics and information technology from Augsburg University, Germany.

Executive Director

Director since 2020

Age 51

Other Current Public Boards:

•  None.

Key Qualifications and Expertise:

•  International Experience

•  Executive Leadership

•  Industry and Technology Experience

•  Strategic Planning, Growth, Mergers & Acquisition

•  Manufacturing and Operations

•  Human Capital/Talent Development

•  IT and Cybersecurity

Sir Peter Bonfield CBE FREng

Sir Peter Bonfield (1944, British) was appointed a non-executive director and the chairman of our board of directors in August 2010. Prior to that, Sir Peter was the chairman of the supervisory board of NXP B.V. from September 29, 2006. Sir Peter served as chief executive officer and chairman of the executive committee for British Telecom plc from 1996 to 2002 and prior to that was chairman and chief executive officer of ICL plc (now Fujitsu Services Holdings Ltd.). Sir Peter also worked in the semiconductor industry during his tenure as a divisional director at Texas Instruments Incorporated, for whom he held a variety of senior management positions around the world. In addition, Sir Peter has served as a director of twelve large technology companies. Sir Peter currently holds non-executive directorships at Taiwan Semiconductor Manufacturing Company Limited and Imagination Technologies, is Board Director at East West Institute USA, Board Mentor at CMi in London and formerly served on the board of directors of Mentor Graphics Corporation. He is Advisor to Longreach LLP in Hong Kong, Alix Partners UK LLP in London and is a Fellow of The Royal Academy of Engineering. Sir Peter was named Outstanding Director for 2019 by the Financial Times.

Chairman of the Board

Independent Director

Director since 2010; Director of an NXP affiliated entity since September 2006*

Age 76

Board Committees:

•  Compensation Committee

•  Nominating & Governance Committee

Other Current Public Boards:

•  Taiwan Semiconductor Manufacturing Company Limited

Key Qualifications and Expertise:

•  International Experience

•  Executive Leadership

•  Industry and Technology Experience

•  Strategic Planning, Growth, Mergers & Acquisition

•  Corporate Governance, Legal, Global Compliance Experience

•  Human Capital/Talent Development

*

Until August 2010, when NXP Semiconductors N.V. became a publicly listed Nasdaq, company, Sir Peter Bonfield (since September 2006) was a director of certain NXP subsidiaries. According to the Dutch corporate governance code and EC Recommendation 2005/162/EC, the tenure of Sir Peter Bonfield, calculated as from August 2010 when the current NXP Semiconductors N.V. became listed on Nasdaq, would be 10.9 years.

ITEM 3: (RE-)APPOINTMENT OF DIRECTORS (continued)

Annette Clayton

Chief Executive Officer and President, Schneider Electric North America

Annette Clayton (1964, American) is nominated as a non-executive director of our board. Ms. Clayton is the Chief Executive Officer and President of Schneider Electric North America, a region of Schneider Electric, a multinational firm specializing in energy management and automation solutions. Through December 2018, Ms. Clayton also held the title of Chief Supply Chain Officer for the Group and led the transformation of its $13 billion Global Supply Chain operation for seven years and from 2011 to 2016 led the environmental and social governance function. She is also a member of the company’s Executive Committee. From 2006 to 2011, Ms. Clayton led Dell Inc.’s supply chain transformation and oversaw the global manufacturing and fulfillment operation. She was also responsible for the Americas’ commercial order management and customer care operations. From 1983 to 2006 Ms. Clayton worked at General Motors Corporation in senior management roles in engineering and production, including President, Saturn Corporation. Ms. Clayton chairs the National Electrical Manufacturers Association and is a board of director for the National Association of Manufacturers. She serves on the boards of AlphaStruxure, GreenStruxure, Uplight Inc., and Polaris Inc., where she has announced her retirement from it in April 2021.

Independent Director Nominee

Age 57

Other Current Public Boards:

•  Duke Energy Corporation

•  Polaris Inc. (retiring in April 2021)

Key Qualifications and Expertise:

•  International Experience

•  Executive Leadership

•  Industry and Technology Experience

•  Strategic Planning, Growth, Mergers & Acquisition

•  Corporate Governance, Legal, Global Compliance Experience

•  Manufacturing and Operations

•  Risk Management

•  Human Capital Talent Development

•  IT and Cybersecurity

•  ESG Expertise

Anthony Foxx

Chief Policy Officer, Lyft Inc.

Anthony Foxx (1971, American) is nominated as a non-executive director of our board. Anthony Foxx is the chief policy officer and senior advisor to the president and chief executive officer of Lyft, a position he has held since October 2018. Prior to joining Lyft, Inc., Mr. Foxx served as a Managing Partner of Related Infrastructure, the infrastructure development group of Related Companies, a real estate firm, from December 2017 to October 2018. From July 2013 to January 2017, Mr. Foxx served as the seventeenth United States Secretary of Transportation. Mr. Foxx served as the mayor of Charlotte, North Carolina from 2009 to 2013 and as a Charlotte City Council Member at-large representative from 2005 to 2009. Mr. Foxx also has held a variety of legal positions in the public and private sectors. Mr. Foxx serves on the board of directors of Martin Marietta Materials, Inc. and CDW Corporation. He holds a Doctor of Law (J.D.) from New York University School of Law, and a Bachelor of Arts (B.A.), History, from Davidson College.

Independent Director Nominee

Age 49

Other Current Public Boards:

•  CDW Corporation

•  Martin Marietta Materials Inc.

Key Qualifications and Expertise:

•  Executive Leadership

•  Industry and Technology Experience

•  Strategic Planning, Growth, Mergers & Acquisition

•  Financial, Audit & Accounting Expertise

•  Risk Management

•  ESG Expertise

ITEM 3: (RE-)APPOINTMENT OF DIRECTORS (continued)

Kenneth A. Goldman

Chief Financial Officer of Yahoo!, Inc. (retired)

Kenneth A. Goldman (1949, American) was appointed a non-executive director of our board of directors effective August 6, 2010. Mr. Goldman was the chief financial officer of Yahoo!, Inc. from October 2012 until June 2017. Prior to October 2012, Mr. Goldman served as senior vice president, finance and administration, and chief financial officer of Fortinet, Inc, a provider of unified threat management solutions, from September 2007 to September 2012. From November 2006 to August 2007, Mr. Goldman served as executive vice president and chief financial officer of Dexterra, Inc. From August 2000 until March 2006, Mr. Goldman served as senior vice president, finance and administration, and chief financial officer of Siebel Systems, Inc., and from December 1999 to December 2003, Mr. Goldman served on the Financial Accounting Standards Board’s primary advisory group. Mr. Goldman currently serves on the board of directors of GoPro, Inc., RingCentral, Inc., Zuora, Inc., Fortinet, Inc. and several private companies, including serving as President of Hillspire, LLC. and formerly served on the board of directors of TriNet Group, Inc. Mr. Goldman also is a member of the Sustainability Accounting Standards Board (SASB) Foundation, and in 2015 was appointed to a three-year term on the Standards Advisory Group which advises the PCAOB. Mr. Goldman was a member of board of trustees of Cornell University from 2005 to 2013 and was designated as Emeritus Trustee. He was formerly a member of the Treasury Advisory Committee on the Auditing Profession, a public committee that made recommendations in September 2008 to encourage a more sustainable auditing profession. Mr. Goldman holds a B.S. in Electrical Engineering from Cornell University and an M.B.A. from the Harvard Business School.

Independent Director

Director since 2010

Age 71

Board Committees:

•  Nominating & Governance Committee

Other Current Public Boards:

•  GoPro, Inc.

•  RingCentral, Inc.

•  Zuora, Inc.

•  Fortinet, Inc.

Key Qualifications and Expertise:

•  Executive Leadership

•  Industry and Technology Experience

•  Strategic Planning, Growth, Mergers & Acquisition

•  Corporate Governance, Legal, Global Compliance Experience

•  Financial, Audit & Accounting Expertise

•  Manufacturing and Operations

•  ESG Expertise

Josef Kaeser

President and Chief Executive Officer of Siemens AG (retired)

Josef Kaeser (1957, German) was appointed a non-executive director of our board of directors effective September 1, 2010. Mr. Kaeser was the president and chief executive officer of Siemens AG from August 2013 until February 2021. Prior to this, from May 2006 to August 2013, he was a member of the managing board and chief financial officer of Siemens AG. From 2004 to 2006, Mr. Kaeser served as chief strategy officer for Siemens AG and as the chief financial officer for the mobile communications group from 2001 to 2004. Mr. Kaeser additionally held various other positions within the Siemens group since he joined Siemens in 1980. Mr. Kaeser serves on the managing board of Daimler AG and supervisory board of Siemens Energy AG.

Independent Director

Director since 2010

Age 63

Board Committees:

•  Nominating & Governance Committee

Other Current Public Boards:

•  Daimler AG

•  Siemens Energy AG

Key Qualifications and Expertise:

•  International Experience

•  Executive Leadership

•  Industry and Technology Experience

•  Strategic Planning, Growth, Mergers & Acquisition

•  Corporate Governance, Legal, Global Compliance Experience

•  Financial, Audit & Accounting Expertise

•  Manufacturing and Operations

•  Risk Management

•  Human Capital/Talent Development

•  IT and Cybersecurity

ITEM 3: (RE-)APPOINTMENT OF DIRECTORS (continued)

Lena Olving

President and CEO of Mycronic AB (retired)

Lena Olving (1956, Swedish) was appointed a non-executive director of our board of directors in June 2019. She served as President and CEO of Mycronic AB (listed on Nasdaq OMX Stockholm) from 2013 and 2019, a Swedish high-tech equipment company serving the electronics industry. Before that Ms. Olving worked at Saab AB, a listed Defence and Security company, as Deputy CEO and Chief Operating Officer. Her earlier career also includes various managerial positions within Volvo Car Corporation, in total 25 years, of which 5 years in Asia Pacific and 7 years in the Executive Management Team.

Ms. Olving is a board member of Assa Abloy AB, Investment AB Latour, Munters Group AB (all public listed), Chairman of Academic Work Holding AB, Chairman of the Board at the Royal Swedish Opera and ScandiNova Systems AB and board member of Stena Metall AB. She is a fellow of IVA, the Royal Swedish Academy of Engineering Sciences. She holds a Master of Science in Mechanical Engineering from Chalmers in Gothenburg, Sweden.

In January 2018, Ms. Olving was presented H.M., The King’s Medal of the 12th size with blue ribbon for outstanding efforts within Swedish business sector. In October 2019, she was awarded IVA’s Gold Medal for pioneering and outstanding leadership within the tech sector.

Independent Director

Director since 2019

Age 64

Board Committees:

•  Compensation Committee

Other Current Public Boards:

•  Assa Abloy AB

•  Investment AB Latour

•  Munters Group AB

Key Qualifications and Expertise:

•  International Experience

•  Executive Leadership

•  Industry and Technology Experience

•  Strategic Planning, Growth, Mergers & Acquisition

•  Financial, Audit & Accounting Expertise

•  Manufacturing and Operations

•  Risk Management

•  Human Capital/Talent Development

•  IT and Cybersecurity

Peter Smitham

Member of Permira Advisors LLP (retired)

Peter Smitham (1942, British) was appointed a non-executive director of our board of directors effective December 7, 2015. Mr. Smitham retired from his position as a partner of the private equity firm Permira on December 31, 2009, but until August 1, 2015, he was a member of Permira Advisers LLP, which he joined in 1985, the year the London office was founded. Mr. Smitham was the managing partner of the London office from 1994 until 1998 and led Permira’s European business from 1996 until 2000. He has worked on numerous transactions focusing on technology, including those involving Memec Group Holdings Limited, The Roxboro Group, Solartron Group and Technology plc. Until its merger with NXP, Mr. Smitham was a director of Freescale. He joined the Freescale board in June 2007 and was a member of the Compensation and Leadership Committee and the Nominating and Corporate Governance Committee of the Freescale board. He has a degree in Geography from Swansea University, Wales, and attended the Senior Executive Program at Stanford Business School.

Vice-Chairman of the Board

Independent Director

Director since 2015

Age 78

Board Committees:

•  Compensation Committee (Chair)

Other Current Public Boards:

•  None

Key Qualifications and Expertise:

•  International Experience

•  Executive Leadership

•  Industry and Technology Experience

•  Strategic Planning, Growth, Mergers & Acquisition

•  Corporate Governance, Legal, Global Compliance Experience

•  Financial, Audit & Accounting Expertise

•  Human Capital/Talent Development

ITEM 3: (RE-)APPOINTMENT OF DIRECTORS (continued)

Julie Southern

Chief Commercial Officer, Virgin Atlantic Airways Ltd. (retired)

Ms. Julie Southern (1959, British) was appointed a non-executive director of our board of directors in October 2013. She was with Virgin Atlantic Limited (UK) from 2000 to May 2013. From 2010 to 2013 Ms. Southern was chief commercial officer and from 2000 to 2010 she was chief financial officer of Virgin Atlantic. Prior to joining Virgin Atlantic, she was group finance director at Porsche Cars Great Britain and finance and operations director at W H Smith—H J Chapman & Co Ltd. Prior to that, she was a chartered accountant at Price Waterhouse Coopers. Ms. Southern currently holds non-executive directorships at Rentokil-Initial plc, Ocado Group plc and easyJet plc, and is Chair of the respective Audit Committees. Ms. Southern is also a member of their Remuneration Committees at Ocado and easyJet.

Independent Director

Director since 2013

Age 61

Board Committees:

•  Audit Committee (Chair)

Other Current Public Boards:

•  Rentokil-Initial Plc

•  easyJet plc

•  Ocado Group plc

Key Qualifications and Expertise:

•  Executive Leadership

•  Strategic Planning, Growth, Mergers & Acquisition

•  Financial, Audit & Accounting Expertise

•  Human Capital/Talent Development

Jasmin Staiblin

Chief Executive Officer of Alpiq (retired)

Jasmin Staiblin (1970, German) was appointed a non-executive director of our board of directors in June 2019. She served between 2013 and 2018 as Chief Executive Officer of Alpiq, a leading Swiss energy services provider and power producer in Europe. She successfully led the company through a major transformation in a fundamentally changing energy market. She began her career in 1997 at the ABB Group, the Swedish-Swiss global technology company, starting in ABB’s group research center. From 1999 to 2005 she served in various global functions and as a member of the management team for ABB’s power technologies division. She held the position of chief executive officer of ABB Switzerland from 2006 to 2012. Ms. Staiblin is a board member of Georg Fischer AG, Schaffhausen, Rolls-Royce plc, London and Zurich Insurance Group Ltd. Ms. Staiblin studied Physics and Electrical Engineering at the Karlsruhe Institute of Technology, Germany and the Royal Institute of Technology in Stockholm, Sweden. She completed her studies with a Degree in Physics and has a Master of Science in electrical engineering.

Independent Director

Director since 2019

Age 51

Board Committees:

•  Audit Committee

Other Current Public Boards:

•  Georg Fischer AG

•  Rolls-Royce plc

•  Zurich Insurance Group Ltd.

Key Qualifications and Expertise:

•  International Experience

•  Executive Leadership

•  Industry and Technology Experience

•  Strategic Planning, Growth, Mergers & Acquisition

•  Corporate Governance, Legal, Global Compliance Experience

•  Financial, Audit & Accounting Expertise

•  Manufacturing and Operations

•  Risk Management

•  Human Capital/Talent Development

•  IT and Cybersecurity

ITEM 3: (RE-)APPOINTMENT OF DIRECTORS (continued)

Gregory Summe

Co-Chairman of NextGen Acquisition Corp. I & II and Managing Partner of Glen Capital Partners

Gregory L. Summe (1956, American) was appointed a non-executive director of our board of directors effective December 7, 2015. Mr. Summe is Co-Chairman of NextGen Acquisition Corp. I & II and the Managing Partner of Glen Capital Partners, an investment fund. Mr. Summe was the managing director and vice chairman of Global Buyout at The Carlyle Group, a leading global private equity firm, from 2009 to 2014. Prior to joining Carlyle, he was the chairman and chief executive officer of PerkinElmer, Inc., a global leader in Health Sciences, a company he led from 1998 to May 2009. He also served as a senior advisor to Goldman Sachs Capital Partners, from 2008 to 2009. He was a director of Freescale Semiconductor from 2010 until its merger with NXP in 2015 and served as Chairman of the Freescale board from 2014-2015. Prior to PerkinElmer, Mr. Summe was with AlliedSignal, now Honeywell International, serving as the president of General Aviation Avionics, president of the Aerospace Engines Group and president of the Automotive Products Group. Before joining AlliedSignal, he was the general manager of Commercial Motors at General Electric and was a partner with the consulting firm of McKinsey & Company, Inc. Mr. Summe holds B.S. and M.S. degrees in electrical engineering from the University of Kentucky and the University of Cincinnati, and an M.B.A. with distinction from the Wharton School at the University of Pennsylvania. He is in the Engineering Hall of Distinction at the University of Kentucky. Mr. Summe also serves on the board of directors of the State Street Corporation, Avantor Corporation and NextGen Acquisition Corp. I & II.

Independent Director

Director since 2015

Age 64

Board Committees:

•  Nominating & Governance Committee (Chair)

Other Current Public Boards:

•  State Street Corporation

•  NextGen Acquisition Corp. I & II

•  Avantor Corporation

Key Qualifications and Expertise:

•  International Experience

•  Executive Leadership

•  Industry and Technology Experience

•  Strategic Planning, Growth, Mergers & Acquisition

•  Corporate Governance, Legal, Global Compliance Experience

•  Financial, Audit & Accounting Expertise

•  Manufacturing and Operations

•  Risk Management

•  Human Capital/Talent Development

Karl-Henrik Sundström

CEO of Stora Enso (retired)

Karl-Henrik Sundström (1960, Swedish) was appointed a non-executive director of our board of directors in June 2019. He served as CEO of Stora Enso from 2014 until his retirement in 2019. He joined Stora Enso in August 2012 as CFO and member of the Group Leadership Team. In June 2013 he took on the role as Executive Vice President for division Paper and Wood Products. Prior to joining Stora Enso, Mr. Sundström held the role of CFO of NXP Semiconductors N.V. (2008–2012). Before that, he held several managerial positions in Ericsson, including CFO. He is a member of the board of Vestas AS, and Mölnlycke AB and chairman of the tax delegation for Swedish Business and Commerce, Chair of the Climate Leadership Coalition and member of the board of the Marcus Wallenberg Foundation, Baffin Bay Networks AB and Tracklib Holdings AB. Mr. Sundström participated in an Advanced Management Program at Harvard Business School in 1997 and holds a degree in Business Administration, Finance and Accounting from the Uppsala University, Sweden.

Independent Director

Director since 2019

Age 61

Board Committees:

•  Audit Committee

•  Compensation Committee

Other Current Public Boards:

•  Mölnlycke Health Care AB

Key Qualifications and Expertise:

•  International Experience

•  Executive Leadership

•  Industry and Technology Experience

•  Strategic Planning, Growth, Mergers & Acquisition

•  Corporate Governance, Legal, Global Compliance Experience

•  Manufacturing and Operations

•  Financial, Audit & Accounting Expertise

•  Risk Management

•  IT and Cybersecurity

•  ESG Expertise

ITEM 3: (RE-)APPOINTMENT OF DIRECTORS (continued)

Nominee Skills and Experience

Our director nominees have a wide variety of relevant skills, professional experience and backgrounds, and collectively bring to our Board diverse viewpoints and perspectives that strengthen its ability to represent the interests of all corporate stakeholders, such as shareholders, creditors, employees, customers and suppliers. The chart below illustrates broad categories of skills and expertise that our non-executive director nominees offer that we believe contribute to the effective leadership and exercise of oversight responsibilities by the Board.

International Experience: living and working in various regions, in the USA, Europe and/or Asia, and/or experience with businesses with substantial international operations

Executive Leadership: executive management experience with large or international organizations

Industry and Technology Experience: experience with and understanding of the technology industry, including the semiconductor and automotive industries

Strategic Planning, Growth, Mergers & Acquisition: planning knowledge of corporate strategy and strategic planning, and experience with mergers, acquisitions, and other strategic transactions

Corporate Governance, Legal, Global Compliance Experience: knowledge of corporate governance issues applicable to SEC registered companies listed on the Nasdaq, and experience within international regulatory affairs or legal sectors

Financial, Audit & Accounting Expertise: financial, audit & accounting expertise and experience with corporate finance, including financial experts as named in the company filings and experience as a CFO, Auditor, and Corporate Treasurer and public company CEO

Manufacturing and Operations: experience with sophisticated large-scale international manufacturing operations

Risk Management: experience in assessing and managing enterprise risks

Human Capital/Talent Development: experience with human resources management and culture development in large international organizations, in particular in overseeing succession planning, talent development and executive compensation programs

IT and Cybersecurity: experience in understanding and managing information technology and cybersecurity threats

ESG Expertise: experience in understanding and addressing strategic environmental, social and governance issues

ITEM 3: (RE-)APPOINTMENT OF DIRECTORS (continued)

Director Independence

NXP’s Board has determined that all non-executive director nominees are independent under the applicable Nasdaq listing standards, the Rules of Procedure (as defined below), as well as practice 2.1.8 of the DCGC. The current executive director, Mr. Sievers, as our Chief Executive Officer, is not an independent director under the above standards. If each nominated director is appointed at the AGM, the full Board (including both non-executive directors and our executive director) will consist of 92% independent directors.

As of March 29, 2021, our non-executive director nominees who are nominated for re-appointment have an average tenure of 6.3 years, which is lower than the average tenure of independent directors on boards of S&P 500 companies, and three of our independent nominees have been members of the Board for four years or less. The lower than average tenure of our non-executive directors must be seen in connection with the pendency of the Qualcomm transaction period between October 2016 and July 2018, during which a number of board members stepped down from the board, and no new board members were appointed.

(1)

Until August 2010, when NXP Semiconductors N.V. became a publicly listed Nasdaq company, Sir Peter Bonfield (since September 2006) was a director of certain NXP subsidiaries. According to the Dutch corporate governance code and EC Recommendation 2005/162/EC, the tenure of Sir Peter Bonfield, is calculated here from August 2010 when the current NXP Semiconductors N.V. became listed on Nasdaq.

HOW OUR BOARD GOVERNS AND IS GOVERNED

Rules Governing the Board

The Board has adopted written Rules Governing the Board (the “Rules of Procedure”) governing its performance, its decision making, its composition, the tasks and working procedures of the committees and other matters relating to the Board, the Chief Executive Officer, the non-executive directors and the committees established by the Board. In accordance with our Rules of Procedure, resolutions of our Board will be adopted by a simple majority of votes cast in a meeting at which at least the majority of its members is present or represented. Each director has the right to cast one vote. In a tie vote, the proposal will be rejected.

In addition to the Rules of Procedure, the Board has adopted charters of its committees, to which the plenary Board, while retaining overall responsibility, has assigned certain tasks: the Audit Committee, the Nominating and Governance Committee, and the Compensation Committee. The Rules of Procedure and the committee charters are posted on our Investor Relations website at http://investors.nxp.com under the “Corporate Governance” section. Copies of our corporate governance materials are also available to shareholders who request them. Requests must be in writing and sent to: NXP Semiconductors N.V., High Tech Campus 60, 5656 AG, Eindhoven, The Netherlands, Attention: Secretary.

The Board is assisted by the Secretary. The Secretary sees to it that correct procedures are followed and that the Board acts in accordance with its statutory obligations and its obligations under the Articles of Association. Furthermore, the Secretary assists the Chairman of the Board (the “Chairman”) in the functioning of Board business (information, agenda, evaluation, introductory program). The Secretary, in this capacity, is appointed and dismissed by the Board. Shareholders or other interested parties who wish to communicate with the Board, including the Chairman and the non-executive directors individually or as a group, may send correspondence in care of the Secretary at NXP’s principal offices at High Tech Campus 60, 5656 AG, Eindhoven, The Netherlands. Our Secretary will receive all communications sent to this address, and will provide all substantive communications to the Chairman, excluding simple administrative requests that are appropriately addressed by the Secretary.

Our non-executive directors oversee the general affairs of the Company and supervise and provide general advice to the executive director. Furthermore, the non-executive directors perform such acts that are delegated to them pursuant to our Articles of Association or by our board regulations. One of the non-executive directors has been appointed Chairman and another non-executive director has been appointed Vice-Chairman of the Board.

Under the Rules of Procedure, Board members must comply with any provisions on the maximum number of directorships and board memberships as decided by the Nominating & Governance Committee. Currently, the Nominating & Governance Committee has determined that members of the Board shall have no more than four board memberships in public companies in addition to service on the Board of NXP, and not more than two of such board memberships if they are an executive officer.

Each director owes a duty to us to properly perform the duties assigned to him or her and to act in the corporate interest of our Company. Under Dutch law, the corporate interest extends to the interests of all corporate stakeholders, such as shareholders, creditors, employees, customers and suppliers.

Board Leadership and Role in Risk Oversight

Our Chairman works closely with our Chief Executive Officer to set the agenda for Board meetings and to facilitate information flow between the Board and management. Sir Peter Bonfield currently serves as the Chairman. The Chairman presides at the Board meetings, as well as regularly scheduled executive sessions of the non-executive directors.

Our independent directors regularly meet in executive session without executive directors or management present. Additionally, the Board and each committee have the power to hire, at the expense of the Company, independent legal, financial or other advisors as they may deem necessary, without consulting or obtaining the approval of any officer of the Company in advance.

HOW OUR BOARD GOVERNS AND IS GOVERNED (continued)

The Board believes that its current structure continues to provide robust and highly effective oversight based on, among other factors:

•	Nine current and two new, proposed non-executive directors are independent; the sole board member who is not independent is the executive director (the President and CEO);

•	Robust Corporate Governance principles, which are reviewed annually;

•

A Chairman with deep experience in and knowledge of our business and industry with a demonstrated unique and successful strategic vision, including leading our Board during our successful transformation from a mid-size specialty semiconductor supplier to a top 10 global supplier (non-memory or foundry), with clear market share leadership in the Automotive semiconductor market. Our Chairman continues to be actively focused on his role of providing the overall strategic leadership for the Company, consistent with Dutch law and the Company’s organizational documents—a role that the Board believes remains critically important as our industry continues to experience significant change and disruption at a rapid rate;

•

The Audit, Compensation, and Nominating and Governance Committees all are composed entirely of independent directors (as defined in the applicable Nasdaq listing standards and within the meaning of the DCGC);

•	Approval of any appointment of members to the Audit, Compensation, and Nominating and Governance Committees must include at least a majority of the independent directors;

•	All Board committees operate pursuant to written charters and conduct annual self-assessments;

•

The independent directors of the Board and its committees receive extensive information and input from multiple layers of management and external advisors, engage in detailed discussion and analysis regarding matters brought before them (including in executive session) and consistently and actively engage in the development and approval of significant corporate strategies;

•	the Board and its committees have unrestricted access to management;

•	the Board and its committees can retain, at Company expense, any advisors they deem necessary with respect to any matter brought before them; and

•	In 2020, the Board held four executive sessions of non-management members, and its committees collectively held twenty-one sessions.

Meetings of NXP’s Board

The Board met five times in 2020. In addition to these meetings, directors attended meetings of individual Board committees of which they were members. Each of the directors attended at least 75% of the aggregate of the Board meetings and meetings of committees of which they were a member during the periods for which they served in 2020. NXP does not have a formal policy regarding Board members’ attendance at annual general meetings, but all of our Board members are invited to attend the Annual General Meeting. In 2020, Sir Peter Bonfield, Chairman of the Board, as well as Kurt Sievers and Richard Clemmer participated in the Annual General Meeting via teleconference due to restrictions on in person attendance because of COVID-19.

The Rules of Procedure require the independent directors to meet in executive session from time to time, and at least twice annually, without any members of management present. During 2020, the independent directors of the Board met in executive session four times.

NXP’s Board Committees

The standing committees of the Board are the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee.

All members of the Audit, Compensation, and Nominating and Governance Committees are independent directors, as defined in the applicable Nasdaq listing standards, applicable SEC rules and the DCGC. Board approval of any director appointment to the Audit,

HOW OUR BOARD GOVERNS AND IS GOVERNED (continued)

Compensation, and Nominating and Governance Committees must include at least a majority of the independent directors, as defined in the applicable Nasdaq listing standards.

Audit Committee

Our Audit Committee is a separately-designated standing committee established in accordance with Section 3(a)(58)(A) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and currently consists of Ms. Southern (Chair), Ms. Staiblin and Mr. Sundström, each of whom are independent for purposes of the Nasdaq listing standards, our Rules of Procedure and Rule 10A-3 of the Exchange Act.

Subject to the requirement under Dutch law that independent auditors be appointed by the shareholders at a general meeting of shareholders, the Audit Committee has ultimate authority and direct responsibility to appoint, compensate, retain, oversee, evaluate and, where appropriate, replace the independent auditors. In addition, the Audit Committee reviews the performance and independence of the independent auditors and also oversees internal audit activities, compliance with the Code of Conduct and legal matters, including litigation and intellectual property disputes.

Our Audit Committee reviews our annual audited financial statements and quarterly unaudited financial statements and certain other public disclosures prior to publication. The Audit Committee also meets periodically with senior management to discuss risk assessment and risk management policies.

The Board has determined that all Audit Committee members are able to read and understand fundamental financial statements in accordance with Nasdaq listing standards and that all three current members of the Audit Committee meet the SEC’s definition of “audit committee financial expert” as that term is defined in Item 407(d) of Regulation S-K. As noted above, all Audit Committee members are independent for purposes of Nasdaq listing standards, our Rules of Procedure, and Rule 10A-3 of the Exchange Act. For a description of the education and experience of each of the members of the Board’s Audit Committee please refer to the “Nominees for Director” section above.

The Audit Committee meets at least quarterly, and as often as it deems necessary to fulfill its responsibilities.

Number of meetings in 2020: 9.

This committee operates under a written charter adopted by our Board. The charter complies with SEC regulations and Nasdaq listing standards. The charter is reviewed and reassessed regularly to ensure continued compliance with these requirements. The charter is available for public viewing on our website at http://investors.nxp.com, under the “Corporate Governance” section.

Compensation Committee

Our Compensation Committee currently consists of Mr. Smitham (Chair), Sir Peter Bonfield, Ms. Olving and Mr. Sundström. Our Board has determined that all of the members of the Compensation Committee are independent for purposes of Nasdaq listing standards, our Rules of Procedure and Rule 10C-1 of the Exchange Act. Pursuant to its charter and the authority delegated to it by our Board, the Compensation Committee is responsible for overseeing our compensation and employee benefit plans and practices, including formulating, evaluating and approving the compensation of our executive officers, including the compensation of our Chief Executive Officer, and for overseeing all compensation programs involving the issuance of our equity securities. For more information regarding the Compensation Committee and the determination of executive compensation, see the “Executive Compensation” section below. The Compensation Committee meets as often as it deems necessary, but not less than four times a year.

Number of meetings in 2020: 8.

This committee operates under a written charter adopted by our Board. The charter complies with SEC regulations and Nasdaq listing standards. The charter is reviewed and reassessed regularly to ensure continued compliance with these requirements. The charter is available for public viewing on our website at http://investors.nxp.com, under the “Corporate Governance” section.

HOW OUR BOARD GOVERNS AND IS GOVERNED (continued)

Nominating and Governance Committee

Our Nominating and Governance Committee currently consists of Mr. Summe (Chair), Sir Peter Bonfield, Mr. Kaeser and Mr. Goldman. Our Board has determined that all of the members of the Nominating and Governance Committee are independent for purposes of Nasdaq listing standards and our Rules of Procedure. Pursuant to its charter and the authority delegated to it by our Board, the Nominating and Governance Committee is responsible for determining selection criteria and appointment procedures for members of our Board, periodically assessing the scope and composition of our Board and evaluating the performance of its individual members.

The Nominating and Governance Committee will consider timely written proposals for nomination from shareholders and will evaluate a shareholder’s prospective board nominee in the same manner that it evaluates other nominees, but only if it receives the request to consider such matter no later than on the 60th day prior to the day of the Annual General Meeting. The Nominating and Governance Committee from time to time engages consultants or third-party search firms to assist in identifying and evaluating potential nominees. A shareholder who wishes to recommend a prospective Board nominee for the committee’s consideration may write to us at NXP Semiconductors N.V., High Tech Campus 60, 5656 AG, Eindhoven, The Netherlands, Attention: Secretary. For more information regarding shareholder proposals and nominations see “Future Shareholder Proposals and Nominations for the 2022 Annual General Meeting.” The Nominating and Governance Committee meets as often as it deems necessary to fulfill its responsibilities, but not less than four times a year.

Number of meetings in 2020: 4.

This committee operates under a written charter adopted by our Board. The charter complies with SEC regulations and Nasdaq listing standards. The charter is reviewed and reassessed regularly to ensure continued compliance with these requirements. The charter is available for public viewing on our website at http://investors.nxp.com, under the “Corporate Governance” section.

Information about each of the standing committees is provided on the following page and pages 30-32 provide an additional discussion of committee responsibilities in relation to risk oversight.

HOW OUR BOARD GOVERNS AND IS GOVERNED (continued)

AUDIT COMMITTEE
Members Ms. Southern (Chair) Ms. Staiblin Mr. Sundström

KEY OVERSIGHT RESPONSIBILITIES INCLUDE, BUT ARE NOT LIMITED TO:

•  The integrity of the Company’s financial statements and its accounting and financial reporting processes

•  The effectiveness of the Company’s internal control over financial reporting

•  Compliance with applicable legal and regulatory requirements

•  Oversight of information technology risks, including cybersecurity

•  The qualifications, independence and performance of the independent registered public accounting firm for U.S. public reporting purposes and the Company’s external auditor for purposes of Dutch law

•  The Internal Audit group

•  The Company’s processes and procedures related to risk assessment and risk management

•  Related party transactions

Number of meetings during 2020:	9

COMPENSATION COMMITTEE

Members Mr. Smitham (Chair) Sir Peter Bonfield Ms. Olving Mr. Sundström

KEY OVERSIGHT RESPONSIBILITIES INCLUDE, BUT ARE NOT LIMITED TO:

•  CEO and senior management compensation, including the corporate goals and objectives relevant to such compensation and evaluating performance in light of those goals and objectives

•  Board and committee compensation

•  Relationship between the Company’s compensation policies and practices and risk management

•  Management Team succession plans

•  Compensation and benefits-related disclosures and equity compensation plans in which executives participate

•  Various human capital management topics, including diversity, equality and inclusion, workforce trends and surveys, as well as University Relations Program

Number of meetings during 2020:	8

NOMINATING AND GOVERNANCE COMMITTEE

Members Mr. Summe (Chair) Sir Peter Bonfield Mr. Goldman Mr. Kaeser

KEY OVERSIGHT RESPONSIBILITIES INCLUDE, BUT ARE NOT LIMITED TO:

•  Corporate governance matters

•  Nomination or re-nomination of director candidates and approval of other annual shareholders meeting agenda items

•  The annual self-evaluation of the Board and its committees

•  Review NXP top identified risks and make proposals to the Board on oversight

•  Initiatives and reporting on Environment, Social and Governance

Number of meetings during 2020:	4

HOW OUR BOARD GOVERNS AND IS GOVERNED (continued)

Setting and Overseeing Strategy

The Board actively determines the Company’s strategy and continues to focus on those strategies designed to ensure the continued durability and sustainability of the Company, while creating long-term value for our shareholders, and serving the interests of our other stakeholders. The Board and its committees regularly and extensively reviewed during their meetings throughout 2020 the Company’s strategy, the Company’s primary risks as well as the design and operation of the internal control systems to ensure it supports the long-term growth and sustainability of the Company and reflects, among other considerations, market challenges and opportunities, and the interests of shareholders and other stakeholders. This has substantially impacted the long-term value creation strategy as referred to in practice 1.1.1 of the DCGC. In addition to quarterly updates on the business performance and detailed presentations by the various business managers, the Board, as part of its annual meeting schedule, spent a full meeting in November to review and discuss the mid- to long-term strategy of the Company.

The Board is committed to maintaining a dialogue with shareholders to ensure that they understand our differentiated strategy and business model and have an opportunity to discuss and engage on a broad range of topics, including our strategy. The Board will also review the implementation of our strategy at our annual general meeting of shareholders, giving attendees the opportunity to discuss our annual Dutch board report and the accompanying financial statements prepared in accordance with International Financial Reporting Standards as adopted by the European Union (“IFRS”). We also regularly discuss our strategy in shareholder engagement sessions.

Risk Oversight

Our management is directly responsible for executing the Company’s risk management processes. Our Board is responsible for overseeing these risk management processes. In exercising its oversight, the Board and, as appropriate, the relevant Board committees, assesses the material risks facing the Company and evaluate management’s plans for managing material risk exposures. The Company conducts a formal annual risk assessment to identify, analyze and report on enterprise risks. The results of this risk assessment are reported to and discussed with the Board.

Our Board performs this oversight function through periodic reports from management and Board committees. While our Board generally has ultimate oversight responsibility of the Company’s risk management processes, it has delegated to its committees the responsibility to oversee risk management processes associated with their respective areas of responsibility and expertise. For example, the Audit Committee has oversight responsibility for the Company’s internal audit function, compliance with the Code of Conduct, internal controls and financial reporting practices, information technology and cybersecurity risks, litigation, and compliance processes. The Compensation Committee has oversight responsibility for the Company’s executive talent management and succession planning, including executive succession, and risks related to the Company’s compensation policies and practices, as described in more detail in the Compensation Practices and Risk section of the Compensation Discussion and Analysis. The Nominating and Governance Committee has oversight responsibility for the Company’s compliance with its corporate governance principles, CEO succession planning and proposes recommendations to the Board for updates to risk oversight responsibilities of the committees and the Board. The Board receives regular reports from each committee chair regarding the committee’s considerations and actions. The Board also receives regular updates from management on the Company’s business operations, financial results and strategy and, as appropriate, discusses and provides feedback with respect to risks related to these topics. Annually, the Board holds strategic planning sessions with senior management to discuss strategies, key challenges, and risks and opportunities for our business.

NXP, similar to other semiconductor companies, operates in a complex and rapidly changing environment that involves many risks. In addition to general market, research and development, and economic risks, the Company faces potential risks related to its industry; information technology and cybersecurity; data privacy; financial controls and reporting; legal, regulatory and compliance; finances and taxation; global operations; environment and social responsibility; and product portfolio and commercialization, among others. As a company committed to operating ethically and with integrity, we proactively seek to manage and, where possible, mitigate risks to help ensure compliance with applicable rules and regulations, maintain integrity and continuity in our operations and business and protect our assets. Risk management is an enterprise-wide objective subject to oversight by the Board and its committees.

It is the responsibility of management and employees to implement and administer risk-management processes to identify material risks to our business. In addition, management must assess, manage and monitor those risks, all while maintaining flexibility in how we operate. To further embed risk management and compliance into our culture, we implement relevant policies and procedures and train employees on the specifics of such policies and procedures. All of our committees have regular access to management and the Board and committees also schedule sessions without members of management present.

HOW OUR BOARD GOVERNS AND IS GOVERNED (continued)

The purpose of our enterprise risk management (“ERM”) is to timely identify, evaluate, prioritize, respond to, and manage material business risks impacting NXP Semiconductors’ strategic objectives.

The objectives of ERM are to:

•	Enhance our understanding of risks across the organization and their impact on our strategy

•	Improve our ability to respond to risks, particularly those that could result in a strategic impact event

•	Ensure there is an effective system of management for key risks

•	Prioritize and align risk management efforts and resources effectively

•

Provide reasonable assurance, in line with the three lines of defense model, to stakeholders that there is a system in place to manage risk and that legal requirements are complied with, and the integrity of the company’s financial reporting and related disclosures is safeguarded.

Key ERM activities include:

•	Assessment (identification and evaluation of risks)

•	Response (building capabilities, mitigation)

•	Management Assurance (effective management methods, clear accountabilities)

•	Monitoring (audit, inquire, verify)

•	Communication (internally and externally)

•	Periodically evaluate effectiveness method

The procedures plan for reasonable coverage of the potential risks. Despite the thoroughness of the process unforeseen events that impact the strategy may happen.

Risk management governance

The Board of Directors oversees NXP’s processes and procedures related to risk assessment and risk management, reviews NXP top identified risks and the Nominating and Governance Committee makes proposals to the Board on oversight.

Our management team oversees, identifies and manages the top risks NXP faces in executing its strategy, defines the risk appetite and manages risks consistently with the risk appetite. The Enterprise Risk Management function enables management to make risk management more efficient and effective by providing and maintaining a risk management framework, a risk monitoring mechanism and facilitation of the execution of the ERM process. All required to mitigate the risks to levels consistent with the risk appetite of NXP. We believe that our risk appetite is consistent with our peers in the semiconductor industry and a reflection of the risk in the semiconductor industry. This risk appetite is different for the different identified risks and therefore the level of mitigation can be different. For mitigation of the operational, financial disclosure and compliance risk we merely rely on our framework of business controls, processes, authorizations and “tone at the top.” For more strategic risks a more top down approach to mitigating the risks is applied.

A risk owner performs an assessment and prioritizes the most likely and impactful risk elements and takes appropriate measures to mitigate the risk within the given appetite. The Internal Audit function, as part of annual audit plan approved by the Audit Committee, provides assurance of effectiveness of NXP’s risk management. A structured risk management process is put in place to identify and manage the most crucial risks for NXP, taking into account both internal and external information sources. The ERM process is existing of the following elements:

•	Yearly interviews with all NXP MT members, starting from the strategy and seeking their insight in the most important risks for NXP

•	Assessment of a consolidated risk list on both likelihood and impact by different layers in the organization

HOW OUR BOARD GOVERNS AND IS GOVERNED (continued)

•	Based on likelihood and impact, the top risk list is (re-)confirmed by the MT and reported to the Board of Directors

•	Risk owners drive required mitigation actions to ensure the risk meets the risk specific appetite

•	Corrective action are taken where necessary as a result of evaluation of the controls by internal audit and/or self-assessments

•	Effectiveness of the controls are measured by specified risk indicators, updated on at least a quarterly basis

•	Risk status and controls in place are discussed each quarter in Board or the selected board committee

•	At least once per year, the risk process is review with the Board of Directors on effectiveness and improved where needed.

Information Technology Risks

The Company’s Audit Committee has oversight responsibility for reviewing the effectiveness of NXP’s governance and management information technology risks, including those relating to business continuity, cybersecurity, malware, regulatory compliance and data management. NXP senior leadership briefs the Audit Committee quarterly on information security matters and briefs the full Board on information security matters at least annually. NXP is certified and externally audited to ISO 27001 with certain additional certifications such as Common Criteria 6+, PCI DSS and GSMA Security for focused functions, and we maintain information security risk insurance coverage. We have multiple cybersecurity training initiatives as part of our information security training and compliance program. We deploy simulated attacks and related trainings at least quarterly. We deliver a Cyber Security orientation to all of our new employees and maintain a library of cyber security learning sessions available to our employees.

NXP uses a multi-layer approach to identify and mitigate information security risks. On a tactical level, NXP maintains a 24x7x365 Security Operating Center (SOC) that actively monitors for and identifies cyber security threats and initiates appropriate mitigation processes. The SOC reports to Computer Security Incident Response Team (CSIRT). Where needed a task force containing Security, IT, Communications, Legal and Business representatives is established. This task force leads mitigation activities where the potential threat or risk is elevated. In addition to SOC the NXP IT Service Desk and NXP employees are trained to identify Cyber Security issues and to escalate them to correct owners. On a strategic level, NXP’s information technology risk management program is a component of the ERM process described above. NXP’s Chief Information Security Officer manages the information security risks identified in the ERM process, performing an initial risk assessment, prioritizing the most likely and impactful risk elements and recommending appropriate measures to mitigate the risk. This assessment and recommended mitigation strategies are validated and refined by senior leadership and reviewed in quarterly meetings with the Audit Committee and annually with the full Board.

The Board, in turn, directly or through its committees, oversees management’s implementation of risk management. We have approved a robust Code of Conduct and other related policies, and the Board and its committees rigorously review with management actual and potential significant risks at least on a quarterly basis.

Board Education

Individual members of the Board participate in director education seminars, conferences and other director education programs presented by external and internal resources, on matters that relate to, among other topics, compensation, governance, board processes, risk oversight, business, industry, audit and accounting, credit and financial, regulatory and other current issues. In February 2020, a number of newly appointed members of the Board had a two-day visit to the NXP headquarters in Eindhoven and the factory in Nijmegen, where they received a number of presentations on various topics by members of management.

HOW OUR DIRECTORS ARE SELECTED AND EVALUATED

Consideration of Director Nominees

For purposes of identifying individuals qualified to become members of the Board, the Nominating and Governance Committee considers the following general criteria, among others, in nominating director candidates. These criteria reflect the traits, abilities and experience that the Board looks for in determining candidates for election:

•	Directors shall have relevant expertise and experience and be able to offer advice and guidance to the CEO based on that expertise and experience;

•	Directors shall have the ability to exercise sound business judgment;

•

Directors shall represent diverse viewpoints; the personal backgrounds and qualifications of the directors, considered as a group, should provide the Company with a significant composite mix of experience, knowledge and abilities; and

•	Unless otherwise approved by the Board, directors shall not be a member of the board of directors or an officer or employee of a competitor (or an affiliate of a competitor) of the Company.

In addition to the criteria set forth above, and any others the Nominating and Governance Committee or the Board may consider, a majority of the Board’s members must be “independent,” as that term may be defined from time to time by the applicable Nasdaq listing standards, the Rules of Procedure, as well as practice 2.1.8 of the DCGC, including that an independent director must be free of any relationships which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

As needed, the Nominating and Governance Committee may identify new potential director nominees by, among other means, requesting current directors and executive officers and external advisors to notify it if they become aware of persons meeting the criteria described above who would be suitable candidates for service on the Board. The committee also may, as needed, engage one or more firms that specialize in identifying director candidates.

As appropriate, the Nominating and Governance Committee will review publicly available information regarding a potential candidate, request information from the candidate, review the candidate’s experience and qualifications, including in light of any other candidates the committee might be considering, and conduct, together with other members of the Board, one or more interviews with the candidate. Committee members or their designees also may contact one or more references provided by the candidate or may contact other members of the business community or persons who may have first-hand knowledge of the candidate’s talents and experience.

Diversity

The Board is committed to supporting, valuing and leveraging diversity, including gender and ethnic/cultural diversity, in its composition, among other qualities that the Board believes serve the best interests of the Company and its stakeholders. As part of these efforts, the Board, while taking into account the overall profile and selection criteria for appointments of suitable candidates, has proposed a slate of nominees to the Board in which at least 30% of director nominees are women and that includes a director nominee from an underrepresented ethnic group. The Board aims to continue in its efforts to have a diverse gender and ethnic composition as it continues its board refreshment process.

Board Refreshment

The Board, with the support of the Nominating and Governance Committee, maintains an orderly, robust process for Board refreshment and succession that is aimed at maintaining an appropriate balance with respect to the expertise, experience and diversity on the Board. The Board and its Nominating and Governance Committee regularly evaluates the Board composition with respect to, among other matters, director independence, skills, experience, expertise, diversity and other factors to ensure the Board remains well-qualified to provide effective oversight of the Company and management. The Board and the Nominating and Governance Committee regularly consider the Company’s strategy, performance, operations, relevant industry and market conditions, and current and anticipated needs in terms of particular areas of experience and expertise (e.g., risk oversight, industry, science), among many other factors, to inform these refreshment practices.

HOW OUR DIRECTORS ARE SELECTED AND EVALUATED (continued)

The Board continues its orderly Board succession and refreshment process, refreshing eight director seats since the beginning of 2015.

The Board also remains focused on committee composition and refreshment. In August 2018, the Board refreshed the chairs of the then two Board committees (the Audit Committee and the Nominating and Compensation Committee) and, following the installment of the Nominating and Governance Committee in September 2019, the Board refreshed the composition of all three committees.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Under the Rules of Procedure, a conflict of interest must be reported to the Board and the Board shall determine the consequences of such conflict, if any. In case of a conflict of interest, the director concerned is not allowed to participate in discussions or vote on such matter. If all directors have a conflict of interest, the resolution concerned will be voted on by shareholders at the general meeting of shareholders.

Other than the compensation items described below, no decisions to enter into material transactions in which there were conflicts of interest with directors occurred during the financial year 2020.

HOW OUR DIRECTORS ARE COMPENSATED

Non-Employee Director Compensation for 2020

The Compensation Committee has responsibility for reviewing and considering any revisions to compensation for non-executive directors. The Board reviews the Compensation Committee’s recommendations and makes the final recommendation to the shareholders meeting regarding compensation for non-executive directors. Refer to Item 8 below for the board proposals to the Annual General Meeting to set the revised equity compensation to the Board. It is our policy to reimburse all directors for reasonable expenses incurred in performing their duties as a director.

Cash Compensation

Sir Peter Bonfield, receives an annual fixed fee of €275,000 for serving as non-executive director and chairman of the board. The other non-executive directors receive an annual fixed fee of $85,000. In response to the COVID-19 pandemic, the nine non-executive Directors proposed and accepted a 25 percent reduction in their annual fixed fee effective April 1, 2020 to December 31, 2020. Members of the Audit Committee, Compensation Committee and Nominating and Governance Committee receive an additional annual fixed fee of $15,000 and the chairs of each of these committees receive an additional annual fixed fee of $15,000.

Equity Compensation

In 2020, each non-executive director received an annual restricted share unit award with a grant value of $200,000. The awards were granted at the same time as the NXP annual equity grants for NXP employees in October, and the restricted share units fully vest on the earlier of the first anniversary of the date of grant or the next annual general meeting of shareholders. Unvested portions of their equity award are forfeited upon the termination of a non-executive director’s service on the Board, except in the case of termination of service upon death or at the request of the Board, in which case the unvested portion is fully accelerated. The annual grant value has been set at $200,000 since the initial public offering of the Company in August 2010. In Agenda item 8 it is proposed to increase this annual equity grant value to $225,000.

Share Ownership Guidelines

Members of our Board are subject to share ownership guidelines. Non-executive directors are prohibited from selling any shares of the Company until they own shares that are valued at no less than five times the annual cash fixed fee paid to the director. Our executive director and President/CEO is subject to the share ownership guidelines described in Item 9 below.

Non-Executive Director Compensation in 2020

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Sir Peter Bonfield	$284,965	$195,620	$480,585
Kenneth A. Goldman	$84,063	$195,620	$279,683
Josef Kaeser	$84,063	$195,620	$279,683
Lena Olving	$84,063	$195,620	$279,683
Peter Smitham	$99,063	$195,620	$294,683
Julie Southern	$99,063	$195,620	$294,683
Jasmin Staiblin	$84,063	$195,620	$279,683
Gregory Summe	$99,063	$195,620	$294,683
Karl-Henrik Sundström	$99,063	$195,620	$294,683

1.

Messrs. Goldman, Kaeser, Smitham, Summe and Sundström and Mses. Olving, Southern and Staiblin’s cash compensation and Sir Peter Bonfield’s committee fees are determined in dollars and paid in Euros using the exchange rate at the time of payment. Sir Peter Bonfield’s annual fixed fee is determined and paid in Euros; his fee has been converted to dollars using an exchange rate of 1.1412. The amounts above reflect the 25 percent reduction to their base annual fixed fee effective April 1, 2020 to December 31, 2020 as described above. The reduced amounts were voluntarily forfeited and will not be recuperated.

2.

On October 27, 2020, Sir Peter Bonfield, Messrs. Goldman, Kaeser, Smitham, Summe and Sundström and Mses. Olving, Southern and Staiblin each received an annual restricted share unit (‘RSU’) grant of 1,502 under the terms of the NXP Semiconductors N.V. 2019 Omnibus Incentive Plan and the Director Restricted Stock Unit Award Agreement. The values in this column represent the grant date fair value of the RSU awards calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“ASC 718”). See Note 2—Summary of Significant Accounting Policies ‘Share-based Compensation’ and Note 18—Share-based Compensation, both found in

Part II, Item 8, “Financial Statements and Supplementary Data” in the Notes to Consolidated Financial Statements in the Annual Report on Form 10-K for the year ended December 31, 2020 for additional information. As of December 31, 2020, Sir Peter Bonfield, Messrs. Goldman, Kaeser, Smitham, Summe and Sundström and Mses. Olving, Southern and Staiblin each held 1,502 RSUs and no non-employee director held options.

ITEM 4: AUTHORIZATION OF THE BOARD TO ISSUE ORDINARY SHARES AND GRANT RIGHTS TO ACQUIRE ORDINARY SHARES

The Board considers it in the best interest of the Company and its stakeholders for the Board to be able to react in a timely manner when strategic business opportunities arise that require the issuance of ordinary shares. For example, this designation has been used in the past in relation to the issuance of convertible bonds in 2014.

At the 2020 AGM, the shareholders authorized the Board to issue shares and to grant rights to acquire ordinary shares equal to 10% of the issued share capital for a period of 18 months, effective from May 27, 2020 until November 27, 2021, and to exclude pre-emptive rights in connection with such issue or grant of rights. It is proposed to renew this authorization for a new period of 18 months, effective from May 26, 2021 until November 26, 2022, and up to 10% of the issued share capital. The Company’s issued share capital as of March 22, 2021 was 289,519,638 ordinary shares.

Although we presently do not have specific plans to issue ordinary shares for any purpose, the Board believes that it is advisable and in the best interest of our shareholders for our shareholders to provide this general authorization in order to avoid the delay and expense of obtaining shareholder approval at a later date, and to provide us with greater flexibility to pursue financing opportunities, such as the issuance of convertible notes, or acquisitions when market conditions are favorable. The issuance of a large number of ordinary shares could be dilutive to existing shareholders or reduce the trading price of our shares on Nasdaq.

Therefore, in accordance with standard Dutch practice, it is proposed to grant the Board the authorization to issue ordinary shares and grant rights to acquire ordinary shares (up to 10% of the issued share capital) within the limits provided in the Articles of Association, which authorization can be used for general purposes. If this proposal is approved the prior authorization (from the 2020 AGM) will immediately expire.

THE BOARD RECOMMENDS A VOTE “FOR” THE PROPOSAL TO AUTHORIZE THE BOARD TO ISSUE ORDINARY SHARES AND GRANT RIGHTS TO ACQUIRE ORDINARY SHARES.

ITEM 5: AUTHORIZATION OF THE BOARD TO RESTRICT OR EXCLUDE PRE-EMPTION RIGHTS ACCRUING IN CONNECTION WITH AN ISSUE OF SHARES OR GRANT OF RIGHTS

To the extent that the Board issues ordinary shares or grants rights to acquire ordinary shares under the authorization as set out in Item 4, it is proposed to authorize the Board for a period of 18 months, effective from the Annual General Meeting, to restrict or exclude pre-emption rights accruing in connection with such issuance or grant.

THE BOARD RECOMMENDS A VOTE “FOR” THE PROPOSAL TO AUTHORIZE THE BOARD TO RESTRICT OR EXCLUDE PRE-EMPTION RIGHTS ACCRUING IN CONNECTION WITH AN ISSUE OF SHARES OR GRANT OF RIGHTS.

ITEM 6: AUTHORIZATION OF THE BOARD TO REPURCHASE ORDINARY SHARES OF THE COMPANY

At the 2020 AGM, shareholders authorized the Board to acquire ordinary shares in the Company’s capital for a period of 18 months. It is proposed to renew this authorization for a period of 18 months from the Annual General Meeting, as set out below.

The purpose of this Item is to create flexibility to return capital to the shareholders and to cover obligations of the Company to deliver ordinary shares. In addition to being a means to return value to shareholders, repurchases of shares of the Company’s own share capital could be used by the Board to demonstrate a commitment to the Company’s business and confidence in the long-term growth of NXP, provide increased liquidity for investors and cover obligations under the Company’s share-based compensation plans. Since 2017, the Company has returned $8.175 billion to shareholders through previously announced share repurchases and dividend payments, reducing our diluted share count by approximately 18 percent, or 62 million shares.

The number of ordinary shares to be repurchased, if any, and the timing and manner of any repurchases will be determined after taking into consideration, amongst other things, prevailing market conditions and available resources. Under Dutch law, the number of shares held by the Company and its subsidiaries may not exceed 50% of the issued share capital.

As of March 22, 2021 the Company holds 13,772,811 treasury shares or 4.8 percent of the issued share capital. The Board considers it desirable to create the flexibility to continue with share repurchases. As such, it is proposed to the shareholders to authorize the Board for a period of 18 months, with effect from the Annual General Meeting, to repurchase ordinary shares up to 10% of the issued share capital as per the date of the Annual General Meeting. Shares may only be repurchased pursuant to this authorization so long as the total number of shares held by the Company in treasury does not exceed 20% of the Company’s issued share capital. The repurchases may take place on the open market, through privately negotiated repurchases, in self-tender offers, or through accelerated repurchase arrangements. Such repurchases may be made at prices ranging between €0.01 and a price equal to 110% of the market price of the ordinary shares on Nasdaq, market price being the average of the closing prices for the ordinary shares on Nasdaq on the five trading days prior to the date of the acquisition, provided that (i) for self-tender offers, the market price shall be the volume weighted average price (“VWAP”) for the ordinary shares on Nasdaq during a period, determined by the Board, of no less than one trading day and no greater than five trading days prior to the expiration of the tender offer, and (ii) for accelerated repurchase arrangements, the market price shall be the VWAP for the ordinary shares on Nasdaq over the term of the arrangement. If this authorization is granted, the existing authorization as granted in 2020 will cease to apply as per the moment this authorization takes effect.

THE BOARD RECOMMENDS A VOTE “FOR” THE PROPOSAL TO AUTHORIZE THE BOARD TO REPURCHASE THE COMPANY’S ORDINARY SHARES.

ITEM 7: AUTHORIZATION OF THE BOARD TO CANCEL THE COMPANY’S ORDINARY SHARES HELD OR TO BE ACQUIRED

It is proposed to authorize the Board to cancel any or all ordinary shares in the share capital of the Company held or repurchased by the Company resulting in a reduction of the Company’s issued ordinary shares. The cancellation may be executed in one or more tranches. The number of ordinary shares that will be cancelled (whether or not in a tranche) will be determined by the Board, with a maximum equal to the number of ordinary shares held or repurchased by the Company in its issued shared capital.

Pursuant to Dutch law, cancellation may not be effected earlier than two months after the resolution to cancel ordinary shares is adopted and publicly announced; this will apply for each tranche. The purpose of this proposal is to authorize the cancellation of ordinary shares held by the Company or that have been acquired in accordance with Item 6, to the extent that such ordinary shares shall not be used to cover obligations under share-based remuneration or other obligations.

THE BOARD RECOMMENDS A VOTE “FOR” THE PROPOSAL TO AUTHORIZE THE BOARD TO CANCEL THE COMPANY’S ORDINARY SHARES HELD OR TO BE ACQUIRED.

ITEM 8: APPROVAL OF THE AMENDED REMUNERATION OF THE NON-EXECUTIVE MEMBERS OF THE BOARD

The Compensation Committee has responsibility for reviewing and considering any revisions to compensation for non-executive directors, and in accordance with the Articles of Association any remuneration of the non-executive directors is subject to the approval of the general meeting of shareholders. In addition to an annual fixed cash fee, which has remained unchanged since the initial public offering of the Company in August 2010, and cash compensation for members of Board committees set in 2020, non-executive directors receive an annual equity award. Equity awards are granted in the form of restricted share unit awards, and vest on the earlier of the first anniversary of the date of grant or the next annual general meeting of shareholders. The maximum annual grant value has been set at $200,000, and has remained unchanged since the Company’s IPO in August 2010. The Compensation Committee, advised by its independent advisor, has compared the Board’s remuneration with its peer group, and determined that the value of the NXP’s non-executive director pay package was below the Peer Group. In view thereof, considering the annual equity grants to non-executive directors has been unchanged since the IPO in 2010, and in order to support the Board’s ability to attract and retain talented non-executive directors, the Board proposes to the Annual General Meeting to increase the annual equity grant value to non-executive directors from $200,000 to $225,000. No further changes in cash remuneration to members of the Board are proposed.

THE BOARD RECOMMENDS A VOTE “FOR” THE AMENDED REMUNERATION OF NON-EXECUTIVE MEMBERS OF THE BOARD.

ITEM 9: NON-BINDING, ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

We are providing the following non-binding, advisory vote to approve the compensation of our Named Executive Officers as required under Section 14A of the Exchange Act. We are requesting our shareholders to approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers as disclosed in the Compensation Discussion & Analysis (“CD&A”), related compensation disclosure tables and narrative disclosures of this proxy statement.

For the reasons more fully discussed in the CD&A, the Board unanimously recommends a vote “For” the following resolution:

“RESOLVED, that the shareholders approve, on a non-binding, advisory basis, the compensation of the Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the accompanying compensation tables and related narrative disclosure in this proxy statement.”

You may vote “For” or “Against” this proposal, or you may abstain from voting. Although the vote on this Item 9 is advisory and non-binding, the Compensation Committee and the Board will review the voting results on the proposal and will consider shareholder views in connection with our executive compensation program. For shareholders to adopt the non-binding resolution approving the compensation of our Named Executive Officers, a majority of the votes cast must vote “For” this proposal. Abstentions and broker non-votes will be entirely excluded from the vote and will have no effect on the outcome of this proposal. The Board has determined that the current frequency of our “say-on-pay” advisory vote shall be annually, and the next “say-on-pay” advisory vote will be held at our 2022 annual general meeting.

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE NON-BINDING, ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION.

EXECUTIVE OFFICERS

•

Kurt Sievers (1969, German). Mr. Sievers has been the executive director, president and chief executive officer since May 2020, after a successful track record as the president of NXP, overseeing all the company’s business lines, since 2018. Mr. Sievers joined NXP in 1995, and rapidly moved through a series of Marketing & Sales, Product Definition & Development, Strategy and General Management leadership positions across a broad number of market segments. He has been a member of the executive management team since 2009, where he has been instrumental in the definition and implementation of the NXP High-Performance Mixed Signal strategy. In 2015, Mr. Sievers was influential in the merger of NXP and Freescale Semiconductor. Mr. Sievers serves on the Board of the German National Electrical and Electronics Industry Association (ZVEI) and the Global Semiconductor Alliance (GSA) and chairs the Advisory Board of the international trade-fair Electronica. He also serves as a board member of AENEAS, the clusters for application and technology research in Europe on nano-electronics. Mr. Sievers serves as a member of the Asia-Pacific-Committee of German Business (APA) and as a member of the Board at the German Asia-Pacific Business Association (OAV), acting as the spokesperson for the Republic of Korea. Mr. Sievers earned a master’s degree in physics and information technology from Augsburg University, Germany.

•

Peter Kelly (1957, American). Mr. Kelly is executive vice president, chief financial officer and a member of the management team. He joined NXP in March 2011 and serves as NXP’s chief financial officer. Mr. Kelly has over 30 years of applicable experience in the global technology industry and has extensive financial expertise having worked in financial management positions in several other companies, including as CFO of UGI Corp. and Agere Systems Inc. Mr. Kelly also serves on the board and is a member of the Audit Committee and Nominating & Corporate Governance Committee of Plexus, Corp.

•

Christopher Jensen (1969, American). Mr. Jensen is executive vice president, chief human resources officer and a member of the management team. In this role, he is responsible for all aspects of the Company’s global human resources function, driving programs and process to enable NXP’s business performance. Mr. Jensen has been with NXP since the merger of Freescale and NXP in 2015, having been a key leader in the integration of the two companies. He has extensive experience in leading the various functions across human resources, with strength in change management, compensation and benefits design, and mergers and acquisitions. Prior to Freescale, Mr. Jensen held executive human resources positions at Applied Materials and Tandem Computers. Mr. Jensen also serves as an adjunct professor at Baylor University, teaching in their Executive MBA Program.

•

Stephen Owen (1960, Dutch). Mr. Owen is executive vice president, global sales & marketing and member of the management team. He has extensive experience in developing business internationally and served in various marketing and sales leadership positions at NXP and Philips since 1998.

EXECUTIVE OFFICERS (continued)

•

David Reed (1958, American). Mr. Reed is executive vice president of Technology and Operations at NXP. He joined NXP in 2015, having served as general manager at Freescale until the merger with NXP. He has 30 years of extensive international experience with global execution of fabs, assembly/test, packaging, R&D, foundries and joint ventures for Analog, Automotive, Logic and Wireless customers. He joined Freescale Semiconductor in 2012 as Senior Vice President, Manufacturing Operations. Previously he was vice president and general manager at GLOBALFOUNDRIES. He began his career at Texas Instruments in 1984 where he held multiple overseas and leadership assignments.

•

Jennifer Wuamett (1965, American). Ms. Wuamett is executive vice president, general counsel, secretary of our board of directors and member of the management team, and has served in this role since September 2018. Previously, Ms. Wuamett served as Senior Vice President and Deputy General Counsel at NXP. Prior to that, she was Freescale’s Senior Vice President, General Counsel and Secretary and served in various other positions at Freescale and Motorola beginning in 1997.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information regarding beneficial ownership of our common shares as of March 22, 2021, by:

•	each person or entity who is known by us to beneficially own more than 5% of our common shares;

•	each of our current directors and director nominees;

•	each of the Named Executive Officers; and

•	all of our current directors and executive officers as a group.

Percentage computations are based on 275,746,827 common shares outstanding as of March 22, 2021 and excludes 13,772,811 treasury shares held by the Company.

Beneficial ownership is determined in accordance with the rules of the SEC. Each person named in the table has sole voting and investment power with respect to all of the securities shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. Unless otherwise indicated, the address of each person named in the table is c/o NXP Semiconductors N.V., High Tech Campus 60, 5656 AG, Eindhoven, The Netherlands.

Name of Beneficial Owner	Common Shares Beneficially Owned	% of Common Shares Beneficially Owned
FMR LLC[1]	27,974,214	10.14%
T. Rowe[2]	24,826,513	9.00%
BlackRock, Inc.[3]	17,113,637	6.21%
Kurt Sievers[4]	49,603	*
Sir Peter Bonfield	14,434	*
Annette Clayton	—	*
Anthony Foxx	—	*
Kenneth A. Goldman	21,982	*
Josef Kaeser	23,949	*
Lena Olving	883	*
Peter Smitham	5,034	*
Julie Southern	8,146	*
Jasmin Staiblin	2,642	*
Gregory Summe[5]	12,736	*
Karl-Henrik Sundström	883	*
Peter Kelly[4,6]	295,814	*
Stephen Owen	—	*
David W. Reed[4]	20,318	*
Jennifer Wuamett[4]	14,010	*
Richard L. Clemmer[4,7]	411,381	*
Directors and executive officers as a group (16)[8]	883,026	*

*	Represents less than 1%.
1.

Information about the number of common shares owned by FMR LLC (“FMR”) is based solely on a Schedule 13G/A filed by FMR LLC with the SEC on March 10, 2021, reporting share ownership as of February 26, 2021. The address of FMR is 245 Summer Street, Boston, Massachusetts 02210. FMR, along with certain of its subsidiaries and affiliates, and other companies, beneficially owned an aggregate of 27,974,214 common shares, has sole power to vote 2,702,692 shares and the sole power to dispose of 27,974,214 shares of our common stock. Abigail P. Johnson is a Director, the Chairman, and the Chief Executive Officer of FMR. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR, representing 49% of the voting power of FMR. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT (continued)

be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed to form a controlling group with respect to FMR.
2.

Information about the number of common shares owned by T. Rowe Price Associates, Inc. (“T. Rowe”) on December 31, 2020, is based solely on a Schedule 13G/A filed by T. Rowe with the SEC on February 16, 2021. T. Rowe’s address is 100 E. Pratt Street, Baltimore, Maryland 21202. T. Rowe beneficially owned an aggregate of 24,826,513 common shares, has sole power to vote 9,528,670 shares and the sole power to dispose of 24,826,513 shares of our common stock.

3.

Information about the number of common shares owned by BlackRock, Inc. (“Blackrock”) on December 31, 2020, is based solely on a Schedule 13G filed by Blackrock with the SEC on February 2, 2021. Blackrock’s address is 55 East 52nd Street, New York, NY 10055. Blackrock beneficially owned an aggregate of 17,113,637 common shares, has sole power to vote 15,714,301 shares and the sole power to dispose of 17,113,637 shares of our common stock.

4.

These amounts include shares that may be acquired upon exercise of stock options that are currently exercisable as follows: 141,346 shares for Mr. Kelly, 17,773 shares for Mr. Reed, 8,394 shares for Ms. Wuamett and 138,734 shares for Mr. Clemmer.

5.	Includes 3,000 shares held by the G L Summe Irrevocable Trust.
6.	Includes 19,338 shares held by 2020 GRAT.
7.	Includes shares held by his son.
8.	Includes 306,247 shares that may be acquired upon exercise of stock options that are currently exercisable.

EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

This Compensation Discussion and Analysis (“CD&A”) describes our 2020 executive compensation program for the following executive officers (collectively, the “Named Executive Officers” or “NEOs”):

Name	Title
Kurt Sievers	Executive Director and President and Chief Executive Officer
Peter Kelly	Executive Vice President and Chief Financial Officer
Stephen Owen	Executive Vice President Sales and Marketing
Jennifer Wuamett	Executive Vice President and General Counsel
David Reed	Executive Vice President Operations
Richard Clemmer	Former Executive Director and Chief Executive Officer

We encourage shareholders to understand our beliefs in compensating and rewarding our NEOs. Therefore, we are providing an overview of the philosophies, principles, and practices that we employ, as governed by the Board of Directors of NXP (the “Board”). The NEOs, under the leadership of our Executive Director and President and Chief Executive Officer (our “CEO”) and the other members of the Board, are held accountable for delivering results, while simultaneously creating a culture of innovation and customer focus. The compensation of our CEO is determined by the Board in accordance with the principles set forth in the remuneration policy for executive and non-executive directors previously approved by our general meeting of shareholders, as required under Dutch corporate law. Richard Clemmer served as our Executive Director and Chief Executive Officer until his resignation from that position on May 27, 2020, at which time Mr. Sievers was appointed as our Executive Director and President and Chief Executive Officer.

2020 No Ordinary Year

In 2020, the world experienced a disruption never before seen with the COVID-19 pandemic. NXP, along with much of the semiconductor market, experienced a significant decline in revenue and production in the first half of the year due to this unforeseen challenge.

Our first priority during this time was the safety and wellbeing of our employees, customers and suppliers.

•

We enacted world-class health and safety protocols at all NXP sites and launched online information hub with NXP COVID-19 policy information, frequently asked questions, guidance for working from home, ergonomic guidelines and access to wellness resources.

•

To keep our essential business running, more than half of our employee population continued working in our wafer fabs and assembly and test sites. Additionally, engineers working in our high-security environments, employees needing access to labs and equipment, and those ensuring the day-to-day operations of NXP facilities also required access to our sites.

•	We immediately supported many “non-essential” employees all over the world to work from home during the multi-national quarantine.

•

During those first few weeks, we concentrated on ensuring communication with our employees by appointing a project team solely focused on coordinating policies and communications for the health and safety of our employees.

•

Our remarkably resilient employee population saw little to no degradation of productivity even while the situation remained uncertain. Their focus remained strong on delivering technology innovations and supporting our customers.

•	Throughout 2020, our employees continued to respond effectively to important safety protocols.

•	We made financial contributions of approximately $1M to various charitable agencies around the world.

Actions to preserve business operations and cash:

•	Our CEO and other NEOs voluntarily accepted a 25% reduction in base pay. Our non-executive members of our Board of Directors voluntarily accepted a 25% reduction in their cash retainer.

•	We did not provide any exceptional awards to NEOs or alter performance targets to account for unexpected COVID-19 impacts.

•	We limited discretionary spending.

EXECUTIVE COMPENSATION (continued)

•	We did not implement our annual merit salary increases and implemented a hiring freeze.

•	We temporarily suspended our share buyback program and did not increase our dividend.

NXP employees stepped up

•	NXP Austria supported the Red Cross with fast and secure transportation to and from hospitals.

•	NXP Belgium, Czech Republic, France, Germany, the Netherlands, and the US provided desktop and laptop computers to local schools to support virtual learning.

•

NXP teams in Czech Republic, France, Malaysia, Mexico, the Netherlands, Romania, Thailand, UK and the US created and donated protective face shields, masks and protective equipment for healthcare workers.

•	NXP teams in Czech Republic and the Netherlands donated tablets to allow individuals who were hospitalized or in nursing homes to be able to connect with family members.

•	NXP India employees donated funds to care for underprivileged families impacted by COVID-19.

•	NXP employees in Romania donated funds for a modular hospital.

•	NXP UK employees volunteered to support the National Health Service in responding to needs.

2020 Financial and Operational Context

Despite the challenges presented by COVID-19, we took immediate action to minimize impact on our business and achieved several strategic and operational successes during 2020:

Financials:

•	The first-half reduction in revenue was managed well, along with the significant rebound in revenues in the second half of the year delivering a record for Q4 2020

•	Operating margin was ~5% of sales on a GAAP basis and ~26% of sales on a non-GAAP basis*, despite market challenges, primarily a result of actions to reduce discretionary spending

•

Strong cash flow delivery—full-year cash flow from operations was 29% of revenue, increasing 5% year-on-year. Non-GAAP free cash flow, defined as cash flow from operations less net capital expense was 24% of revenue, increasing 12% year-on-year*

•	Excellent liquidity and solid balance sheet

*

non-GAAP operating margin and non-GAAP free cash flow are financial measures that do not comply with US GAAP. Appendix A to this Proxy Statement quantifies and reconciles these measures to the comparable US GAAP financial measure.

Strategic Leadership and Portfolio Management:

•	Successful transition of CEO leadership with reinvigorated strategy

•	Managed through COVID related challenges

•	In automotive, we continued investing to win in electrification

•	Announced complete suite of Radar Sensor Solutions

•	Volkswagen adopted NXP Battery Management Solutions

•	Advanced 5G technology with a new Gallium Nitride fabrication plant in Arizona

•	Delivered secure ultra-wide band enabled Android technology

EXECUTIVE COMPENSATION (continued)

Talent Focus:

•	We maintained our significant investment in R&D, especially focused on preserving critical R&D talent to continue delivering projects and setup future growth.

•	We experienced strong leadership throughout the workforce, whether working remotely or in essential operational functions, to support and minimize the disruption of our talent.

•

We recognized that a loss of our key management and other personnel, or an inability to attract such management and other personnel, could affect our business in a highly competitive environment; and therefore took targeted actions to ensure talent continuity.

The global pandemic impacted companies in the semiconductor industry differently. The auto industry, which represents a substantial portion of NXP’s revenue, was among the hardest-hit industries, thus impacting NXP proportionally more than some competitors. Despite this, NXP did not make any change to overall performance expectations for either short term or long-term incentives for our NEOs.

Our strong commitment to our pay for performance philosophy was reflected in the performance goals we established for 2020, and ultimately in the results and amounts that were earned or vested under our annual and long-term incentive programs for our NEOs. We further detail these outcomes and our committed adherence to this philosophy for each pay component including at a high level:

•	We did not make any adjustments to performance measures and overall programs even in the face of extraordinary issues

•	We missed our challenging goals predominantly based on impact from COVID-19

•	The 2020 AIP program did not payout for NEOs and no discretion was applied

•	The 2015 long term incentive program did not achieve performance targets resulting in cancellation of target shares

Say on Pay

At our annual general meeting of shareholders held on May 27, 2020, we did not receive a majority of votes in favor of the proposal to approve, on a non-binding, advisory basis, our NEOs’ compensation. We recognized the importance of engaging our shareholders’ governance and investment stewardship teams to ensure that we understood their concerns on this issue and our compensation program philosophy and design.

•

In response to shareholder concerns related to Say on Pay, we engaged in a broad shareholder outreach program, requesting meetings with the governance and investment stewardship teams of 25 of our largest shareholders, which represented approximately 59% of our identifiable and actively managed shares, to discuss specific concerns and solicit feedback regarding our compensation programs and the publication of our proxy.

•

In addition to our management outreach, our Chairman of the Board, and Chairs of the Compensation and Nominating and Governance committees met with governance and investment stewardship teams of five of our major shareholders, representing approximately 37% of our identifiable and actively managed shares, providing an opportunity for these shareholders to speak directly to our board leadership.

•	In 2021, we have continued our commitment to an ongoing shareholder outreach program involving both Non-Executive Board members and internal management conversations with shareholders.

What we heard

The feedback we received from our shareholders was direct and helpful. It included concerns regarding the magnitude of the equity incentive “reboot” grants in 2018 following the termination of the Qualcomm acquisition. We also heard concern about the terms of the advisory agreement with our former CEO taking effect in May 2020. These terms provided that he will serve as a strategic advisor to the Company to ensure an effective transition of leadership and that he would receive continued vesting of certain of his equity awards through October 31, 2021, subject to his continued service through that date.

EXECUTIVE COMPENSATION (continued)

We also discussed the design and payout ranges of our performance-based equity program. This program uses relative total shareholder return as the performance measure over a three-year period. Target shares are earned if we are at the median of the identified and disclosed peer group of companies.

Shareholders with whom we connected generally provided positive feedback on our overall ongoing program design and found that we have an appropriate balance of short and long-term rewards, with sufficient performance related elements.

Ultimately, the key feedback we heard was that the magnitude of the 2018 awards was perceived negatively while our overall ongoing program design was in line with market standards.

In addition to specific comments on executive compensation, shareholders expressed an interest in understanding important information about our workforce including demographics, diversity, equality and inclusion goals and statistics, how we invest in our current and future talent and how we monitor and manage retention. We have included an explanation of these topics in the ‘Human Capital Management’ section of this proxy statement beginning on page 5.

What we did

Our Board and executives thoughtfully considered and evaluated important information gathered from our shareholder engagement process and, together with feedback and input from our independent compensation consultant, decided upon the most appropriate course of action considering all relevant stakeholders. Based on this process and the input we received from our shareholders, we believe our current ongoing executive compensation program reflects current market practices and serves to strongly align the interests of our executives with those of our shareholders.

We acknowledge the shareholder concerns about the one-time “reboot” awards provided in the 2018. No grants of similar size have been made in 2019 and 2020, regardless of the extraordinary impact of COVID, taking into consideration the feedback regarding the 2018 “reboot” grant. Mr. Clemmer, for his role as CEO through May 2020, was provided no new award in 2020 and his 2019 award represented 23% of the award provided in 2018.

We structured Mr. Sievers’ compensation in connection with his promotion to CEO in 2020 with a focus on ensuring that his compensation is aligned with market practices. Mr. Sievers received a promotional grant in July, according to the CEO Agreements entered into and disclosed in March 2020, upon taking the role of CEO and combined with his annual grant as CEO received a total award less than the award provided as President in 2018. As CEO, his equity award was determined at 66% of the 2018 award granted as President. There is no current intention to provide exceptional awards to NEOs in the future.

With respect to the performance-based equity program, the Compensation Committee of the Board (the “Compensation Committee” or the “Committee”) considered the shareholder feedback and determined to continue with the current plan design. The Committee specifically considered that a common market practice is to have a single measure and have target payout at the median of the market, and therefore no changes were warranted. Relative Total Shareholder Return (“RTSR”) is the prevailing measure among our peers for a three-year period which remains our ongoing measure for 2020 grants. It also represents the clearest connection to shareholder interests.

We have continued our standard practice of determining equity award sizes for all NEOs, including our new CEO, based on prevailing market practice in our peer group. We are also maintaining the program elements that are discussed later with positive support from these shareholders.

Ongoing Shareholder Engagement

We will continue a regular, proactive shareholder engagement approach with both the portfolio managers, sector equity analyst and governance teams and including semi-annual outreach by our Chairman and other non-executive directors to our top investors. We believe that regular engagement with our shareholders is important and will allow us to continue to understand and respond to their feedback, questions, and concerns on a more real-time basis. Throughout this process, we will seek to gain feedback and answer questions on our business strategy, compensation practices, governance topics, ESG and other related issues. Investor outreach has increased in 2020 focusing our efforts on virtually remaining connected. In those calls, investors have been given opportunity to ask questions and express ideas or concerns. In addition to the Board engagement described above, management held discussions with 109 active shareholders representing 81% of our outstanding shares. Overall management held 275 unique investor meetings or events with existing and potential investors as well as sell-side analysts.

EXECUTIVE COMPENSATION (continued)

The chart below shows a ten-year period of stock price performance relative to the Philadelphia Semiconductor Index (SOX). NXP has consistently performed well as compared to companies in the overall semiconductor market.

Compensation Philosophy

As previously described in the ‘Corporate Governance’ section of this proxy statement, our long-term strategy is to maximize value for shareholders and other stakeholders of the Company. By driving relative market share, exceeding customer expectations, as well as developing, rewarding and retaining a highly engaged workforce, we expect to be able to grow market share 50% faster than our peers. Our purpose is to provide Secure Connections for a Smarter World, a mission inspired by our customer-focused passion to win. We have directly linked NEO pay to stakeholder interests including shareholders. This will be discussed in detail in following sections of this CD&A.

We operate globally and our executives are located in multiple countries. As a result, our pay philosophy considers both the overall importance of consistency across the geographies in which we operate and where our executive talent resides ensuring competitive practices within a local country. Our overarching pay strategy is to Pay for Performance—delivering highly competitive overall pay for market leading performance.

Our executive compensation program is designed to:

✓

Align to stakeholder interests, including shareholders, customers, employees, suppliers, as well as local and international communities where we operate, by delivering short and long term corporate strategic goals

✓	Enable the organization to attract, retain, motivate, and grow highly qualified talent with competitive and comprehensive programs

✓	Create, develop, and reward our smart, dedicated, hard-working and innovative employees

✓	Reward both collective and individual performance with highly competitive rewards for outstanding performance consistent with our top pay for superior performance philosophy

EXECUTIVE COMPENSATION (continued)

✓	Deliver fiscally sound practices while maximizing the program value to individuals and NXP

✓	Align to and reward demonstration of corporate values in support of our strong corporate culture

Key Practices in Determining Executive Compensation

The compensation of our CEO is determined by the Board, in accordance with the principles set forth in the remuneration policy for executive and non-executive Directors previously approved by our general meeting of shareholders, as required under Dutch corporate law.

The compensation of our other NEOs is also governed by the Board with specific actions taken to ensure the direct connection of rewards to key performance outcomes aligning executive pay to short and long-term stakeholder interests. Overall, our programs are competitive in the marketplace and highly incentive-based, with most of the compensation at-risk earned via our short- and long-term incentive programs based on overall Company and individual performance.

What We Do	What We Do NOT Do

✓   Emphasize pay for performance

✓   Tie a significant majority of our executives’ pay to Company performance and use both long- and short-term performance metrics

✓   Cap incentive plan payouts at 200% of target

✓   Include a “double-trigger” provision under our cash and equity incentive plans in the event of a change-in-control

✓   Maintain meaningful stock ownership guidelines for executives and Directors

✓   Use an independent Compensation Consultant to guide the Compensation plans

✓   Evaluate competitive market practices to establish program design and targeted payout amounts

✓   Conduct an annual risk assessment of our compensation programs

✓   Maintain a robust claw back policy covering cash and equity incentive plan awards for executives and Directors

✓   Follow principles of our shareholder approved executive and non-executive director remuneration policy

✓   Conduct board-level outreach to shareholders to elicit feedback on our compensation program

×  Provide for guaranteed salary increases or payouts for performance-based awards

×  Provide for excise tax gross-ups resulting from M&A activity or terminations

×  Provide for excessive separation payments or liberal definitions of change in control, or single-trigger cash severance upon a change in control

×  Provide above market returns on deferred compensation plans

×  Permit short sales, hedging, and transactions involving derivatives of our stock

×  Provide personal loans, guarantees or other similar arrangements

×  Allow the pledging of Company stock by directors, executive officers, and certain other employees

×  Re-price or buyout options without shareholder approval

EXECUTIVE COMPENSATION (continued)

Key Components of Our Executive Compensation Program

Pay Component	Approach and Structure	Connection to Our Compensation Philosophy and 2020 Key Points
Base Salary (see page 52)

•  Provides a competitive fixed component of cash compensation

•  Based on an individual’s role, experience, capability, and contributions

•  Reviewed annually against competitive benchmarks in local markets

•  Attracts, retains, motivates, and enables us to develop highly qualified executive leaders

•  Key Point: because of COVID 19, fiscal 2020 salaries for our NEOs were voluntarily reduced by 25% from April 1, 2020 through December 31, 2020

Annual Incentive Plan (“AIP”) (see page 53)

•  Variable, at-risk compensation

•  Rewards achievement of business/function, and/or overall corporate results against key Company near-term goals

•  Performance measures and targets evaluated annually and set by the Board

•  Program focuses on Revenue growth pertaining to market share and Non-GAAP gross margin modified by individual performance

•  Rewards Company performance against challenging short-term targets, with highly competitive rewards for outstanding performance

•  Key Point: 2020 target bonuses were established for the NEOs based on their specific roles

•  Key Point: although short term performance against set financial targets was impacted by unforeseen challenges; no adjustments to those targets were taken for the NEOs

•  Key Point: 2020 AIP did not fund in keeping with our pay for performance philosophy

Performance-Based Restricted Stock Units (“PSU”) (see page 56)

•  Meaningfully incents management to execute on our longer-term business objectives

•  Drives long-term shareholder value creation

•  Vesting based on 3-year cliff vesting using 3-year RTSR measured against a defined Peer Group

•  Aligns with shareholder interests by driving superior performance against longer-term corporate financial, operational, and strategic goals

•  Target awards represent 70% of long-term incentive compensation value at time of award

•  Key Point: The Compensation Committee evaluated the PSU structure considering shareholder feedback and a detailed review of practices within the NXP Peer Group

•  Key Point: PSUs granted in 2015, which have specific EBIT performance targets of 10% per year compounded growth, were determined to have not met the performance criteria resulting in the cancellation of each such PSU, including those granted to our current and former CEOs, demonstrating our strong pay for performance commitment. The target value forfeited by each of our former and current CEOs was $6.25M and $1.65M respectively valued at the time of grant. Value at the time of cancellation was $11.62M and $3.09M respectively considering stock price at time of cancellation.

EXECUTIVE COMPENSATION (continued)

Pay Component	Approach and Structure	Connection to Our Compensation Philosophy and 2020 Key Points
Restricted Stock Units (“RSU”) (see page 57)	• Aligns executives’ interests with those of shareholders • Helps the Company retain key talent • Vests ratably over 3 years

•  Aligns with shareholder interests, while also establishing strong retention of our highly qualified executive talent over time

•  Key Point: Target awards represent 30% of long-term incentive compensation at time of award

Benefits and Other Compensation (see page 58)

•  Generally, delivers local programs, consistent with other employees, to plan for various life events of our executives

•  Supports the varying needs of executives operating in a complex, global environment

•  Allows executives to maximize time and attention on activities driving company performance

• Attracts, retains, motivates, and enables us to develop highly qualified executive leaders while providing a competitive overall total rewards program

A Large Majority of Our NEOs’ Target Pay is At-Risk

Our performance-based culture and pay for performance philosophy strongly align the interests of our NEOs with those of our stakeholders. As shown in the following charts, our 2020 target executive compensation program was focused extensively on variable, performance-based and at-risk compensation. Our current CEO, Mr. Sievers, has 92% of his target compensation at risk with variable components. More than 60% is directly linked to performance of the company and himself. Our other executive officers who are NEOs, excluding our former CEO, also have 84% of their target compensation at risk.

These figures include annual salary, target AIP and equity award values. Current Executive Director and CEO chart reflects his annualized salary and his target AIP percentage of 150%. Figures exclude the increased value in the CEO’s pension arrangement from market conditions as well as those items outlined in the Summary Compensation Table as All Other Compensation. The average NEO figures include the annualized salary not impacted by the voluntary salary reduction and their target AIP percentage on average. The average NEOs exclude both our current and former CEO.

Benchmarking

Competitive data associated with a Peer Group is evaluated annually by the Compensation Committee to:

•	Use as the basis for setting target total compensation

•	Drive appropriate pay levels to attract, retain, motivate, and develop our executive team

•	Ensure that we provide market competitive programs—both individually and in aggregate

•	Calibrate relative shareholder return for purposes of determining the vesting of performance-based stock unit plans (see further discussion later in this proxy)

EXECUTIVE COMPENSATION (continued)

In addition to our Peer Group, the Compensation Committee, along with Mercer and management, reviews compensation information from published surveys to assess select roles and provide a broader view of the local and global competitive marketplace. From time to time, we will evaluate information on pay levels and plan designs from other comparable companies that we believe are important for a more comprehensive understanding of our industry and/or broader technology market practices.

This market research is used to inform program design principles along with the amount for each pay program and the overall total package. The Compensation Committee uses competitive benchmark data focusing on the median of the Peer Group to inform various compensation related decisions including base salary, incentive targets and target equity award levels. While this benchmark information is used as a guideline, it is not used as a specific target. Other factors are also importantly considered in making final decisions for each Pay Component such as experience, performance, role complexity, leadership capability, impact, etc.

For 2020, the Compensation Committee—in conjunction with Mercer, the Compensation Committee’s independent advisor, and management—reviewed NXP’s peer group (the “Peer Group”) for use in understanding market competitive pay levels for various executive positions, as well as other competitive compensation practices and plan designs. To determine the companies to include in the Peer Group, a variety of factors were considered by the Compensation Committee, including revenue, market capitalization, enterprise value, similarities to the industries in which we operate, and the overlapping labor market for top management talent. As a result of this review, the Compensation Committee made no changes to the Peer Group for 2020. The Compensation Committee reviews the Peer Group regularly to ensure the most appropriate information is used in making executive compensation decisions.

For 2020, our Peer Group consisted of the following companies:

PEER GROUP
Advanced Micro Devices	Microchip Technology
Analog Devices	Micron Technology
Applied Materials	NVIDIA
ASML Holding	ON Semiconductor
Broadcom	QUALCOMM
Corning	STMicroelectronics
Infineon Technologies	Seagate Technology
Lam Research	TE Connectivity
Marvell Technology	Texas Instruments
Maxim Integrated Products	Western Digital

EXECUTIVE COMPENSATION (continued)

2020 Compensation Decisions

Considering the dramatic increase in responsibility and role for Mr. Sievers resulting from his promotion to CEO during 2020, the Compensation Committee evaluated the full package that was appropriate for that new role. Each pay change will be described by element in the following pages, however, an overview of those changes and factors in the decision appear in the table below. Taking into consideration the full package appropriate for the role of CEO, the Compensation Committee evaluated base salary, annual incentive target, long-term incentive targets, degree of performance related pay and their combined relevance to the competitive market. On target with an annualized view, the total remuneration package was determined, outlined below, and is in line with CEO pay in the market. The full CEO package was described, and the overall increase is consistent with the typical increase in compensation when an executive is promoted from president to CEO. This was also agreed upon and disclosed in the CEO Agreements in March 2020.

Pay Component	Amount	Justification
Base Salary	$1.1M	Median salary for the CEO role is $1.1M
Annual Incentive/Target as a % of Salary	$1.7M 150%	Median annual incentive target for the CEO role is 150%
Long-Term Incentive Award Delivered 70% at risk based on performance	$3.0M $11.0M	Promotional grant acknowledging new role, consistent with NXP practice Annual grant based on CEO role to recognize strong performance in uncertain times
Total Target Remuneration Package Excluding Benefits Amounts	$16.85M	Including Target LTI Awards of which $9.8M is at risk of performance conditions and earned over 3 years

Competitive information shown is for the peer group using FYE 2019 data.

Base Salary

Base salary represents annual fixed compensation and is a standard element of our executive compensation program necessary to attract and retain talent. The Compensation Committee reviews and approves each NEO’s base salary after assessing the following:

•	An individual’s role, performance and contributions, experience, and internal equity considerations relative to other executives with similar level roles and responsibilities

•	The competitive landscape, including the compensation practices of the companies in our Peer Group and, where appropriate, survey data from a broader index of comparable public companies

•	Our business strategy and compensation philosophy

After thoughtful consideration of these factors, the Compensation Committee increased the base salary of Mr. Sievers to €1 million in 2020 in recognition of his promotion to CEO, from his previous base salary of €665,000. This action was outlined in the CEO Agreements as agreed upon and disclosed in March 2020 and was approved to take effect on May 28, 2020 but was voluntarily delayed by Mr. Sievers to July 1 as explained in the table below. No other annual base salaries increased from 2019 in accordance with the normal review process. However, each NEO agreed to a voluntary reduction in base pay of 25% from April 1, 2020. The reduced amounts were voluntarily forfeited. The voluntary 25% reduction in base pay for Messrs. Sievers, Kelly, Owen and Reed and Ms. Wuamett was terminated on December 31, 2020.

EXECUTIVE COMPENSATION (continued)

As a result, the 2020 annual base salary for each of our NEOs was as follows showing annualized amounts and the effect of the voluntary salary reduction:

Kurt Sievers’ Annualized Base Salary
	January 1—March 31, 2020($)	April 1—June 30, 2020 ($)	July 1—December 31, 2020 ($)

Salary Action	$758,898 (€665,000)	$569,174 (€498,750)	$855,900 (€750,000)*

Comments	As President	Reduced salary by 25% and voluntarily delayed promotional increase	As CEO with continued 25% pay reduction

	Annualized Base Salary
Name	January 1—March 31, 2020($)	Voluntary Reduction April 1—December 31, 2020 ($)

Peter Kelly	$750,000	$562,500

Stephen Owen	$513,540 (€450,000)	$385,155 (€337,500)

Jennifer Wuamett	$470,000	$352,500

David Reed	$525,000	$393,750

Note: The average exchange rate of 1.1412 (internal annual average rate) was used to convert from Euros to USD for Messrs. Sievers and Owen who are each paid in Euros. Actual pay levels shown in the Summary Compensation Table reflect the 25% voluntary reduction for the NEOs.

*

The salary increase to €1M was approved on May 27, 2020 with Mr. Sievers’ appointment to CEO. However, Mr. Sievers voluntarily delayed the effect of the increase which then took effect July 1, 2020 to demonstrate personal leadership during the uncertainty of the first half economic environment. A further voluntary reduction in base pay from July 1 through year end of 25% was taken as reflected in the Summary Compensation Table.

Same as in 2019, Mr. Clemmer’s salary was €1.2 million for the period in 2020 where he was CEO. This amount was reduced by 25% from April 1, 2020 until his resignation as CEO. Additional details are outlined in the summary compensation table and related footnotes.

Annual Incentive Program

The Annual Incentive Plan (“AIP”) is the primary short-term incentive vehicle that we use to drive performance on an annual basis. The AIP focuses on annual performance metrics critical to NXP’s success. These metrics and goals and their associated performance ranges are established near the start of the fiscal year and approved by the Compensation Committee. The AIP is a plan under the Company’s 2019 Omnibus Incentive Plan.

The Compensation Committee also reviews and approves AIP program taking into consideration:

•	Each NEO’s role, experience and expected contributions

•	The competitive market for determining targets as a percentage of base salary

•	The measures that best reflect the performance expectations for the fiscal year and their alignment to stakeholder interests

•	The performance motivation gained through the rewards for executive leadership

EXECUTIVE COMPENSATION (continued)

The 2020 AIP targets approved for the NEOs were as follows and remain unchanged from 2019 except for Mr. Sievers whose target was increased to 150% from 100% as a reflection of his promotion to CEO aligned with the median of the Peer Group targets in May 2020:

Name	AIP Target (% of Base Salary)
Kurt Sievers	150%
Peter Kelly	100%
Stephen Owen	80%
Jennifer Wuamett	80%
David Reed	80%

Per terms of his agreement, Mr. Clemmer was eligible for a cash bonus of 150% of his prorated salary under the Company’s annual incentive plan for the period January 1, 2020 until May 28, 2020. However, the performance targets for the first half were not achieved resulting in a 0% payout and forfeiture of the $833,812 target opportunity.

For 2020, our AIP had two financial components weighted equally at 50% each. The overall payout opportunity is capped at 200% of target:

•

Revenue Growth as Compared to Market: NXP is a market leader in multiple markets. Continuing to build on these leading positions, as well as expanding revenue and market share in other targeted markets, is vital to our continued success. Comparing to market is described below using the Total Available Market—Focused (TAMF) as defined by World Semiconductor Trade Statistics (WSTS). We also focus on profitable growth and therefore apply an additional requirement that Non-GAAP Operating Income must be greater than 31% of sales to achieve a revenue payout of greater than 100%. In 2019, Revenue Growth was also a performance measure but was determined with an annualized target growth percentage as opposed to being market relative. Any payout on this measure also depended upon maintaining and growing market share. The cyclical nature of our industry prompted us to adjust this measure to being relative to market.

•

Non-GAAP Gross Margin Expansion: Non-GAAP Gross Margin forms the cornerstone to driving our overall profitability. Successfully delivering differentiated new products that drive value to our customers is critical to driving profitable growth. This is consistent with the measure used in 2019 representing continued focus on gross margin.

Because the semiconductor industry, especially in the markets NXP serves, has historically cyclical performance, NXP developed performance targets for each half of the year in 2020 to be measured and judged independently for purposes of the Annual Incentive Plan payout. This differs from previous approaches in that the performance targets were no longer based upon an annual view. The payout would continue to be made on an annual basis as the sum of the two half yearly measurements. Setting targets for each half year is reflective of the nature of business performance and allows us to better align rewards to performance.

Although the Compensation Committee’s decision to implement a relative revenue growth metric and two semiannual measurements was made independently from the global COVID-19 pandemic, we believe these changes reflect best practices in the context of the pandemic. The sudden and severe disruption to the global economy in the first half of 2020 created very different market conditions for us and many companies than in the second half of 2020. The relative nature of the revenue growth metric and the semiannual performance periods enabled us to gauge performance under our 2020 AIP without having to make disruptive mid-cycle modifications.

Bonus payout is calculated as follows:

*	Bonusable salary is determined based on period end base salary prorated for the time worked during the period.

EXECUTIVE COMPENSATION (continued)

The following table shows the measures and payout factors at each performance level for the Corporate Financial Performance Component of our 2020 AIP approved by the Board at the beginning of the year:

2020 AIP Framework & Performance Targets
	Measures (Non GAAP)	Threshold (25%)	Target (100%)	Stretch (200%)	Weighting	Result	Payout Realization

1H 2020	NXP Revenue (AIP) Growth Compared to Market*	1.0x	1.5x	2.0x	50%	-12.1% NXP Revenue (AIP) growth vs market growth of 5.8% which was <1.0x threshold	No Payout was earned based on the established AIP measures and targets.
	NXP Non-GAAP Gross Margin Expansion	53.0%	54.0%	55.0%	50%	50.5% which was below threshold
2H 2020	NXP Revenue (AIP) Growth Compared to Market*	1.0x	1.5x	2.0x	50%	3.2% NXP Revenue (AIP) growth vs market growth of 8.4% which was <1.0x market growth
	NXP Non-GAAP Gross Margin Expansion	54.0%	56.0%	58.0%	50%	51.6% which was below threshold

	*Non-GAAP Operating Income Requirement: If full year Non-GAAP Operating Income < 31% of 2020 GAAP Revenue, revenue performance is limited to 100% payout					25.9%

NXP Revenue (AIP) Growth Compared to Market is measured as a factor of the market growth. If NXP grows at the same rate as the market (1.0x), the threshold is met and the measure will begin to fund. Our target is to grow 1.5x the market. Market is measured as the Total Available Market—Focused (TAMF) as defined by World Semiconductor Trade Statistics (WSTS). There is an additional requirement that 2020 Non-GAAP Operating Income be ≥ 31% of 2020 GAAP Revenue to payout the revenue component above 100%.

Non-GAAP Gross Margin Expansion is measured as improving Non-GAAP Gross Margin over the previous year’s performance. Non-GAAP Gross Margin threshold was set at 53.0% for the first half and 54.0% for the second half.

NXP Revenue (AIP), Non-GAAP Operating Income, and Non-GAAP Gross Margin are non-GAAP financial measures. We calculate NXP Revenue (AIP) by adjusting GAAP revenue to exclude the impact of acquisitions and divestitures and non-semiconductor revenue. We calculate Non-GAAP Operating Income and Non-GAAP Gross Margin by adjusting GAAP Operating Income and Gross Margin, respectively, to exclude the effects of purchase price accounting, restructuring, stock-based compensation, merger-related costs, and other incidentals. These measures should not be considered as a substitute for, or superior to, the measures of financial performance prepared in accordance with GAAP.

Clearly 2020 was significantly impacted by the COVID 19 pandemic. In the first half 2020, we saw dramatic market downturns. In keeping with our strong pay for performance philosophy, the measures that were set forth at the beginning of the year were not adjusted for market conditions or the impact of COVID-19. Despite overcoming challenges and building a recovery trajectory, we will not payout short term incentives to our NEOs. We believe our NEOs are ultimately responsible for delivering results despite economic and environmental conditions.

Though our executives are responsible to overcome challenges and deliver performance, our Compensation Committee authorized a second half Revenue Bonus Program that would allow for other non-executive AIP eligible employees, to earn a special bonus if we achieved a certain revenue target for the second half of 2020. The bonus was intended to provide motivation and focus to return to delivering revenue growth, crucial to our recovery. The revenue target was achieved for the Revenue Bonus Program with target amounts being paid to eligible recipients. NEOs were ineligible for this bonus, which was funded once we achieved a specified revenue target for second half, and will receive no payout.

EXECUTIVE COMPENSATION (continued)

Long-Term Incentive (“LTI”) Program

A fundamental underpinning of our LTI program design is to align our NEOs’ and other key strategic decision makers’ interests with those of our shareholders. The roles that our NEOs play are critical to NXP’s long-term success, including driving our vision, strategy, and corporate culture. As a result, we tie 70% of our NEO’s target LTI to NXP’s relative stock price performance.

In establishing the LTI program for 2020, consistent with 2019, the Compensation Committee considered the following:

•	Expected long-term contribution of each role and individual

•	Competitive market practice for each role as compared to our Peer Group and general market practice

•	Connection to shareholder interest through recognizing stock price appreciation

•	Focus on simplicity in the number of measures

•	Importance of retaining our high performing executive team

•	Appropriate balance between time-based and performance-based LTI

NXP granted the following types of LTI awards to our NEOs:

LTI Award Type	Target Weighting	Vesting Schedule	Vesting Provisions
PSUs	70%	100% after year 3	Performance-based contingent on NXP’s RTSR performance with a vesting range of 0 – 200%
RSUs	30%	1/3rd per year starting on the first anniversary of the grant date	Service-based

PSUs: For all grants made under our 2020 LTI program, the number of shares earned will be contingent upon NXP’s RTSR performance versus the Peer Group from October 27, 2020 through October 26, 2023.

The RTSR performance period of the special PSU grant made to Mr. Sievers in connection with his promotion to CEO according to the CEO Agreements agreed and disclosed in March 2020 is July 28, 2020 through October 26, 2022, to align the end of the performance period with that of the PSU grant he received under the 2019 LTI program in his previous role with the Company. This promotional grant was made with the same terms as the previously awarded annual grant of the PSU program in October of 2019 to ensure no advantage or disadvantage was created for Mr. Sievers and as the performance period was still substantially incomplete under that performance timeline.

RTSR is a powerful measure that aligns directly with shareholder interests for stock price appreciation. It also reflects the important performance factors influencing RTSR including financial performance as well as other considerations such as items discussed in the Governance and Sustainability sections of this proxy. The Compensation Committee determined to continue using RTSR as the measure after receiving shareholder feedback and reviewing other options as well as the prevailing market practice. The number of PSUs ultimately earned at the end of the three-year performance period will be based on the following payout schedule, with the overall payout opportunity capped at 200% of target for performance at or above the 75th percentile of the Peer Group. Prevailing market practice within our Peer Group shows similar payout structure to that presented in the following table with target vesting earned by achieving median performance.

NXP Relative TSR Percentile Rank vs. Peer Group	% of Target PSUs Vesting
75th Percentile or Greater	200%
50th Percentile	100%
25th Percentile	50%
Less than 25th Percentile	0%

EXECUTIVE COMPENSATION (continued)

For performance between the levels shown in the preceding table, the percentage of target PSUs that will vest will be determined using linear interpolation. The final number of PSUs earned will be capped at 100% of target if NXP’s RTSR for the performance period is negative, regardless of the Company’s relative performance.

RSUs: The RSUs granted to our NEOs vest 1/3rd per year starting on the first anniversary of the grant date.

2020 Target LTI Awards

Following thoughtful consideration of all relevant factors, the Compensation Committee approved the individual LTI grant values to our NEOs for 2020 as follows to be earned over the next three years. These grants were made in the customary granting cycle for NEOs. The grants are fully outlined in the Grants of Plan Based Awards on page 65.

For the Annual LTI award granted to our CEO, the Compensation Committee considered many important factors including:

•	Effective transition in leadership and in establishing the new leadership team

•	Significant increase in responsibility

•	Exceptional leadership in advancing NXP’s strategy

•	Extraordinary professionalism in handling the COVID-19 pandemic impacts especially regarding employee safety, engagement, and wellbeing

Name	2020 Annual LTI Value ($)	70% PSUs ($)	PSUs Granted (at Target) (#)	30% RSUs ($)	RSUs Granted (#)
Kurt Sievers*	$11,000,000	$7,700,000	57,795	$3,300,000	24,770
Peter Kelly	$3,000,000	$2,100,000	15,763	$900,000	6,756
Stephen Owen	$2,500,000	$1,750,000	13,136	$750,000	5,630
Jennifer Wuamett	$2,200,000	$1,540,000	11,559	$660,000	4,954
David Reed	$2,000,000	$1,400,000	10,509	$600,000	4,504

*

Mr. Sievers also received a promotional grant of $3,000,000 in July in connection with his CEO appointment. This grant was divided 70% PSUs and 30% RSUs. The $11,000,000 shown above represents the annual grant for his position as CEO in October accordance with our practice of providing annual grants consistently in October.

The number of shares awarded under the LTI program are determined by taking the target annual LTI award value and dividing it by the grant date closing price. For the July 28, 2020 promotional grant for Mr. Sievers, the grant date closing price was $115.24. For the annual LTI awards on October 27, 2020, the grant date closing price was $133.23.

Executive Share Ownership Guidelines

In addition to our strong pay-for-performance philosophy and overall executive compensation program design, we further align our executives’ interests with those of our shareholders through the NXP Executive Equity Ownership Policy (the “EOP”). The EOP applies to all NEOs as well as other senior executives of the Company. All the NEOs are in compliance with their respective ownership guideline.

EOP Level	NXP EOP Policy
CEO	6.0x base salary
President & EVPs	3.0x base salary
Board of Directors	5.0x annual cash retainer
Compliance Window	5 years
Policy if EOP not met	Retain 100% of the net shares received from LTI grants until EOP is met, with Committee to retain discretion to assess special situations on a case-by-case basis
Shares Counted towards EOP	Shares directly or beneficially owned; unvested time-based restricted stock units (RSUs)

EXECUTIVE COMPENSATION (continued)

Other Practices & Guidelines

In addition to the components of pay described previously in this CD&A, we have some other arrangements with our CEO and other NEOs.

Retirement Benefits

As approved by the Compensation Committee, the Company provides retirement and deferred compensation benefits to help the Company attract and retain the most highly talented senior executives. Our NEOs participate in various pension and retirement arrangements consistent with other employees in their respective jurisdictions of employment. In addition, Mr. Owen receives a cash payment in lieu of participation in a defined benefit pension arrangement. Due to legislative changes in the Netherlands effective January 1, 2015, a new pension arrangement applies providing these cash payments. The values of all retirement related payments made to our NEOs are included in the Summary Compensation Table on page 63.

Other Benefits and Perquisites

Our NEOs, participate in medical and dental insurance, life insurance, short- and long-term disability programs, leave of absence, and other similar policies on the same terms as our other employees in their country of residence.

We also provide perquisites and personal benefits based on considerations unique to each NEO’s position and location. These additional arrangements can include one or more expenses such as tax preparation, car lease, security, housing, family travel, relocation allowances, and mobility arrangements which are broadly in line with those typical for global executives. Certain executives are also provided benefits under the Global Transfer Policy as described below. The values of all perquisites and other personal benefits provided to our NEOs are included in the “All Other Compensation” column of the Summary Compensation Table on page 63.

Consistent with regulatory requirements, the Company’s policy forbids personal loans, guarantees or similar arrangements to members of our Board and NEOs, and consequently no loans, guarantees or similar arrangements were granted.

Employment Arrangements of Named Executive Officers

We have agreements with certain NEOs as described below.

Mr. Sievers

In connection with Mr. Sievers’ nomination as Executive Director and President and Chief Executive Officer, Mr. Sievers and the Company entered into a management agreement (the “Management Agreement”) as well as NXP Semiconductors Germany GmbH, a wholly owned indirect affiliate of the Company, and Mr. Sievers entered into an addendum to Mr. Sievers’ existing employment agreement (the “Secondment Addendum” and together with the Management Agreement, are the “CEO Agreements”). A copy of the CEO Agreements can be found on Form 8-K filed by the Company on March 9, 2020.

The CEO Agreements provide that effective May 27, 2020, upon the Company’s AGM appointment of Mr. Sievers as Executive Director and President and CEO, Mr. Sievers serves in these capacities until the date of the following annual general meeting, and extended if NXP‘s general meeting reappoints Mr. Sievers as Executive Director and President and CEO of NXP. Under the CEO Agreements, Mr. Sievers receives a gross annual base salary of €1 million and is eligible for payment under the AIP, the on-target cash incentive percentage being 150% of the annual base salary for Mr. Sievers, with the maximum annual incentive opportunity equal to 200% of the at target incentive opportunity. The actual amount payable to Mr. Sievers as an annual incentive bonus is dependent upon the achievement of performance targets which are set every year by the compensation committee of the Board and which are expected to be substantially the same as the targets established under the plan for other executives. Depending on performance, the actual amount payable as an annual cash bonus to Mr. Sievers may be less than, greater than or equal to the stated target bonus (and could be zero).

In connection with Mr. Sievers’ appointment as executive director and president/chief executive officer, Mr. Sievers was awarded long term incentive equity awards with a total grant value of $3 million, 30% in the form of restricted share units vesting ratably over three years and 70% in the form of performance restricted share units, subject to substantially the same terms and conditions (including vesting and performance conditions) as established for other executive officers of the Company. Considering Mr. Sievers’ tenure—he has been employed at NXP since 1995—the Compensation Committee considered it reasonable to provide in the CEO agreements that in the event that Mr. Sievers’ employment is terminated at the initiative of the Company and other than for cause, Mr. Sievers will be entitled to a

EXECUTIVE COMPENSATION (continued)

severance amount of two times the gross annual base salary and a pro-rata payment of the annual cash bonus, depending on achievement of the pay-out conditions and the period in which Mr. Sievers has performed actual work for the Company. One additional element the Compensation Committee took into account was that Mr. Sievers, being employed by the Company’s German subsidiary NXP Semiconductors Germany GmbH, in the absence of the severance arrangements in the CEO Agreements, would be entitled to a severance amount that could be as high as four times his base salary, according to German employment law, in the absence of the lesser severance arrangements in the CEO Agreements.

Mr. Sievers is subject to non-competition provisions that remain in effect for a period of one year following the termination of his employment agreement.

Mr. Kelly

On June 19, 2012, the Company entered into an agreement with Mr. Kelly, as amended on August 17, 2018, providing Mr. Kelly’s base salary, bonus and certain benefits and perquisites as described above. Mr. Kelly’s employment agreement also provides him with severance upon a qualifying termination of employment. Mr. Kelly is subject to non-competition provisions that remain in effect for a period of one year following the termination of his employment agreement.

Mr. Owen

On March 18, 2013, Mr. Owen entered into an employment agreement with the Company providing Mr. Owen’s base salary and bonus and certain benefits and perquisites as described above. Mr. Owen’s agreement provides that Dutch labor law governs the entitlement, if any, of a severance payment in the event of termination of employment. Mr. Owen is subject to non-competition provisions that remain in effect for a period of one year following the termination of his employment agreement.

Mr. Clemmer

In connection with the promotion of Mr. Sievers to CEO, NXP USA, Inc. (“NXP USA”), a wholly owned indirect subsidiary of the Company entered into an agreement with Mr. Clemmer (the “Advisory Agreement”). Under the Advisory Agreement, effective May 28, 2020, Mr. Clemmer has served as strategic advisor to the Company’s Chief Executive Officer and will continue until October 31, 2021, unless terminated on an earlier date by NXP USA. During the term as CEO from January 1 to May 27, 2020, Mr. Clemmer’s annual base salary was 1.2M Euro. He voluntarily accepted a 25% base pay reduction from April 1 through May 28, 2020. During the term of the Advisory Agreement, Mr. Clemmer will be paid a bi-weekly salary of the US$ equivalent of €46,153.86. Mr. Clemmer was eligible for a cash bonus of 150% of his salary under the Company’s annual incentive plan for the period January 1, 2020 until May 28, 2020. He was not entitled to a payment under our AIP or LTI programs as of May 28, 2020.

In the event Mr. Clemmer’s employment is terminated prior to October 31, 2021, other than for cause, he will be entitled to a fixed gross severance amount equal to the amount of the base salary he would have received from the date of termination of employment through October 31, 2021. The Advisory Agreement provides that Mr. Clemmer’s equity awards will continue to vest, subject to achieving the targets, through his employment under the Advisory Agreement, including any extensions thereof and accelerated vesting upon death and change of control would continue to apply during this period. Unless in the event of termination of Mr. Clemmer’s employment for cause, Reboot RSUs and Reboot PSUs granted on July 26, 2018 shall continue to vest until July 26, 2021, subject to achieving the targets. The Advisory Agreement contains non-compete and non-solicitation provisions that apply until the earlier of (i) one year from the end of his employment under the Advisory Agreement or (ii) June 1, 2022. A copy of the Advisory Agreement can be found as Exhibit 10.3 on Form 8-K filed by the Company on March 9, 2020.

Prior to entering into the Advisory Agreement, Mr. Clemmer served as the Executive Director and CEO with employment arrangements outlined in the management services agreement as amended over time for his hire in 2009. In addition to a base salary, Mr. Clemmer’s previous arrangements provided certain benefits which for 2020 are provided in the compensation tables beginning on page 63.

Key Policies and Practices

Claw back Policy

AIP payments and LTI grants are subject to the claw back provisions mandated pursuant to Dutch corporate law. Under this provision, the Company is entitled to recover any performance-based compensation awarded in full or in part to the extent that such payment was made based on incorrect information regarding the performance against pre-established goals or about the circumstances from which the entitlement to the award was made dependent.

EXECUTIVE COMPENSATION (continued)

Derivatives Trading, Hedging, and Pledging Policies

NXP employees and directors are prohibited at all times from, either directly, or indirectly, purchasing financial instruments (including pre-paid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of NXP securities. No NXP employee or director may engage in hedging, pledging, hypothecating (including holding in margin accounts), or short selling NXP securities, or causing any other person to do so.

Change of Control Policy

The Board believes that having a clear, consistent policy that determines the appropriate treatment of our NEOs in the event of a change of control of the Company is in the best interest of NXP. This ensures our executives are able to fully focus on the potential transaction in the best interest of the shareholders, without concern for their own disposition. The change of control benefits for our NEOs are described in the table and narrative under the “Potential Payments Upon Termination of Change of Control Table” section of this proxy on page 69. All NEOs have a double-trigger provision such that, if they are involuntarily terminated without cause or leave with good reason (as defined in the applicable agreement) within 12 months following a change of control, they will receive the following benefits:

•	Severance payment of a minimum of 24 months of base pay and 2 times target bonus or the local regulatory program in their country of residence, whichever is higher

•	Accelerated vesting of outstanding unvested equity in accordance with the applicable equity plan or award agreement

•	For those NEOs who are either citizens of the United States or reside in the United States, 12 months of benefits continuation

•	Our NEOs are not entitled to excise tax gross-ups in connection with these payments

Global Transfer Policy

NXP maintains policies pertaining to international travel and relocation if an employee, including our NEOs, is expected to travel to, relocate to or maintain residences in an international location. The Company provides allowances and reimbursements for responding to:

•	The needs of the employee and accompanying/impacted family members

•	Competitive compensation policies that ensure equitable treatment

•	NXP’s business conditions and culture

•	Terms and conditions that follow host country practices

The policy provides for relocation support, ongoing housing and mobility allowances as well as medical care for the employee and their family who are required to reside in a host country for some period of time. The expatriation and repatriation activities include the moving of household goods, temporary storage, relocation allowances, travel and other such expenses related to moving to and from the transfer location. Between 2018 and 2020, our former CEO participated in aspects of the policy that are included in the Summary Compensation Table under All Other Compensation. No other NEOs currently receive any benefit granted under this policy.

Compensation Practices and Risk

The Compensation Committee has oversight responsibility for evaluating risks related to the Company’s compensation policies and practices. The Committee believes our compensation programs balance an appropriate mix of short- and long-term performance objectives, cash- and equity-based compensation, and risks and rewards for our employees. Our programs incorporate key design features to mitigate the likelihood of excessive risk-taking behavior, including:

•

Reasonable performance goals are established by the Compensation Committee for AIP, our short-term cash incentive program, incorporating top-line (e.g., revenue growth and market share gain) and bottom-line (e.g., gross margin) business performance factors

•	All NXP employees, including NEOs, are measured against the same business performance factors for AIP

EXECUTIVE COMPENSATION (continued)

•	Our short-term cash incentive programs include maximum payout limitations of 200% and the maximum individual bonus payment under AIP is two times the applicable bonus target

•

Long-term incentive awards for our NEOs contain a mix of performance-based and time-based vesting, and the performance-based awards granted between 2018 and 2020 measure relative total shareholder return performance over a three-year performance period

•	Our performance-based restricted share units have a maximum performance factor of 200%

Additionally, we have a strong internal control environment, including a written Code of Conduct and ethics and compliance training for all employees including our NEOs. Based on a review of our compensation program design, the Compensation Committee believes that there are no significant risks and our policies and practices do not create risks that are reasonably likely to have a material negative impact on our Company.

Governance

The Compensation Committee oversees the compensation and benefits programs for our NEOs and is comprised solely of independent, non-employee members of the Board. The Compensation Committee works very closely with its independent consultant and with management to examine the effectiveness of the Company’s executive compensation program throughout the year. The Compensation Committee Charter, which may be accessed at http://investors.nxp.com, details full authority and responsibility.

The Role of the Compensation Committee

The Compensation Committee is accountable for ensuring that the links between our executive compensation program and our business goals are responsible, appropriate, and strongly aligned with shareholders’ and other stakeholders’ interests. Under the responsibility of and as assigned by the Board, the Compensation Committee annually establishes the compensation levels of our NEOs and reports to the full Board for their approval considering several factors, including:

•	Each NEO’s role, responsibilities, experience, capability, and performance

•	NEO succession planning, excluding CEO, and important talent management activities

•	Compensation practices of the companies in our peer group

•	Survey data from a broader group of comparable public companies (where appropriate)

•	Relationship between the Company’s compensation policies and practices and risk management

The Compensation Committee is also responsible to review the remuneration of the non-executive directors, and recommend from time to time to the Board an amendment concerning the remuneration to be resolved by the General Meeting of Shareholders including retainers, fees and equity grants.

The Nominating and Governance Committee is accountable for corporate governance matters and initiatives and reporting on environment, social and governance (ESG). Under the responsibility of and as assigned by the Board, the key focus areas for the Nominating and Governance Committee in these activities are: managing CEO and Board succession, nominating director candidates, evaluating organization effectiveness, and reviewing NXP top identified risks and make proposals to the Board on oversight.

Further, the compensation of our CEO is determined by the Board in accordance with the principles set forth in the remuneration policy for executive and non-executive directors previously approved by our general meeting of shareholders, as required under Dutch corporate law.

The Role of Management

Our CEO makes key pay recommendations for his direct management team to the Compensation Committee. In addition, staff from NXP’s Human Resources organization provides support to the Compensation Committee on various compensation and benefits issues, including market practices, Company policies, and recommendations for program changes. Our CEO and NXP’s other executive officers do not make recommendations to or participate in the deliberations of the Compensation Committee regarding the CEO’s own compensation.

EXECUTIVE COMPENSATION (continued)

The Role of the Independent Consultant

The Compensation Committee retained Mercer during 2020 to serve as its executive compensation consultant. Mercer provides advice directly to the Compensation Committee. Other teams within Mercer and its affiliates perform services for us as described below. The individuals supporting the Compensation Committee did not perform any services for us other than as directed by the Compensation Committee.

During fiscal 2020, Mercer advised the Compensation Committee on a variety of subjects such as compensation plan design and trends, pay for performance analytics, external competitive compensation reference points, and other such matters. Mercer reports directly to the Compensation Committee, participates in meetings as requested and communicates with the Compensation Committee Chair between meetings, as necessary. The Compensation Committee has the sole authority to:

•	Modify or approve Mercer’s compensation

•	Determine the nature and scope of its services

•	Evaluate its performance

•	Terminate the engagement and hire a replacement or additional consultant at any time

As noted above, in 2020 other teams within Mercer or its affiliates provided services at the request of management to the Company not related to advising the Compensation Committee on executive officer and director compensation matters. Fees paid to Mercer and its affiliates for services provided in 2020 related to executive and director compensation totaled approximately $330,000. Fees paid to Mercer and its affiliates for actuarial valuations of pension plans and consulting services related to broad-based employee benefit plans totaled approximately $200,000. In addition, Mercer acts as the broker of record for broad-based employee benefit plans in various countries in which we operate. As broker of record they received commissions directly from the benefit providers of approximately $940,000. In addition, in 2020, the Company paid Marsh, an affiliate of Mercer, approximately $100,000 for fees related to insurance brokerage services unrelated to employee benefit programs and site services. Additionally, as part of its insurance brokerage services, Marsh receives insurance premium payments from the Company which Marsh pays to insurance carriers on behalf of the Company. Because these other services were in the ordinary course of business, the Compensation Committee did not specifically approve such services, although the Compensation Committee is aware of these other services. Mercer has safeguards and procedures in place to maintain independence in its executive compensation consulting practice. These safeguards include a rigidly enforced code of conduct, a policy against investing in client organizations and separation between Mercer’s executive compensation consulting and their other administrative and consulting business units from a leadership, performance measurement and compensation perspective. Specifically, Mercer has adopted Global Business Standards for Executive Compensation to manage actual or perceived conflicts of interest and ensure the integrity of their advice. It addresses how they manage the executive compensation consulting relationship, ensure the quality of consulting services and structure their business to prevent conflicts of interest. Mercer’s executive compensation consultants are not managed or rewarded based upon client revenue from other lines of business or other Marsh & McClennan (MMR) companies other than to the extent all employees benefit from overall success of MMR. The Compensation Committee has assessed the independence of Mercer under NASDAQ listing standards and has concluded that no conflict of interest exists.

Compensation Committee Report

We, the Compensation Committee of the Board of Directors of NXP Semiconductors N.V., have reviewed and discussed the CD&A set forth above with management of the Company, and based on such review and discussion, recommended to the Board that the CD&A be included in this proxy statement.

NXP Compensation Committee:

Peter Smitham, Chair

Sir Peter Bonfield

Lena Olving

Karl-Henrik Sundström

EXECUTIVE COMPENSATION (continued)

Summary Compensation Table

The following table presents information regarding compensation of each of the NEOs for services rendered during the prior three fiscal years. A description of our compensation policies and practices as well as a description of the components of compensation payable to our NEOs is included above under “Compensation Discussion and Analysis.”

Name and Principal Position	Year	Salary ($)[1]	Stock Awards ($)[2]	Nonequity Incentive Plan Compensation ($)[1,3]	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)[1,4]	All other Compensation ($)[1,5]	Total ($)
Kurt Sievers[6] Executive Director, President and Chief Executive Officer	2020	759,968	16,063,333	—	2,293,073	136,928	19,253,302
	2019	745,465	7,564,222	—	970,378	39,453	9,319,518
	2018	671,498	24,308,253	513,059	674,480	49,840	26,217,130
Peter Kelly Executive Vice President and Chief Financial Officer	2020	610,817	3,522,411	—	—	54,726	4,187,954
	2019	750,000	3,491,327	—	—	77,667	4,318,994
	2018	601,878	12,761,961	490,000	—	97,771	13,951,610
Stephen Owen Executive Vice President Global Sales and Marketing	2020	417,251	2,935,370	—	—	148,828	3,501,449
	2019	504,450	2,909,363	—	—	165,659	3,579,472
	2018	471,778	8,507,984	277,170	—	168,592	9,425,524
Jennifer Wuamett Executive Vice President and General Counsel	2020	382,779	2,582,960	—	—	16,873	2,982,612

David Reed Executive Vice President Technology & Operations	2020	427,572	2,348,330	—	—	16,750	2,792,652
	2019	525,000	2,327,541	—	—	16,500	2,869,041
	2018	473,077	7,292,528	275,000	—	13,750	8,054,355
Richard Clemmer[7] Former Executive Director and Chief Executive Officer	2020	1,275,311	—	—	—	981,198	2,256,509
	2019	1,345,200	17,455,843	—	—	1,756,959	20,558,002
	2018	1,369,730	72,924,573	1,388,390	—	2,278,070	77,960,763

[1]

All amounts presented in the Summary Compensation Table, and in the supporting tables that follow, are expressed in U.S. dollars. Certain amounts payable to Messrs. Sievers, Owen and Clemmer were paid in euros. Each NEO agreed to a voluntary reduction in base pay of 25% from April 1, 2020. The reduced amounts were voluntarily forfeited. The voluntary 25% reduction in base pay for Messrs. Sievers, Kelly, Owen and Reed and Ms. Wuamett was terminated on December 31, 2020. Mr. Clemmer’s base pay was voluntarily reduced from April 1, 2020 until his resignation as CEO in May 2020

The exchange rate used for the purpose of the Summary Compensation Table is the average monthly rates for the full year, and in the supporting tables that follow, were (i) 1.1412, the average euro to U.S. dollar conversation rate for 2020 (ii) 1.1210, the average euro to U.S. dollar conversation rate for 2019, (iii) 1.1794, the average euro to U.S. dollar conversation rate for 2018.

[2]

These amounts represent the aggregate weighted grant date fair value of RSU and PSU awards in the fiscal years shown. During 2018, we granted “reboot’ grants to our NEOs, which distort the year over year comparison of awards. In 2019 and 2020, we continued our normal practice of determining annual equity award values. The stock award value is calculated in accordance with ASC 718. See Note 2—Summary of Significant Accounting Policies ‘Share-based Compensation’ and Note 18—Share-based Compensation, both found in Part II, Item 8, “Financial Statements and Supplementary Data” in the Notes to Consolidated Financial Statements in the Annual Report on Form 10-K for the year ended December 31, 2020 for additional information. For a description of the grant terms, see the footnotes of the Grants of Plan-Based Awards table below. Assuming maximum achievement of performance metrics in the performance period, using the Company’s closing stock price on the date of grant and 200% of the target shares, the maximum values of the 2020 PSUs at the date of grant are as follows: Mr. Sievers—$4,200,037 for his grant on July 28, 2020 and $15,400,056 for his grant on October 27, 2020; Mr. Kelly—$4,200,209; Mr. Owen—$3,500,219; Mr. Reed—$2,800,228; Ms. Wuamett—$3,080,011. The realized value of these awards, if any, will not be determined until October 2022 for Mr. Sievers’ July 28, 2020 award and October 2023 for the other awards based on the comparative RTSR at that time.

[3]

No incentive awards were earned in 2020 or 2019 under the Annual Incentive Plan due to a failure to meet the minimum performance thresholds determined in the plan. The 2020 target amounts forfeited under this plan are shown in the Grants of Plan-Based Awards Table. No adjustments to performance expectations were made due to extraordinary conditions of COVID 19. The payout amount for 2018 represents 65% of the target incentive amount.

[4]

NXP does not maintain defined benefit plans except for those in countries where it is standard practice. Mr. Sievers is the only NEO who participates in a defined benefit pension plan in connection with his employment with our German subsidiary. The amounts shown in this column represent the actuarial change in the present value of accrued benefit for the defined benefit plan of Mr. Sievers, as described in the ‘Pension Benefits’ table below.

EXECUTIVE COMPENSATION (continued)

[5]	The 2020 amounts shown in the All Other Compensation column include the incremental cost to the Company of the following:

Mr. Sievers—amounts paid by the company for international insurance, tax return preparation, a company car, security ($40,052) and tax gross-up payments ($69.019).

Mr. Kelly—amounts paid by the company for tax return preparation ($24,549), Company 401(k) contributions ($14,250) and tax gross-up payments ($15,927).

Mr. Owen—amounts paid by the company for tax return preparation, mobility allowance, retirement allowance ($109,795) and Company contributions to a defined contribution plan, and tax gross-up payments.

Ms. Wuamett—amounts paid by the company for executive physical and Company 401(k) contributions ($14,250)

Mr. Reed—amounts paid by the company for executive physical and Company 401(k) contributions ($14,250).

Mr. Clemmer—amounts paid by the company for tax return preparation, executive physical, global transfer policy payments ($330,377), retirement allowance ($197,362) and tax gross-up payments ($370,483).

[6]

In May 2020, Mr. Sievers was promoted to CEO of the Company in May 2020. His salary and incentive target annual cash incentive opportunity were changed to reflect his new, increased role. He also received a stock award in conjunction with his promotion as well as an annual grant at our normal time of granting to all selected employees including NEOs. The annual grant is reflective of the strategic role, his handling of COVID-19 and the need to ensure his long- term retention as well as alignment to company shareholder interests.

[7]

Mr. Clemmer served as our Executive Director and Chief Executive Officer until the May 27, 2020 appointment of Mr. Sievers as our Executive Director and Chief Executive Officer. Mr. Clemmer receives a base salary of US$ equivalent of EUR 46,153.86 per bi-weekly pay in connection with his role as a Strategic Advisor to NXP and Mr. Sievers based on contractual agreements beginning May 28, 2020.

EXECUTIVE COMPENSATION (continued)

Grants of Plan-Based Awards Table

The following table sets forth certain information regarding grants of plan-based awards to each of our NEOs for 2020 under our compensation programs and plans.

Name	Plan Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares or Stock Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Kurt Sievers	2020 AIP		427,950	1,711,800	3,423,600
	2019 OIP	7/28/2020				4,556	18,223	36,446		2,271,861
	2019 OIP	7/28/2020							7,810	876,673
	2019 OIP	10/27/2020				14,449	57,795	115,590		9,688,754
	2019 OIP	10/27/2020							24,770	3,226,045
Peter Kelly	2020 AIP		187,500	750,000	1,500,000
	2019 OIP	10/27/2020				3,941	15,763	31,526		2,642,509
	2019 OIP	10/27/2020							6,756	879,901
Stephen Owen	2020 AIP		102,708	410,832	821,664
	2019 OIP	10/27/2020				3,284	13,136	26,272		2,202,119
	2019 OIP	10/27/2020							5,630	733,251
Jennifer Wuamett	2020 AIP		94,000	376,000	752,000
	2019 OIP	10/27/2020				2,890	11,559	23,118		1,937,751
	2019 OIP	10/27/2020							4,954	645,209
David Reed	2020 AIP		105,000	420,000	840,000
	2019 OIP	10/27/2020				2,628	10,509	21,018		1,761,729
	2019 OIP	10/27/2020							4,504	586,601
Richard Clemmer	2020 AIP		208,453	833,812	1,667,625

[1]

Future payouts under the Annual Incentive Program (AIP) are shown in USD from 25% if threshold is met but not exceeded, target if performance target is achieved at 100% and a maximum of 200% of target per the 2020 AIP rules. In the case of Mr. Clemmer, while he was CEO his AIP payout target was 150% of his base salary, making the threshold, target and maximum possible payout $513,540, $2,054,160 and $4,108,320, respectively for the full year performance; however under his Advisory Agreement signed in March 2020 he was eligible only for a prorated payout of AIP for the time that he held the office of Executive Director and CEO from January 1,2020 to May 28, 2020 which is shown above. Effective May 27, 2020 Mr. Sievers’ AIP payout target was increased from 100% of his base salary to 150% of his base salary according to his role as CEO. The 2020 AIP amounts for Mr. Sievers in the table above reflect his increased payout potential for his role as CEO.

[2]

The amounts with a grant date of October 27, 2020 represent the number of PSUs granted to Sievers, Kelly, Owen, Wuamett and Reed as part of the 2020 annual grant under the NXP Semiconductors N.V. 2019 Omnibus Incentive Plan (2019 OIP). Each PSU, which cliff vests on the third anniversary of the date of grant, entitles the grant recipient to receive from 0 to 2 common shares for each of the target units awarded based on the relative total shareholder return (TSR) of the Company’s share price as compared to the Peer Group. See Long-term Incentive (LTI) Program for a more detailed descriptions of the terms of these awards. The amount with a grant date of July 28, 2020 represents the number of PSUs granted to Mr. Sievers as part of his promotion to CEO under the 2019 OIP. Each PSU, which cliff vests on October 28, 2022, entitles the grant recipient to receive from 0 to 2 common shares for each of the target units awarded based on the relative TSR of the Company’s share price as compared to the Peer Group. The cliff vest for the promotional grant to Mr. Sievers was aligned to the vesting period of the operating PSU plan to ensure that was no advantage or disadvantage created by the timing of the promotional award. See Long-term Incentive (LTI) Program for a more detailed descriptions of the terms of this award.

[3]

The amounts with a grant date of October 27, 2020 represent the number of RSUs granted to Sievers, Kelly, Owen, Wuamett and Reed as part of the 2020 annual grant under the 2019 OIP. The amount with a grant date of July 28, 2020 represents the number of RSUs granted to Mr. Sievers as part of his promotion to CEO under the 2019 OIP. These awards vest in equal installments on the first, second and third anniversary of the date of grant, subject to continued employment through the applicable vesting date. See Long-term Incentive (LTI) Program for a more detailed descriptions of the terms of these awards.

[4]

Amounts in this column represent the weighted average grant date fair value of awards granted in fiscal year 2020 calculated in accordance with ASC 718. With respect to the PSUs, in accordance with SEC rules, amounts reflect the fair value at the grant date determined using a Monte-Carlo simulation model and based upon a discounted cash flow analysis of the probability-weighted payoffs of a share-based payment assuming a variety of possible stock price paths. It represents the estimate of aggregate compensation cost to be recognized over the requisite service period determined as of the grant date under ASC 718 resulting in a per share grant date value of $167.64 for grants on October 27, 2020 and $124.67 for the grant on July 28, 2020. The fair value for RSUs is determined by using the grant date closing price corrected for future dividend payments resulting in fair value of $130.24 per share for grants on October 27, 2020 and $112.25 for the grant on July 28, 2020.

The Monte Carlo Simulation value used in calculating the value of PSUs was determined based on the following: the valuation dates were October 27, 2020 and July 28, 2020. The NXP share price on Grant Date was $133.23 for grants on October 27, 2020 and $115.24 for grant on July 28, 2020. The performance period was October 27, 2020 to October 26, 2023 and October 29, 2019 to October 28, 2022. PSUs are subject to a relative TSR performance hurdle, where vesting is dependent on NXP’s TSR performance relative to its Peer Group. TSR is based on the average closing share price over the 20 trading days prior to the start of the Performance Period compared to the average closing share price over the 20 trading days up to and including the end of the Performance Period. Dividends were assumed to be re-invested on the ex-dividend date. No equity grants were provided to Mr. Clemmer in 2020.

EXECUTIVE COMPENSATION (continued)

Outstanding Equity Awards at Year-End Table

The following table summarizes the number of securities underlying outstanding equity awards for each of our NEOs as of December 31, 2020, using the year end closing stock price of $159.01.

	Option Awards				Share Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
(a)	(b)		(e)	(f)	(g)		(h)(1)	(i)		(j)(1)
Kurt Sievers	9,819	(2)	64.18	10/23/2024
	26,067	(3)	73.00	10/29/2025
					21,551	(9)	3,426,825
					11,363	(10)	1,806,831
					7,810	(11)	1,241,868
					24,770	(12)	3,938,678
								301,692	(13)	47,972,045
								39,770	(14)	6,323,828
								18,223	(15)	2,897,639
								57,795	(16)	9,189,983
Peter Kelly	40,000	(4)	23.49	10/25/2022
	35,247	(5)	39.58	10/24/2023
	42,401	(2)	64.18	10/23/2024
	23,698	(3)	73.00	10/29/2025
					11,315	(9)	1,799,198
					5,245	(10)	834,007
					6,756	(12)	1,074,272
								158,390	(13)	25,185,594
								18,356	(14)	2,918,788
								15,763	(16)	2,506,475
Stephen Owen					7,543	(9)	1,199,412
					4,371	(10)	695,033
					5,630	(12)	895,226
								105,594	(13)	16,790,502
								15,296	(14)	2,432,217
								13,136	(16)	2,088,755
Jennifer Wuamett	8,394	(6)	86.25	12/7/2025
					6,465	(9)	1,028,000
					3,497	(10)	556,058
					4,954	(12)	787,736
								90,508	(13)	14,391,677
								12,237	(14)	1,945,805
								11,559	(16)	1,837,997
David Reed	7,120	(7)	58.66	1/5/2022
	17,773	(6)	86.25	12/7/2025
					6,465	(9)	1,028,000
					3,497	(10)	556,058
					4,504	(12)	716,181
								90,508	(13)	14,391,677
								12,237	(14)	1,945,805
								10,509	(16)	1,671,036
Richard Clemmer	40,419	(2)	64.18	10/23/2024
	82,939	(3)	73.00	10/29/2025
	15,376	(8)	76.31	2/4/2026
					64,649	(9)	10,279,837
					26,222	(10)	4,169,560
								905,076	(13)	143,916,135
								91,776	(14)	14,593,302

EXECUTIVE COMPENSATION (continued)

[1]	Market value is calculated based on the closing price of NXP’s common stock on December 31, 2020 as reported on the Nasdaq equaling $159.01.
[2]

Options granted under the terms and conditions of the Global NXP Stock Option Program 2014/15 on October 23, 2014. The option vested in equal installments on the first, second, third and fourth anniversary of the date of grant.

[3]

Options granted under the terms and conditions of the Global NXP Stock Option Program 2015/16 on October 29, 2015. The option vested in equal installments on the first, second, third and fourth anniversary of the date of grant.

[4]

Options granted under the terms and conditions of the Global NXP Stock Option Program 2012/13 on October 25, 2012. The option vested in equal installments on the first, second, third and fourth anniversary of the date of grant, subject to continued employment through the applicable vesting date.

[5]

Options granted under the terms and conditions of the Global NXP Stock Option Program 2013/14 on October 24, 2013. The option vested in equal installments on the first, second, third and fourth anniversary of the date of grant, subject to continued employment through the applicable vesting date.

[6]	Options granted under the terms and conditions of the Global NXP Stock Option Program 2015/16 on December 7, 2015. The option vested in equal installments on the October 29, 2016, 2017, 2018 and 2019.
[7]

Options granted under the terms and conditions of the 2011 Omnibus Incentive Plan on January 5, 2015. The option vested in equal installments on the first, second, third and fourth anniversary of the date of grant, subject to continued employment through the applicable vesting date.

[8]	Options granted under the terms and conditions of the Global NXP Stock Option Program 2015/16 on February 4, 2016. The options vested in equal installments on October 29, 2016, 2017, 2018 and 2019.
[9]

RSUs granted under the terms and conditions of the Restricted Stock Unit Plan 2018/19 on July 26, 2018. The RSUs vest in equal installments on the first, second and third anniversary of the date of grant, subject to continued employment through the applicable vesting date.

[10]

RSUs granted under the terms and conditions of the 2019 Omnibus Incentive plan on October 29, 2019. The restricted stock unit vests in equal installments on the first, second and third anniversary of the date of grant, subject to continued employment through the applicable vesting date.

[11]

RSUs granted under the terms and conditions of the 2019 Omnibus Incentive plan on July 28, 2020. The restricted stock unit vests in equal installments on the first, second and third anniversary of the date of grant, subject to continued employment through the applicable vesting date.

[12]

RSUs granted under the terms and conditions of the 2019 Omnibus Incentive plan on October 27, 2020. The restricted stock unit vests in equal installments on the first, second and third anniversary of the date of grant, subject to continued employment through the applicable vesting date.

[13]

PSUs granted under the terms and conditions of Performance Stock Unit Plan 2018/19 on July 26, 2018. These awards vest 100% on the third anniversary of the date of grant, subject to performance achievement based on relative TSR compared to a peer group of companies and also subject to continued employment through such date. In accordance with SEC requirements, as results as of December 31, 2020 indicate achievement between target and maximum performance, the amounts reflected above are the maximum amounts. Based on actual performance as of December 31, 2020, the performance would be 135% of target resulting in a vesting of 203,643, 106,914, 71,276, 61,093 shares for Messrs. Sievers, Kelly, Owen and Reed respectively and 61,093 shares for Ms. Wuamett. Mr. Clemmer’s vesting would by 610,927 shares. After the end of the performance period, NXP’s TSR will be compared to those of the peers pursuant to the Relative TSR performance and payout scale to determine the level of vesting, which will be certified by or on behalf of the Board.

[14]

PSUs granted under the terms and conditions of 2019 Omnibus Incentive plan on October 29, 2019. These awards vest 100% on the third anniversary of the date of grant subject to performance achievement based on relative TSR compared to the Peer Group. In accordance with SEC requirements, as results as of December 31, 2020 indicate achievement between threshold and target performance, the amounts reflected above are the target amounts. Based on actual performance as of December 31, 2020, the performance would be 60% of target resulting in a vesting of 23,862, 11,014, 9,178, 7,343 shares for Messrs. Sievers, Kelly, Owen and Reed respectively and 7,343 shares for Ms. Wuamett. Mr. Clemmer’s vesting would be 55,066. After the end of the performance period, NXP’s TSR will be compared to those of the peers pursuant to the Relative TSR performance and payout scale to determine the level of vesting, which will be certified by or on behalf of the Board.

[15]

PSUs granted under the terms and conditions of 2019 Omnibus Incentive plan on July 28, 2020. This award vests 100% on October 28, 2022 subject to performance achievement based on relative TSR compared the Peer Group. In accordance with SEC requirements, as results as of December 31, 2020 indicate achievement between threshold and target performance, the amounts reflected above are the target amounts. Based on actual performance as of December 31, 2020, the performance would be at 60% of target resulting in a vesting of 10,934 shares. After the end of the performance period, NXP’s TSR will be compared to those of the peers pursuant to the Relative TSR performance and payout scale to determine the level of vesting, which will be certified by or on behalf of the Board.

[16]

PSUs granted under the terms and conditions of 2019 Omnibus Incentive plan on October 27, 2020. These awards vest 100% on October 26, 2023 subject to performance achievement based on relative TSR compared to the Peer Group. In accordance with SEC requirements, as results indicate achievement between threshold and target performance, the amounts reflected above are the target amounts. Based on actual performance as of December 31, 2020, the performance would be 90% of target resulting in a vesting of 52,016, 14,187, 11,823, 9,459 shares for Messrs. Sievers, Kelly, Owen and Reed respectively and 10,404 shares for Ms. Wuamett. After the end of the performance period, NXP’s TSR will be compared to those of the peers pursuant to the Relative TSR performance and payout scale to determine the level of vesting, which will be certified by or on behalf of the Board.

EXECUTIVE COMPENSATION (continued)

Option Exercises and Stock Vested Table

The following table shows the value realized for stock options that were exercised and restricted stock awards vested during 2020.

Name	Option Awards		Stock Awards
	Number of Shares acquired on exercise (#)	Value Realized on exercise ($)(1)	Number of shares acquired on vesting (#)	Value Realized on vesting ($)(2)
Kurt Sievers	—	—	37,837	4,686,588
Peter Kelly	65,000	9,380,800	23,026	2,896,840
Stephen Owen	—	—	16,697	2,112,679
Jennifer Wuamett	—	—	9,577	1,162,275
David Reed	5,250	636,510	14,274	1,806,610
Rick Clemmer	—	—	123,214	15,419,937

[1]

The value realized is calculated by multiplying (i) the number shares acquired under the option exercise by (ii) the difference between the market price of the Company’s common shares on the time of exercise and the exercise price of the options.

[2]

The value realized is calculated by multiplying (i) the number of shares released upon the RSU award vesting by (ii) the closing price of the Company’s common shares on the day prior to the vest date, or the previous business day if the market was closed on the day prior to the vest date.

Pension Benefits

The following table sets forth certain information with respect to the potential benefits to Mr. Sievers as of December 31, 2020. No other NEO participates in a Company-sponsored defined benefit pension plan.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Kurt Sievers	Germany DBP	22	6,547,343	—

In connection with Mr. Sievers’ employment by our German subsidiary, NXP Semiconductors Germany GmbH, he participates in the Defined Benefit Plan offered by that subsidiary (the “Germany DBP”). This Germany DBP is closed to new employees but was available to all eligible employees of that subsidiary until December 31, 2006. The value in this table has been converted from Euros using the rate of 1.1412, the average euro to U.S. dollar conversation rate for 2020.

Under the Germany DBP, participants receive notional contributions that are credited to their personal pension accounts in an amount of 11% of monthly base salary in excess of a calculated social security contribution ceiling that does not factor in the 2003 exceptional adjustment step (leading to a 2020 ceiling value of €6,200), less the additional contribution paid by the employer in the staff pension insurance. Contributions and returns on investments accumulated at retirement (normal retirement age is defined as between 60 – 67) are converted into an annuity based on fixed standard actuarial factors as mentioned in the plan rules. The Germany DBP also provides for certain disability, widow(er) and orphan beneficiary pension benefits.

In calculating the amounts shown in the column titled “Present Value of Accumulated Benefit” in the table above, we calculated the amounts reflected for Mr. Sievers in accordance with ASC 715 using the following assumptions: a calculation date of December 31, 2020, a 0.60 % discount rate, a 1.25 % pension increase rate, retirement occurring at age 63, and applicability of the “Heubeck-Richttafeln 2018 G” mortality table.

EXECUTIVE COMPENSATION (continued)

Potential Payments upon Termination or Change of Control

The following table shows the estimated value of potential payments that each NEO would be entitled to receive upon termination of employment in connection with specific events. The amounts shown below assume that the termination of employment or change of control occurred on December 31, 2020. Where benefits are based on the market value of NXP’s common stock, the table below uses the closing price of NXP’s common stock as reported on the Nasdaq on December 31, 2020 ($159.01 per share). To the extent applicable, the terms and conditions of our employment, change of control and severance agreements with our NEOs, are discussed above under “Employment Arrangements of Named Executive Officers” and “Compensation Discussion and Analysis—Key Policies and Practices; Change of Control.”

Amounts shown below are in USD and do not include (i) benefits earned during the term of the NEO’s employment that are available to all benefit-eligible salaried employees, (ii) the value of vested equity awards and (iii) the value of retirement benefits that are reported in the tables above.

Name	Payment Type	Involuntary Separation / Termination at the Convenience of the Company / Separation due to Disability(1)	Death(2)	Change of Control with Termination within 12 months(3)	Retirement(4)	Involuntary Termination for Cause or Voluntary Resignation(5)
Kurt Sievers	Equity Related Payments	32,814,417	56,599,450	56,599,450	0	0
	Cash Payments	2,282,400	0	5,706,000	0	0
	Total	35,096,817	56,599,450	62,305,450	0	0
Peter Kelly	Equity Related Payments	16,495,538	24,715,083	24,715,083	1,351,426	0
	Cash Payments	1,500,000	0	3,000,000	0	0
	Benefits Continuation	0	0	14,195	0	0
	Total	17,995,538	24,715,083	27,729,278	1,351,426	0
Stephen Owen	Equity Related Payments	11,222,449	17,462,637	17,462,637	1,126,268	0
	Cash Payments	924,372	0	1,848,744	0	0
	Total	12,146,821	17,462,637	19,311,381	1,126,268	0
Jennifer Wuamett	Equity Related Payments	9,571,766	14,908,142	14,908,142	730,969	0
	Cash Payments	0	0	1,692,000	0	0
	Benefits Continuation	0	0	20,173	0	0
	Total	9,571,766	14,908,142	16,620,315	730,969	0
David Reed	Equity Related Payments	9,554,752	14,686,323	14,686,323	900,951	0
	Cash Payments	0	0	1,890,000	0	0
	Benefits Continuation	0	0	19,534	0	0
	Total	9,554,752	14,686,323	16,595,857	900,951	0
Richard Clemmer	Equity Related Payments	92,018,292	120,348,945	120,348,945	5,482,665	0
	Cash Payments	1,053,416	1,053,416	1,053,416	0	0
	Benefits Continuation	0	0	32,130	0	0
	Total	93,071,708	121,402,360	121,434,490	5,482,665	0

[1]

In the event of an involuntary separation or termination at the convenience of the Company (other than for cause, as defined in the applicable employment agreement and equity plan or award agreement) as well as separation due to disability, estimated value of payments includes the following:

Cash Payments: Amount for Mr. Sievers represents two times his gross annual base salary as specified in the Secondment Addendum, which is subject to signing a general release of claims; amount for Mr. Owen represents an estimate of what the Company would be required to pay to the executive per the local labour laws as specified in their respective employment agreement; amount for Mr. Kelly represents one times gross annual base salary and target annual AIP payment as specified in his employment agreement, which is subject to signing a general release of claims in favor of NXP.

Amount for Mr. Clemmer represents the value of salary payments paid until October 31, 2021 in accordance with the Advisory Agreement.

Equity Related Payments:

RSUs: Amounts represent the value of the accelerated vesting of the 2018, 2019 and 2020 RSU awards prorated from the grant date to termination date as per the terms of the equity award documents.

PSUs: Amounts represent the value of the 2018, 2019 and 2020 PSU awards prorated from the grant date to termination date as per the terms of the equity award documents using the share delivery factor based on actual performance results as of December 31, 2020—1.35 for the 2018 PSUs; and

EXECUTIVE COMPENSATION (continued)

0.60 for the 2019 PSUs; and 0.90 for 2020 PSUs. The prorated portion of the PSUs would not be delivered until the PSUs’ original vesting date (as stated in the applicable equity award agreement) and is subject to the final share delivery factor based on the achievement and certification by or on behalf of the Board of the relevant performance goals during the award’s original performance period.

[2]	In the event of death while still employed by NXP, estimated value of payments includes the following:

Cash Payments: Amount for Mr. Clemmer represents the value of salary payments paid until October 31, 2021 in accordance with the Advisory Agreement. No cash payments would be made to other NEOs

Equity Related Payments:

Effective August 30, 2018, the Nominating and Compensation Committee of NXP, approved a death benefit for members of NXP’s Management Team (“MT”), which includes the NEOs, whereby, unless otherwise provided in a separate employment agreement, in the event of death of a MT member while employed at NXP, all outstanding and unvested equity awards at the time of death will vest as soon as administratively practicable thereafter, except that in the case of PSU awards, such vesting will be subject to the performance targets being met.

RSUs: Amounts represent the value of the accelerated vesting of the 2018, 2019 and 2020 RSU awards.

PSUs: Amounts represent the value of the 2018, 2019 and 2020 PSU awards as per the terms of the equity award documents using the share delivery factor based on actual performance results as of December 31, 2020—1.35 for the 2018 PSUs; 0.60 for the 2019 PSUs; and 0.90 for the 2020 PSUs. The PSUs would not be delivered until the PSUs’ original vesting date (as stated in the applicable equity award agreement) and is subject to the final share delivery factor based on the achievement and certification by or on behalf of the Board of the relevant performance goals during the award’s original performance period.

[3]

In the event of a termination within 12 months following a change of control or by the NEO for good reason (also known as double trigger), estimated value of payments includes the following (amounts assume that both the change of control and termination occur on December 31, 2020):

Cash Payments: Amounts represent two times gross annual base salary and two times target annual AIP payment for each NEO as specified in the Change of Control Severance Policy, except for Mr. Clemmer who would be entitled to the value of his salary payments paid until October 31, 2021 in accordance with the Advisory Agreement.

Equity Related Payments:

RSUs: Amounts represent the value of the accelerated vesting of the 2018, 2019 and 2020 RSU awards as per the terms of the equity award documents.

PSUs: Amounts represent the value of the 2018, 2019 and 2020 PSU awards as per the terms of the equity award documents using the share delivery factor based on actual performance results as of December 31, 2020—1.35 for the 2018 PSUs; 0.60 for the 2019 PSUs and 0.90 for the 2020 PSUs. In the case of a change of control, the performance period would end effective as of the date of the change of control, assumed here as December 31, 2020, and the share delivery factor would be determined as of that date, subject to determination and certification by or on behalf of the Board.

Benefits Continuation: Amounts represent an approximate cost for benefits continuation as specified in the Change of Control Severance Policy for Messrs. Kelly and Reed and Ms. Wuamett, who are US citizens or residents. For Mr. Clemmer, the amount represents the benefits continuation until the end of the Advisory Agreement on October 31, 2021.

[4]

In the case of retirement, as defined in the 2019 and 2020 equity award agreements and described below, estimated value of payments includes the following (only for Messrs. Clemmer, Kelly, Owen and Reed and Ms Wuamett in the case of the 2019 equity awards who would be are eligible for ‘retirement’ as of December 31, 2020):

Equity Related Payments:

Only the 2019 and 2020 equity award agreements contain provisions related to prorated awards in retirement.

RSUs: Amounts represent the value of the accelerated vesting of the 2019 and 2020 RSU awards prorated from the grant date to termination date as per the terms of the equity award documents.

PSUs: Amounts represent the value of the 2019 and 2020 PSU awards prorated from the grant date to termination date as per the terms of the equity award documents using the share delivery factor based on actual performance results as of December 31, 2020—0.60 for the 2019 PSUs and 0.90 for 2020 PSUs. The prorated portion of the PSUs would not be delivered until the PSUs’ original vesting date (as stated in the applicable equity award agreement) and is subject to the final share delivery factor based on the achievement and certification by or on behalf of the Board of the relevant performance goals during the award’s original performance period.

Retirement is generally defined in the 2019 equity award agreements as the participant’s termination of employment where a participant is eligible to receive an immediate (early) retirement benefit under a local (early) retirement plan. If the participant is residing in the U.S. or absent local regulations or customs then retirement is defined as the participant’s termination of employment where the participant has attained both five (5) years of service with NXP and age fifty-five (55).

Retirement is defined in the 2020 equity award agreements as the participant’s termination of employment where the participant has attained both five (5) years of service with NXP and age sixty (60).

[5]	All unvested equity will be cancelled. No cash payments would be made.

Our equity awards agreements contain non-solicitation and non-competition provisions that are effective for 12 months following the termination of employment. Except as described above, unvested equity awards lapse if a participant’s employment terminates and such participant is no longer employed by NXP. If there is a violation by the participant of any provisions contained in the applicable equity award, plan or grant letter, then the equity award lapses on the date of such violation. The 2019 and 2020 equity award agreements also require participants to execute and deliver a general release of claims upon termination.

EXECUTIVE COMPENSATION (continued)

CEO Pay Ratio Disclosure

The annual total compensation for the median employee of NXP (other than our Chief Executive Officer) in 2020 was $40,501. The annual total compensation for our Chief Executive Officer was $19,308,382. We used the total compensation for Mr. Sievers, our CEO, as reported in the 2020 Summary Compensation Table except that since Mr. Sievers was appointed CEO in May 2020, we annualized his base salary taking into account the 25% voluntary reduction for the period April 1, 2020 to December 31, 2020. Based on this information, the ratio of the annual total compensation of our CEO to the annual total compensation of the median employee was approximately 480:1. The CEO pay amount contains a sizable change in the actuarial value of his pension arrangement as an employee of our Germany subsidiary consistent with other employees. Excluding that value for the CEO and the median employee reduces the ratio to approximately 435:1.

We have a global workforce operating in over 30 countries. The countries that have predominantly manufacturing activities are in China, Malaysia, Taiwan and Thailand with total headcount of 14,252 or 51% of our global population. These four countries have an average headcount of 3,563 and an average base pay of $21,483 as compared to a global average of $52,495. Excluding manufacturing employees, our average base pay is over $79,454.

There were no material changes to the overall workforce or compensation practices in 2020 that result in a significant change to our pay ratio disclosure. However, due to the transition to a new CEO and some environmental factors impacting representation of median employee such as exchange rate fluctuation, absence of pay increases, etc. we have opted to determine a new median employee in 2020 different from 2019.

To identify the median employee, we used the following methodology:

•	We identified our median employee by considering an employee population as of December 31, 2020

•

To determine the median employee, we used a consistently applied compensation measure that included the total of annual base pay, local allowances, AIP Bonus at target or 2020 target sales incentive plan and the approved value of the annual equity awards granted during 2020

•	We applied the exchange rate we utilize in our HR system as of December 31, 2020 which is the average monthly rate for the full year

•	Salaries were annualized for all employees who were hired or were on an unpaid leave during the fiscal year

To determine the pay ratio:

•	We calculated the compensation elements for the median employee in accordance with the requirements of item 402(c)(2)(x) of the SEC’s Regulation S-K.

•	For the median employee’s total compensation we used a reasonable estimate of pension benefits.

The median employee resides in India in an engineering role.

Compensation Committee Interlocks and Insider Participation

During 2020, Mr. Smitham (Chair), Sir Peter Bonfield, Ms. Olving and Mr. Sundström served on the Compensation Committee. Other than Mr. Sundström, none of the members of the Compensation Committee is or has been an executive officer or employee of NXP. Mr. Sundström held the role as CFO of NXP Semiconductors N.V. (2008–2012). None of our executive officers serves on the board of directors or compensation committee of a company which has an executive officer who serves on our Board or Compensation Committee.

EXECUTIVE COMPENSATION (continued)

Equity Compensation Plan Information

The following table summarizes NXP’s compensation plan information (including individual compensation arrangements) as of the fiscal year ended December 31, 2020.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted- average exercise price of outstanding options, warrants and rights ($)(b)[1]	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(c)
Equity compensation plans approved by security holders	10,300,408	[2]	56.03	36,799,427	[3]
Equity compensation plans not approved by security holders	—		—	—
Total	10,300,408		56.03	36,799,427

1.	Shares of common stock issuable upon vesting of RSU and PSU awards have been excluded from the calculation of the weighted average exercise price.
2.

Represents 614,222 shares of common stock subject to outstanding stock options and 9,686,186 shares of common stock that may be issued upon vesting of outstanding RSU and PSU awards (PSU awards are assumed at maximum performance level), in each case pursuant to equity awards issued under the Company’s equity compensation plans.

3.

Includes 26,135,731 shares of common stock available for future issuance under the NXP 2019 Omnibus Incentive Plan and 10,663,696 shares of common stock available for future issuance under NXP’s Employee Stock Purchase Plan.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions

There were no transactions or series of similar transactions, since January 1, 2020, to which we were a party or will be a party other than compensation arrangements which are described under “Executive Compensation,” in which:

•	the amount involved exceeded or will exceed $120,000; and

•

a director or director nominee, executive officer, holder of more than 5% of our common shares or any immediate family member of a director, director nominee or executive officer had or will have a direct or indirect material interest.

Statement of Policy Regarding Transactions with Related Persons

The Board has adopted a written policy that requires our Audit Committee to review and approve or ratify all related party transactions that involve a value of $120,000 or more (excluding employment relationships). The Compensation Committee is responsible for reviewing and approving or ratifying any employment relationship with a related party that involves compensation of $120,000 or more. In determining whether to approve or ratify, as applicable, a related party transaction, these committees are guided by our Code of Conduct which, among other things, requires that business decisions and actions be based on the best interests of NXP and not be motivated by personal considerations or relationships.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed and discussed the audited financial statements with NXP’s management and its independent auditor, Ernst & Young Accountants LLP (“E&Y”). The Audit Committee has also discussed with E&Y the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. In addition, E&Y provided the Audit Committee with the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and the Audit Committee discussed with E&Y its independence from NXP and its management. The Audit Committee has also considered whether the provision of other non-audit services by E&Y to NXP is compatible with the auditors’ independence and has concluded that it is.

In reliance on these reviews and discussions, the Audit Committee recommended to the Board, and the Board approved, the 2020 Statutory Annual Accounts and the inclusion of the audited financial statements in NXP’s Annual Report on Form 10-K for the year ended December 31, 2020, for filing with the SEC.

AUDIT COMMITTEE

Julie Southern, Chair

Jasmin Staiblin

Karl-Henrik Sundström

THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Independent Registered Public Accounting Firm

In accordance with the procedures set forth in the Company’s policy on auditor independence, in 2019 the Audit Committee conducted a competitive process to determine the Company’s independent registered public accounting firm as referred to in Article 32 of the Articles for the Company’s fiscal years ending December 31, 2020 through December 31, 2022. The Company invited several independent registered public accounting firms to participate in this process.

As a result of the review of proposals from the independent registered public accounting firms that participated, on November 19, 2019, the Board as advised by the Audit Committee determined to recommend that Ernst & Young Accountants LLP (“E&Y”) stand for appointment as the Company’s independent registered public accounting firm for the Company’s fiscal years ending December 31, 2020 through December 31, 2022 at the 2020 AGM under the requirement under Dutch law and as set forth in the Articles, subject to the completion of E&Y’s standard client acceptance procedures. At the Company’s 2020 Annual General Meeting the shareholders approved the Board’s recommendation of E&Y as its independent registered public accounting firm, as referred to in Article 32 of the Company’s Articles of Association, for the fiscal years ending December 31, 2020 through December 31, 2022. Prior to the fiscal year 2020, KPMG Accountants N.V. (“KPMG”) served as the Company’s independent registered public accounting firm until the completion of KPMG’s audit of the Company’s statutory annual accounts as of and for the year ended December 31, 2019.

During the years ended December 31, 2018 and December 31, 2017, and the subsequent interim period prior to engaging E&Y as its independent registered public accounting firm, neither the Company nor anyone acting on its behalf consulted with E&Y regarding (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and no written report or oral advice was provided to the Company that E&Y concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue, or (ii) any matters that were the subject of a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K and the related instructions, or (iii) any reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K.

Representatives of E&Y will participate in the 2021 AGM, will be available to respond to appropriate questions from our stockholders and may make a statement if they desire to do so.

The aggregate fees for professional services rendered by E&Y to NXP were $5.3 million for 2020 and KPMG to NXP were $4.9 million for 2019.

Auditors’ Fees

The following table summarizes the fees for professional audit services provided by (i) E&Y for the audit of the Company’s annual financial statements for the year ended December 31, 2020, and (ii) KPMG for the audit of the Company’s annual financial statements for the year ended December 31, 2019, as well as the fees billed for other services rendered by E&Y and KPMG, respectively, during these periods.

	Year Ended December 31,
Fees	2020 (in millions)	2019 (in millions)
Audit Fees(1)	$4.4	$4.7
Audit-Related Fees(2)	0.2	0.2
Tax Fees(3)	0.2	—
All Other Fees(4)	0.5	—
Total Fees	$5.3	$4.9

(1)

Audit fees relate to professional services rendered in connection with the audit of NXP’s annual financial statements and internal control over financial reporting, quarterly review of financial statements, and audit services provided in connection with other statutory and regulatory filings

(2)	Audit-related fees relate to professional services that are reasonably related to the performance of the audit or review of NXP’s financial statements.
(3)

Tax fees relate to tax compliance services, including the preparation of original and amended tax returns and claims for refund, and other tax advice and tax planning services, including assistance with transfer pricing documentation.

(4)	All other fees relate all other services provided, including permissible people advisory services.

THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (continued)

Audit Committee Pre-Approval Policies

The Audit Committee has adopted rules for the pre-approval by the Audit Committee of all services to be provided by the external auditor. Proposed services may be pre-approved at the beginning of the year by the Audit Committee (annual pre-approval) or may be pre-approved during the year in respect of a particular engagement (specific pre-approval). The pre-approval is based on a detailed, itemized list of services to be provided, designed to ensure that there is no management discretion in determining whether a service has been approved and to ensure the Audit Committee is informed of each service it is pre-approving. Unless covered by the pre-approved services, each proposed service requires specific pre-approval during the year. Any pre-approved services where the fee for the engagement is expected to exceed pre-approved cost levels or budgeted amounts will also require specific pre-approval. During 2020, there were no services provided to the Company by the external auditors which were not pre-approved by the Audit Committee.

In 2020, the external auditor attended all formal meetings of the Audit Committee. The findings of the external auditor, the audit approach and the risk analysis are also discussed at these meetings. The external auditor also refers in its reporting to the Audit Committee of the Board to the financial reporting risks and issues that were identified during the audit, internal control matters, and any other matters, as appropriate, requiring communication under the auditing standards generally accepted in The Netherlands and the United States.

FUTURE SHAREHOLDER PROPOSALS AND NOMINATIONS FOR THE 2022 ANNUAL GENERAL MEETING

Any shareholder desiring to present a resolution for inclusion in the Company’s proxy statement for the 2022 Annual General Meeting of Shareholders must deliver such resolution to the board of directors at the address below no later than December 6, 2021 (120 days before the anniversary date of the release of this proxy statement). Only those resolutions that comply with the requirements of Rule 14a-8 under the Exchange Act will be included in the Company’s proxy statement for the 2022 Annual General Meeting of Shareholders.

Shareholders may present resolutions that are proper subjects for consideration at an annual meeting, even if the resolution is not submitted by the deadline for inclusion in the proxy statement. In order for resolutions of shareholders made outside of Rule 14a-8 under the Exchange Act to be considered “timely” within the meaning of Rule 14a-4(c) under the Exchange Act with respect to the 2022 Annual General Meeting of Shareholders, such resolutions must be received by the Board at the address below by March 15, 2022. Shareholder resolutions should be sent to NXP’s Secretary at NXP Semiconductors N.V., High Tech Campus 60, 5656 AG, Eindhoven, The Netherlands, Attention: Secretary.

In addition, our articles of association provide that one or more holders of shares representing solely or jointly at least such part of the issued share capital as required by Dutch corporate law, may present a resolution for consideration at the 2022 Annual General Meeting of Shareholder by delivering such resolution to the board of directors at the address below no later than sixty days prior to the date of the 2022 Annual General Meeting of Shareholders. Notice of such matter will be placed on the notice convening the 2022 Annual General Meeting of Shareholders.

OTHER MATTERS

We have provided to you with this proxy statement a copy of our Annual Report on Form 10-K for the year ended December 31, 2020, including audited financial statements. Copies of these materials are also available online through the SEC at www.sec.gov. We may satisfy SEC rules regarding delivery of proxy materials, including this proxy statement and the Annual Report on Form 10-K, by delivering a single set of proxy materials to an address shared by two or more holders of ordinary shares, unless contrary instructions are received prior to the mailing date. This delivery method can result in meaningful cost savings for us. We undertake to deliver promptly upon written or oral request at the address or phone number below a separate copy of the proxy materials to a shareholder at a shared address to which a single copy of the proxy materials was delivered. Similarly, if you share an address with another shareholder and have received multiple copies of our proxy materials, you may write or call us at the address or phone number below to request delivery of a single copy of the proxy materials in the future. If you hold ordinary shares and prefer to receive separate copies of the proxy materials either now or in the future, please contact Broadridge at (866) 540-7095 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717.

Our 2020 Statutory Annual Report and Annual Report on Form 10-K for the fiscal year ended December 31, 2020, including audited financial statements, as filed with the SEC, is available to shareholders free of charge on our Investor Relations website at http://investors.nxp.com or by writing us at NXP Semiconductors N.V., High Tech Campus 60, 5656 AG, Eindhoven, The Netherlands, Attention: Secretary.

As of the date of this proxy statement, we are not aware of any other matters to be brought before the Annual General Meeting other than those referred to in this proxy statement. However, if any other matters are properly presented for action, in the absence of instructions to the contrary, it is the intention of the persons named in the accompanying proxy to vote in their discretion the ordinary shares represented by all properly executed proxies.

Appendix A

Reconciliation of Non-GAAP Measures (unaudited)

($ in millions)	Full-year 2020
Revenue	8,612
GAAP gross profit	4,235
PPA effects	(99)
Restructuring	(15)
Stock-based compensation	(45)
Merger-related costs	(1)
Other incidentals	(5)

Non-GAAP gross profit	4,400

GAAP Gross Margin	49.2%
Non-GAAP Gross Margin	51.1%
GAAP research and development	(1,725)
Restructuring	(39)
Stock-based compensation	(159)
Merger-related costs	(1)
Other incidentals	(6)

Non-GAAP research and development	(1,520)

GAAP selling, general and administrative	(879)
PPA effects	(7)
Restructuring	(24)
Stock-based compensation	(180)
Merger-related costs	(6)
Other incidentals	(8)

Non-GAAP selling, general and administrative	(654)

GAAP amortization of acquisition-related intangible assets	(1,327)
PPA effects	(1,327)

Non-GAAP amortization of acquisition-related intangible assets	—

GAAP other income (expense)	114
Other incidentals	112

Non-GAAP other income (expense)	2

GAAP operating income (loss)	418
PPA effects	(1,433)
Restructuring	(78)
Stock-based compensation	(384)
Merger-related costs	(8)
Other incidentals	93

Non-GAAP operating income (loss)	2,228

GAAP Operating Margin	4.9%
Non-GAAP Operating Margin	25.9%

Free Cash Flow (unaudited)
($ in millions)	Full-year 2020

Net cash provided by (used for) operating activities	2,482
Net capital expenditures on property, plant and equipment	(388)
Non-GAAP free cash flow	2,094
Non-GAAP free cash flow as a percent of Revenue	24%

A-1

Non-GAAP Financial Measures

In managing NXP’s business on a consolidated basis, management develops an annual operating plan, which is approved by our Board of Directors, using non-GAAP financial measures. In measuring performance against this plan, management considers the actual or potential impacts on these non-GAAP financial measures from actions taken to reduce costs with the goal of increasing our gross margin and operating margin and when assessing appropriate levels of research and development efforts. In addition, management relies upon these non-GAAP financial measures when making decisions about product spending, administrative budgets, and other operating expenses. We believe that these non-GAAP financial measures, when coupled with the GAAP results and the reconciliations to corresponding GAAP financial measures, provide a more complete understanding of the Company’s results of operations and the factors and trends affecting NXP’s business. We believe that they enable investors to perform additional comparisons of our operating results, to assess our liquidity and capital position and to analyze financial performance excluding the effect of expenses unrelated to operations, certain non-cash expenses and share-based compensation expense, which may obscure trends in NXP’s underlying performance. This information also enables investors to compare financial results between periods where certain items may vary independent of business performance, and allow for greater transparency with respect to key metrics used by management.

These non-GAAP financial measures are provided in addition to, and not as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. The presentation of these and other similar items in NXP’s non-GAAP financial results should not be interpreted as implying that these items are non-recurring, infrequent, or unusual.

The non-GAAP information excludes the amortization of acquisition related intangible assets, the purchase accounting effect on inventory and property, plant and equipment, merger related costs (including integration costs), certain items related to divestitures, share-based compensation expense, restructuring and asset impairment charges, non-cash interest expense on convertible notes, extinguishment of debt, and foreign exchange gains and losses.

A-2

NXP SEMICONDUCTORS N.V. HIGH TECH CAMPUS 60
5656 AG EINDHOVEN, THE NETHERLANDS
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D42885-P55023 KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY
NXP SEMICONDUCTORS N.V.
The Board of Directors recommends you vote FOR the following proposals:
1. Adoption of the 2020 Statutory Annual Accounts
2. Discharge of the members of the Board for their responsibilitiesinthefinancialyearendedDecember31,2020
3a. Re-appoint Kurt Sievers as executive director
3b. Re-appoint Sir Peter Bonfield as non-executive director 3c. Appoint Annette Clayton as non-executive director 3d. Appoint Anthony Foxx as non-executive director
3e. Re-appoint Kenneth A. Goldman as non-executive director 3f. Re-appoint Josef Kaeser as non-executive director
3g. Re-appoint Lena Olving as non-executive director 3h. Re-appoint Peter Smitham as non-executive director 3i. Re-appoint Julie Southern as non-executive director 3j. Re-appoint Jasmin Staiblin as non-executive director
For Against Abstain
For Against Abstain
3k. Re-appoint Gregory Summe as non-executive director 3l. Re-appoint Karl-Henrik Sundström as non-executive director
4. Authorization of the Board to issue ordinary shares of the Company and grant rights to acquire ordinary shares
5. Authorization of the Board to restrict or exclude pre-emption rights accruing in connection with an issue of shares or grant of rights
6. Authorization of the Board to repurchase ordinary shares
7. Authorization of the Board to cancel ordinary shares held or to be acquired by the Company
8. Approval of the amended remuneration of the non-executive members of the Board
9. Non-binding, advisory approval of the Named Executive Officers’ compensation
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.
Signature [PLEASE SIGN WITHIN BOX] Date
Signature (Joint Owners)
Date

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.
D42886-P55023
NXP Semiconductors N.V.
Annual General Meeting of Shareholders
May 26, 2021 2:00 PM CET
This proxy is solicited by the Board of Directors
The undersigned shareholder(s) hereby appoint(s) Jennifer Wuamett and Jean A. W. Schreurs, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of NXP Semiconductors N.V. that the shareholder(s) is/are entitled to vote at the Annual General Meeting of Shareholders to be held at 2:00 PM, Central European Time on May 26, 2021, virtually via live audio webcast accessible at investors.nxp.com, and any adjournment or postponement thereof.
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.
(Continued and to be signed on the other side)